  As filed with the Securities and Exchange Commission on April 26, 1999

                                                Registration No. 333-75171
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------
                           GREENMOUNTAIN.COM COMPANY
            (Exact name of Registrant as specified in its charter)

                                ---------------
         Delaware                    5961                       03-0360441
(State or other jurisdiction     (Primary Standard          (I.R.S. Employer
   of incorporation or        Industrial Classification   Identification Number)
      organization)                Code Number)

                            55 Green Mountain Drive
                        South Burlington, Vermont 05407
                                (802) 846-6100
              (Address, including zip code, and telephone number,
       including area code, or Registrant's principal executive offices)

                             PETER H. ZAMORE, ESQ.
                 Vice President, General Counsel and Secretary
                            55 Green Mountain Drive
                        South Burlington, Vermont 05407
                                (802) 846-6100
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


                                With copies to:
       JOHN T. McCAFFERTY, Esq.                   THOMAS A. COLL, Esq.
          TROY B. LEWIS, Esq.                    NANCY E. DENYES, Esq.
      Jones, Day, Reavis & Pogue                   Cooley Godward LLP
       2300 Trammell Crow Center            4365 Executive Drive, Suite 1100
           2001 Ross Avenue                   San Diego, California 92121
          Dallas, Texas 75201                        (619) 550-6000
            (214) 220-3939

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ---------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed.        +
+GreenMountain.com may not sell these securities until the registration        +
+statement filed with the Securities and Exchange Commission is effective.     +
+This prospectus is not an offer to sell these securities and it is not        +
+soliciting an offer to buy these securities in any jurisdiction where the     +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION--APRIL 26, 1999

PROSPECTUS
--------------------------------------------------------------------------------

                                       Shares


                            [GreenMountain.com logo]
                  ["Choose wisely. It's a small planet." logo]

                                  Common Stock
--------------------------------------------------------------------------------

GreenMountain.com Company is offering    shares of its common stock in an
initial public offering. Prior to this offering, there has been no public market for GreenMountain.com's common stock.

GreenMountain.com uses the Internet and other media to market "green" consumer products and has become the leading retailer of green electricity to residential customers in deregulated utility markets within the United States. GreenMountain.com's mission is to make Green Mountain the leading brand for environmentally friendly products.

It is anticipated that the public offering price will be between $ and $ per share. We have filed an application to include the shares of GreenMountain.com in the Nasdaq National Market under the symbol "GMTN."

                                                               Per Share Total
   Public offering price......................................  $        $

   Underwriting discounts and commissions.....................  $        $

   Proceeds, before expenses, to GreenMountain.com............  $        $

See "Risk Factors" on pages   to   for factors that should be considered before
investing in the shares of GreenMountain.com.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

The underwriters may, under certain circumstances, purchase up to    additional
shares from GreenMountain.com at the public offering price, less underwriting discounts and commissions. Delivery and payment for the shares will be on
     , 1999.

                             Prudential Securities

       , 1999

                     [Description of Front Cover Artwork]

   Cover Page

   Right: image of sun rings

   Bottom right: image of caterpillar

   Outside portion of gatefold

---------------------------

   Top left: image of cocoon hanging from leaf

   Right: image of sun rings

   Top center: text reading "greenmountain.com the power of g* commerce to help transform the environment"

   Middle: three overlapping screenprints from greenmountain.com web site ("Welcome to GreenMountain.com"; "Solar Power Challenge"; and "Green Mountain Energy" pages)

   Bottom right: greenmountain.com logo, with "Choose wisely. It's a small planet." logo

   Gatefold

--------
Left: image of planet earth with sun rings and flying butterfly, surrounded by following text:

   Left: image of planet earth with sun rings and flying butterfly, surrounded by following text:

   "Small sensitive planet seeks caring individuals"

   "Jupiter Communications estimates that the number of Web users in the United States will grow from 76.6 million at the end of 1998 to 131.2 million by the end of 2002. They also estimate that the value of goods and services purchased on the Internet in the United States will grow from $7.1 billion in 1998 to $41.1 billion in 2002."

   "Nearly half of American adults changed brands if the product, its packaging or manufacturing harmed the environment, according to a recent study by Environmental Research Associates"

   "76% of consumers in a 1997 Roper/Cone Poll would switch brands & retailers for products of equal value and price that were associated with a good cause"

   "Imagine a company where Internet commerce, basic consumer needs and the environment all intersect. A place that easily empowers ordinary people to make a real difference--one click at a time."

   Right: image of child holding planet earth, surrounded by following text:

   "Wouldn't it be great if what was purchased online helped create a brighter future for your kids & the planet?"

   "34% of parents changed their shopping behavior because of what they learned about the environment from their children, according to a national survey by INFOCUS Environmental"

   "GreenMountain.com seeks to become a new marketplace community where families, kids and others can help create a better world. The site will be a cool and quick destination that translates environmental awareness into action. Motivated to dramatically shape shopping habits, GreenMountain.com hopes to benefit consumers and the world we all live in."

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Prospectus Summary....................................................   4
Risk Factors..........................................................   9
Use of Proceeds.......................................................  16
Dividend Policy.......................................................  16
Capitalization........................................................  17
Dilution..............................................................  18
Selected Financial Information........................................  20
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations........................................................  21
Business..............................................................  28
Environmental Advisory Board..........................................  47
Management............................................................  48
Certain Transactions..................................................  60
Principal Stockholders................................................  64
Description of Capital Stock..........................................  68
Shares Eligible for Future Sale.......................................  71
Underwriting..........................................................  72
Legal Matters.........................................................  73
Experts...............................................................  73
Additional Information................................................  74
Index to Financial Statements......................................... F-1

--------------------------------------------------------------------------------

   The terms "GreenMountain.com," "we," "our" and "us" refer to
GreenMountain.com Company and its predecessor, Green Mountain Energy Resources L.L.C., unless the context suggests otherwise. The term "you" refers to a prospective investor.

   Unless otherwise indicated, all information in this prospectus reflects our conversion from a limited liability company to a corporation, which will occur prior to the closing of this offering, and the related exchange of each common unit of the limited liability company for 2.5 shares of common stock of the corporation. See "Certain Transactions--Reorganization Transaction."

   Our Web address is www.greenmountain.com. The information on our Web site is not part of this prospectus.

   We have applied for registration of the following marks used in this prospectus: Choose wisely. It's a small planet.SM, EcoSmartSM, Enviro BlendSM, g*commerceSM, GreenMountain.comSM, Green Mountain EnergySM, Green Mountain Energy ResourcesSM, Green Mountain SolarSM, Nature's ChoiceSM, 100% Renewable Power 2.0SM, Wind for the FutureSM and Wind for the Future 2.0SM. All other trademarks, trade names or service marks appearing in this prospectus belong to their respective holders.

--------------------------------------------------------------------------------

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements based largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the caption "Risk Factors." In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

--------------------------------------------------------------------------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in GreenMountain.com. Investors should read the entire prospectus carefully.

                               GreenMountain.com

   GreenMountain.com uses the Internet and other media to market green consumer products and has become the leading retailer of green electricity to residential customers in deregulated utility markets within the United States. Our Web site--www.greenmountain.com--will use the rich interactive resources of the Internet to make it easy and appealing for people to use everyday purchases as agents of change for a cleaner and healthier environment. Our mission is to make Green Mountain the leading brand for green products.

   "Environmentally friendly" or "green" products are those products that have a less harmful effect on the environment than other products having a similar use. We believe that there is growing concern about the environment among consumers today and that there is an excellent opportunity to build a strong environmental brand presence. Consumers today are more environmentally aware than typical consumers 20 years ago, and surveys consistently show increasing majorities of the public support renewable energy over other energy alternatives. We believe that, if offered a convenient, cost-effective choice, a large market of consumers will purchase a product that is environmentally friendly over one that is not.

   Deregulation of the $200 billion electric utility industry--the largest source of industrial air pollution in the United States--is providing environmentally conscious consumers with a choice of electricity supplier and generation source. Four states have implemented competition on a statewide basis, 14 states have taken formal action to deregulate, and we expect that a total of 29 states will have implemented electricity deregulation by the end of 2003. We are currently offering green electricity products--electricity produced from renewable and other environmentally preferable generation sources--in Pennsylvania and California, and we expect to offer environmentally friendly electricity products in each other deregulated electricity market in which we can compete effectively.

   The Internet is emerging as the most significant global communications medium, enabling millions of people to share information and conduct business electronically. We believe that online retailers are able to communicate more efficiently and effectively with more customers than traditional retailers. Jupiter Communications estimates that the number of Web users in the United States will grow from 76.6 million at the end of 1998 to 131.2 million by the end of 2002 and that the value of goods and services purchased on the Internet in the United States will grow from $7.1 billion in 1998 to $41.1 billion in 2002. We believe that by becoming the dominant Internet destination site for people who care about the environment, we can capitalize on this opportunity to make Green Mountain the leading brand for green products.

   We believe in the interaction of education and free markets. Informed consumers can use the power of their market decisions as forces for positive environmental change. We refer to this concept as "g*commerce." We intend to use the broad reach of the Internet to aggregate the g*commerce impact of a large online community. We believe that the power of this community to effect environmental change will be significant.

   We are the first and only company to offer environmentally friendly electricity products primarily to residential customers in the deregulated electric utility markets of both California and Pennsylvania and one of the first companies to offer green electricity products over the Internet. We intend to take advantage of this first mover momentum to offer a wide variety of green products over the Internet and to position Green Mountain as the best known and most trusted environmental brand.

                                                                  Choose wisely.

   We have only a limited operating history upon which you can evaluate our business and prospects. For the year ended December 31, 1998, we generated revenues of $1.5 million and incurred net losses of $46.0 million and for the first quarter of 1999, we generated revenues of $4.1 million and incurred net losses of $19.8 million. We expect to incur net losses in subsequent fiscal periods. Because we expect to continue to incur significant market development expenses, we will need to generate significant revenues to achieve profitability in the future.

   Our Web address is www.greenmountain.com. Our principal executive offices are at 55 Green Mountain Drive, South Burlington, Vermont 05407. Our telephone number is 802.846.6100. The information on our Web site is not part of this prospectus.

                             Our Business Strategy

   To fulfill our mission, we have developed a strategy consisting of the following key elements:

  .Position Green Mountain as the most trusted and best known environmental brand;

  .Offer convenience and selection to purchasers of green products;

  .Develop and maintain our Web site as a state-of-the-art, interactive commerce platform that makes purchasing our green products easy and appealing; and

  .Develop and maintain an online community that fosters and supports g*commerce.

                         The GreenMountain.com Web Site

   Our Web site is being developed to provide consumers with easy access to a broad selection of green products and in-depth, educational environmental content through a real-time interactive medium. Our focus is on providing content with environmental appeal to people of all ages, such as news articles, product research information, corporate environmental value added reports and environment-related tools, games and quizzes. Our approach is to aggregate content from multiple sources and integrate it with our own editorial content to increase its usefulness and the convenience, relevance and enjoyment of consumers' visits to our Web site, thereby promoting increased traffic and sales of our green products.

                              Our Management Team

   Our management team is led by Sam Wyly, our Chairman. Mr. Wyly, a Dallas, Texas-based entrepreneur, has created and managed several public and private companies. He co-founded Sterling Software, a New York Stock Exchange-listed supplier of software products and services, in 1981 and currently serves as its Chairman. He also serves as Chairman of the Executive Committee of Sterling Commerce, a leading provider of business-to-business electronic commerce software and network services that was spun off by Sterling Software in 1996. Since August 1997, entities controlled by the Wyly family have invested more than $70 million in our company.

   Our managers have substantial expertise in brand development and marketing, as well as Internet-related technologies. In addition, we have established strategic relationships with leading marketing and technology companies to help us accomplish our mission.

It's a small planet.(SM)

                          Our Environmental Commitment

   We stake our reputation on the environmental soundness of our green products. We view our environmental integrity as one of our most important assets.

   We believe strongly in our g*commerce vision. We intend to closely monitor our effect on the environment and consider it an essential measure of our success. We have established the management position of Chief Environmental Officer, and a committee of our board of directors will be responsible for reviewing our adherence to our environmental principles.

                                                                  Choose wisely.

                                  The Offering

Shares offered by
 GreenMountain.com.................       shares

Total shares outstanding after this
 offering..........................       shares (1)

Use of proceeds....................  To provide working capital for brand development and marketing, product
                                     development, enhancements to our Web site
                                     and technology systems, expansion of our
                                     green electricity business into new
                                     deregulated markets, environmental
                                     programs, potential strategic acquisitions
                                     and investments, repayment of any debt and
                                     other general corporate purposes

Proposed Nasdaq National Market
 symbol............................  GMTN

--------

(1)Does not include up to    shares that the underwriters may purchase if they
   exercise their over-allotment option and does not include 4,999,282 shares of common stock issuable upon exercise of options and warrants outstanding as of March 31, 1999 (assuming our conversion from a limited liability company to a corporation had occurred as of that date).

                                  Risk Factors

   You should consider the risk factors before investing in GreenMountain.com's common stock and the impact from various events which could adversely affect its business. See "Risk Factors."

It's a small planet.(SM)

                             Summary Financial Data

   The following table summarizes our statements of operations for the period from February 26, 1997 (inception) to December 31, 1997, for the year ended December 31, 1998 and for the three-month periods ended March 31, 1998 and 1999 and our balance sheet as of March 31, 1999. See our financial statements and the notes to those statements included elsewhere in this prospectus.

                                                                Three Months
                                                              Ended March 31,
                                                              -----------------
                          February 26, 1997
                           (Inception) to      Year Ended
                          December 31, 1997 December 31, 1998  1998      1999
                          ----------------- ----------------- -------  --------
                                                                (Unaudited)

                                   (In thousands, except share data)
Statement of Operations
 Data:
Revenues................      $    --           $  1,531      $    --  $  4,150
Cost of sales...........           --              1,098           --     3,096
Total operating
 expenses...............        13,905            46,465        6,731    21,080
Operating loss..........       (13,905)          (46,032)      (6,731)  (20,026)
Net loss................       (13,862)          (46,039)      (6,707)  (19,811)
                              ========          ========      =======  ========
Basic loss per common
 share (1)..............      $ (26.17)         $  (7.27)     $ (4.72) $  (1.06)
                              ========          ========      =======  ========
Diluted loss per common
 share (1)..............      $ (26.17)         $  (7.27)     $ (4.72) $  (1.02)
                              ========          ========      =======  ========
Basic weighted average
 common shares
 outstanding (1)........           530             6,329        1,420    18,606
                              ========          ========      =======  ========
Diluted weighted average
 common shares
 outstanding (1)........           530             6,329        1,420    19,403
                              ========          ========      =======  ========

                                                          At March 31, 1999
                                                     ---------------------------
                                                     Actual  As Adjusted (2)
                                                     ------- ---------------
                                                           (Unaudited)

                                                         (In thousands)
Balance Sheet Data:
Cash................................................ $20,476     $
Restricted cash.....................................   2,513
Total assets........................................  29,733
Total liabilities...................................  12,313
Stockholders' equity................................  17,421

--------
(1)Reflects our conversion from a limited liability company to a corporation, which will occur prior to the closing of this offering, as if that conversion had occurred at the beginning of each period indicated.

(2)As adjusted to reflect the sale of the   shares of common stock offered in
   this offering at an assumed initial public offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses, as if this offering had been completed as of March 31, 1999. See "Use of Proceeds" and "Capitalization."

                                                                  Choose wisely.

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the following risk factors, in addition to the other information in this prospectus, before purchasing shares of GreenMountain.com common stock. Each of these risk factors could adversely affect our business, operating results and financial condition and the price of our common stock.

   RISKS RELATED TO ESTABLISHMENT OF OUR BUSINESS

   Our Business Plan Is Unproven. Our business plan is novel and without established precedent. It relies on three broad trends:

  .The willingness of consumers to use economic decisions to address environmental concerns;

  .Increasing use of the Internet for commerce transactions; and

  .The movement from government controls to free market competition in the electric utility industry.

   Our success will depend upon the continuation of these trends. Our success also depends on our ability to implement the primary components of our business strategy. To date, our business has consisted of the sale of green electricity products in Pennsylvania and California, with only a small portion of revenues derived from sales made over the Internet. To be successful, we must:

  .Increase awareness of the Green Mountain brand;

  .Aggregate a broad selection of green products;

  .Redesign our Web site to accommodate and support expanded product offerings; and

  .Create an online community of people with shared concerns about the environment.

   Our success is also dependent on a number of other factors, including:

  .Our ability to attract and retain satisfied customers;

  .Interest of consumers in environmentally friendly products;

  .The timing and form of deregulation of the electric utility industry;

  .Our ability to secure competitively priced supply from environmentally preferable sources;

  .New competitors and new products introduced by our competitors; and

  .A high level of Internet usage.

   The novel interaction of these features presents a high degree of risk. Many of the factors upon which our success depends are outside our control. We cannot assure you that we will be successful or that your investment in our stock will be profitable.

   We Have A Very Limited Operating History. We commenced active operations in August 1997 as a retail marketer of green electricity products and accelerated a substantial expansion of our business strategy in late 1998. We have a limited operating history upon which an evaluation of our company, our current business and our prospects can be based. Our business model is evolving and is particularly reliant on expanded Internet sales. An investor in our common stock must consider the risks, expenses and difficulties frequently encountered by early stage companies, companies that are in the midst of significant business changes and companies that are in new and rapidly evolving markets, such as the retail marketing of electricity and online commerce. We cannot assure you that our business strategy will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Our Strategy."

It's a small planet.(SM)

   We Have Incurred Losses And We Anticipate Losses Will Continue. We have recorded a substantial net loss for each fiscal period since our inception and expect to continue to incur substantial net losses for the foreseeable future. We incurred net losses of approximately $46.0 million in 1998 and approximately $19.8 million in the first quarter of 1999. In connection with the implementation of our expanded business strategy and the growth of our business, we expect our cost of sales and operating expenses to increase significantly, especially in the areas of sales, marketing and brand promotion. We will, therefore, need to generate significant revenues to achieve profitability. We may never achieve profitability. Even if we do, we may be unable to sustain or increase profitability in the future. See "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   We Must Position The Green Mountain Brand And Maintain Our Reputation. In order to succeed, we believe we must position the Green Mountain name as the leading environmental brand and maintain our reputation as an environmentally oriented company, particularly in the Internet market and in the deregulated electricity market within the United States. Promoting and positioning the brand will depend largely on the success of our marketing efforts and our ability to provide high quality products and customer service. We cannot assure you that we will be successful in this regard. Building the Green Mountain brand will require substantial expenditures. We cannot assure you that our brand promotion activities will result in increased revenues or that any such revenues will offset these expenditures. State regulators and environmental and consumer groups scrutinize claims regarding the environmental benefits of products and from time to time challenge the environmental benefits of products that claim to be green. We cannot assure you that these challenges will not adversely affect our reputation. See "Business--Our Strategy."

   We Must Broaden Our Product Offerings. Our revenues have been based solely on green electricity sales in Pennsylvania and California. We must broaden substantially the array of green products that we offer without geographic limitation. We cannot assure you that we will be able to do so. Our experience in purchasing and marketing green electricity may not be effective in purchasing and marketing other green products. Moreover, the commercial availability of certain products that we hope to offer (such as fuel cells for homes, offices and cars) is dependent on technological advances. We cannot assure you when or even that such advances will occur, that we will be able to develop profitably a sufficient selection of green products or that any of our products will achieve market acceptance. See "Business--Our Strategy."

   We Must Develop Our Web Site And Implement Ongoing Improvements To Our Web Site In The Face Of Rapid Technological Change. Our success will depend on our ability to design, develop and maintain a state-of-the-art Web site. The development of Web sites entails significant technical and business risks and requires substantial expenditures and lead time. We depend on Strategic Interactive Group, a specialized Web site developer, for the upgrade of our Web site. If Strategic Interactive Group does not meet our expectations, we would have to retain another Web site developer and the upgrade of our Web site could be delayed. We cannot assure you that our new Web site will be launched by October 1, 1999 or that it will be successful when launched. We also cannot assure you that we will be able to implement the ongoing improvements that we believe are required for the continued success of a Web site, or that we will in fact attract customers. To date, we have generated only a small portion of our revenue from our Web site.

   The online commerce industry is characterized by:

  .Rapid technological changes;

  .Frequent emergence of new industry standards and practices; and

  .Continual changes in user and customer requirements and preferences.

Failure to adapt to the evolving technologies, industry standards and user requirements and preferences on an ongoing basis could have a material adverse effect on our business. We cannot assure you that we will be successful in this regard. See "Business--Our Strategy."

                                                                  Choose wisely.

   We Must Develop And Maintain Strategic Web Site Relationships. We believe that in order to attract significant traffic to our Web site we will need to establish and maintain relationships with Internet portals and high-traffic Web sites that will carry links to our new Web site and with content providers that will provide our Web site with content that appeals to consumers who are concerned about the environment. Intense competition exists for these types of relationships and we likely will have to pay significant fees to establish and maintain these relationships. We cannot assure you that we will be able to enter into or maintain appropriate relationships.

   We Face Risks Related To The Deregulation Process. We believe that utility deregulation in the United States will continue on a state-by-state basis. To date, however, only four states have adopted state-wide deregulation. Moreover, deregulation is a political process and its continuation, as well as the timing and form of deregulation in any particular state, cannot be predicted with any certainty. Specific features of deregulation programs vary significantly from state to state. Our ability to enter and compete successfully in any particular deregulated market will depend on the specific features of that market's deregulation program. For example, the Pennsylvania program has afforded us greater opportunity than the California program. We cannot assure you that deregulation will continue or that the deregulation program implemented in any particular state in the future will allow effective competition. If it does, we may face additional competition and we cannot assure you that we will be able to compete successfully in any state. We may incur significant expenses in connection with our lobbying efforts in various states. See "Business--The Opportunity--Deregulation is Empowering Consumers to Change the Way Electricity is Made."

   OTHER RISKS RELATED TO OUR BUSINESS GENERALLY

   Our Operating Results May Fluctuate Significantly. Our operating results may fluctuate significantly from quarter-to-quarter and year-to-year. Our limited operating history, in combination with substantial expansion of our business strategy, also makes the prediction of future results of operations impossible. We believe that period-to-period comparisons of our operating results are not meaningful and that the results for any particular period should not be relied upon as an indication of future performance.

   Our revenues and operating results may vary significantly from quarter-to-quarter or year-to-year due to a number of factors, including factors discussed under other captions under "Risk Factors."

   Our limited operating history, together with our expanded business strategy, also makes it difficult to fully assess the impact of seasonal factors on our business. However, we expect to experience seasonality in our business, reflecting a combination of seasonal fluctuations in Internet usage, seasonal fluctuations of electricity usage and traditional retail seasonality patterns. With respect to our existing retail electricity business, higher than average use of electricity is expected in the summer and winter months for Pennsylvania and California.

   Fluctuations in operating results may result in volatility of the price of our common stock in the public market. It is likely that, from time to time in the future, our operating results will be below the expectations of public market analysts and investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   We Face Intense Competition. Both the deregulated electricity and online commerce markets are new, rapidly evolving and highly competitive. We face intense competition, and many of our competitors and potential competitors have:

  .Longer operating histories;

  .Greater name recognition;

  .Larger customer bases; and

  .Greater financial and other resources.

   Competitors may enter the online commerce market easily and at relatively little cost. In addition, our competitors, and competitors offering non-green products in particular, may be able to devote significantly

It's a small planet.(SM)
greater resources than we can to the development and marketing of products. They may also be able to offer better prices to our potential customers and make more attractive offers to our potential strategic partners. We also anticipate competition from other retailers attempting to aggregate a broad selection of green products. See "Business--Our Competitive Position."

   We Depend On Outside Service Providers. We rely on third-party service providers for certain key functions, including:

  .Web site development;

  .Mass media advertising;

  .Direct mail marketing;

  .Inbound and outbound telephone marketing;

  .Billing and customer care; and

  .Various information technology functions.

Any interruption in these third-party services, or a deterioration in their service, could be disruptive to our business. Many of the agreements with our third-party service providers are terminable upon short notice. If any of these arrangements is terminated, we cannot assure you that we will be able to find an alternative provider on a timely basis or on similar terms. In addition, changes in providers may result in increased administrative costs. See "Business--Marketing, Sales and Customer Service."

   We Are Dependent On Third Parties To Supply The Electricity Products We Sell. We do not generate electricity. For electricity supply to serve the requirements of our green electricity customers, we currently rely on short-term requirement contracts with wholesale electricity suppliers. Under these contracts, suppliers provide electricity for a period (usually one year) that matches the aggregate customer requirements that are assigned to them. Under some of these contracts, the supplier can discontinue the assignment of additional customers upon 90 days' notice. The wholesale price is fixed or based upon a fixed price spread for the term of the contracts. We attempt to reduce our risk related to fluctuations in commodity prices and customer usage by using these contracts, but cannot assure you that price fluctuations will not adversely affect our business. In addition, we may be unable to obtain supply contracts for our future needs or to extend or replace our existing supply contracts, and we cannot assure you that any future supply contracts will reduce risk relating to price and customer usage to a similar extent. Moreover, specific features of a deregulation program in any particular state may affect our access to and the cost of supply arrangements for that state. See "Business--Our Green Electricity Products."

   We Depend Upon Public Environmental Consciousness. Our success will depend upon the continued development of public concern about environmental issues. While we believe that such concern is rooted in improvements to education and the wider dissemination of environmental information in recent years, we cannot assure you that these trends will continue or that the current levels of environmental consciousness will be sustained.

   We Must Manage Potential Rapid Growth. We have rapidly and significantly expanded our operations, and future expansion will be required in order for us to realize our business objectives. We expect that future growth will place a significant strain on our managerial, operational and financial resources. We must manage our growth through appropriate systems and controls in each of these areas. We must also expand, train and manage our workforce. There is intense competition for personnel in the areas of our activities, and there can be no assurance that we will be able to continue to attract and retain personnel with the qualifications necessary for the development of our business.

   We Must Integrate And Retain Senior Management. Our success will depend on our ability to grow, integrate and retain an able management team. We recently hired a new Chief Executive Officer, President and

                                                                  Choose wisely.

Chief Financial Officer. We cannot assure you that we will successfully integrate new arrivals with our existing staff or that we will retain the services of key personnel.

   We Must Protect Our Intellectual Property. We rely on a combination of trademark and copyright law, trade secret protection, confidentiality and license agreements with our employees, strategic partners and others to protect our rights to our intellectual property. We have filed applications to register some of our service marks in the United States. Effective trademark, copyright and trade secret protection may not be available in every country in which we intend ultimately to offer our products. Despite our efforts, we cannot assure you that our rights will be enforceable even if registered, and we may be unable to deter misappropriation of our intellectual property. Misappropriation could have a material adverse effect on our brand and our business. See "Business--The Protection of Our Intellectual Property."

   We Could Face Claims Of Our Infringement On The Intellectual Property Rights Of Others. Other parties may assert infringement claims against us or claims that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them directly or through the use of technology that we license from others. Defense against claims or the inability to obtain or maintain the use of licenses or other technology could adversely affect our business.

   We Face Year 2000 Risks. On January 1, 2000, many currently installed computer systems and software products could fail or malfunction because they may not be able to distinguish between 20th century dates and 21st century dates. We are subject to external Year 2000-related failures or disruptions that might generally affect industry and commerce, such as failures by energy generation or utility distribution companies and related service interruptions. These failures or disruptions are especially critical to us as a seller of retail electricity products. Notwithstanding our Year 2000 efforts, the failure of our systems or those of any of our information technology service providers, outsourcing partners or suppliers, or the failure of the Internet generally, to be Year 2000 ready could harm the operation of our systems or have unforeseen, material adverse consequences to us. These consequences could include power supply interruptions to our customers or the inability to bill our customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure."

   RISKS RELATED TO THE INTERNET AND ONLINE COMMERCE ASPECTS OF OUR BUSINESS

   Dependence On Continued Growth Of Online Commerce. Our future success is dependent upon continued growth in the use of the Internet and in the acceptance and volume of commerce transactions on the Internet. We cannot assure you that the number of Internet users will continue to grow or that commerce over the Internet will become more widespread. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including:

  .Lack of acceptable security technologies;

  .Lack of access and ease of use;

  .Congestion of traffic;

  .Inconsistent quality of service and lack of availability of cost-effective, high-speed service;

  .Potentially inadequate development of the necessary infrastructure;

  .Governmental regulation; and

  .Uncertainty regarding intellectual property ownership.

   We cannot assure you that the Internet will support increasing use or will prove to be a viable commercial marketplace.

It's a small planet.(SM)

   We May Not Be Able To Acquire Or Maintain An Effective Web Address. We currently hold the domain name "greenmountain.com," as well as various other related names. We may not be able to prevent third parties from acquiring Web addresses that are similar to ours. Domain names generally are regulated by Internet regulatory bodies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. As a result, we may not acquire or maintain the "greenmountain.com" domain name in all of the countries in which we may conduct business in the future. Furthermore, the relationship between regulations governing such addresses and laws protecting trademarks is not clear.

   Our Technology Systems May Fail Or Perform Inadequately. Our success will depend on the efficient and uninterrupted operation of our Web-related technology systems that are required to accommodate a high volume of traffic. We cannot assure you that our Web site infrastructure will be able to accommodate the volume of traffic that could develop or that upgrade requirements will not have an adverse impact on our business. Although we intend to implement security measures, our systems will be vulnerable to physical damage or interruption. We do not intend to have redundant systems and have not adopted a formal disaster recovery plan. In addition, our business interruption insurance may not compensate us for all losses that could occur as a result of system failures.

   Security Concerns Could Hinder Online Commerce. Concern about the transmission of confidential information over the Internet has been a significant barrier to online commerce over the Internet. We cannot assure you that consumers will not significantly limit their use of the Internet to purchase products because of security concerns. In addition, we may be required to make significant expenditures to protect against the threat of security breaches or to alleviate problems caused by such breaches.

   We Face Potential Liability For Information Displayed On Our Web Site. We may be subject to claims for defamation, libel, copyright or trademark infringement or based on other theories relating to information published on our Web site. We could also be subject to claims based upon the content that is accessible from our Web site through links to other Web sites.

   We Face Potential Liability For Products Sold Through Our Web Site. We will sell products produced by others under the Green Mountain brand. We also plan to enter into relationships with others to make their green products available on our Web site. These sales and relationships may subject us to liabilities, including consumer product liabilities. While we intend to require our suppliers and other parties in these relationships to indemnify us against those types of liabilities, available indemnification may not be adequate. We currently have product liability insurance coverage in the amount of $35 million, with a $200,000 deductible, covering sales of electricity. Our liability insurance, including any additional product liability insurance that we obtain to cover sales of other products, may not adequately protect us against these types of liabilities.

   Government Regulation Of The Internet And Online Commerce Is Still Developing. Certain existing laws or regulations specifically regulate communications or commerce on the Internet. Further, laws and regulations that address issues such as user privacy, pricing, content, taxation and the characteristics and quality of online products and services are under consideration by federal, state, local and foreign governments and agencies. New laws or regulations relating to the Internet, or new applications or interpretations of existing laws, could adversely affect our business.

   RISKS RELATED TO THIS OFFERING

   Certain Of Our Existing Stockholders Will Exercise Significant Control. Our directors and officers and their affiliates will, in the aggregate, beneficially own approximately % of the outstanding shares of GreenMountain.com common stock upon the closing of this offering ( % if the underwriters exercise their over-allotment option in full). As a result, these stockholders will have a significant influence on all matters requiring stockholder approval, including the election of directors. This concentration of ownership could delay or prevent another person from acquiring control or causing a change in control of GreenMountain.com, which may affect your ability to resell your shares at a favorable price. See "Principal Stockholders."

                                                                  Choose wisely.

   Our Shares Have Never Been Publicly Traded. Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the trading market following this offering. See "Underwriting."

   Our Stock Price Is Likely To Be Volatile. The trading price of our common stock is likely to be volatile. The stock market has experienced significant price and volume fluctuations, and the market prices of technology company stocks, particularly those of Internet-related companies, have been highly volatile. As a result, you may not be able to resell your shares at a price equal to or greater than the initial public offering price. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the issuing company, resulting in substantial costs and a diversion of management's attention. See "Underwriting."

   Shares Eligible For Future Sale By Our Existing Stockholders May Adversely Affect Our Stock Price. The market price of our common stock could drop due to the sales of a large number of shares of our common stock or the perception
that such sales could occur. After this offering,    shares of common stock
will be outstanding ( shares if the underwriters exercise their over-allotment option in full), assuming the exchange of each common unit of the limited liability company outstanding as of the date of this prospectus for shares of common stock in connection with our conversion from a limited liability company
to a corporation. Of these shares, the   shares sold in this offering (  shares
if the underwriters exercise their over-allotment option in full) will be freely tradeable without restrictions under the Securities Act of 1933, except for any shares purchased by our "affiliates" (as defined in Rule 144 under the Securities Act). Our officers, directors and certain stockholders have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Prudential Securities, on behalf of the underwriters. Also, Prudential Securities may, at any time and without notice, waive the terms of these lock-up agreements. Upon expiration of this lock-up period, the shares owned by these persons prior to completion of this offering may be sold into the public market without registration under the Securities Act in compliance with the volume limitations and other restrictions of Rule 144 under the Securities Act. After the date of this prospectus, we intend to file a registration statement under the Securities Act to register all shares of common stock issuable upon the exercise of outstanding stock options and reserved for issuance under our 1999 Stock Option Plan. This registration statement is expected to become effective immediately upon filing, and subject to the vesting requirements and exercise of the related options (as well as the terms of the lock-up agreements), shares covered by this registration statement will be eligible for sale in the public markets. See "Shares Eligible for Future Sale."

   Investors Will Experience Immediate And Substantial Dilution And May Experience Further Dilution. The initial public offering price of the common stock in this offering will be substantially higher than the net tangible book value per share of the common stock immediately after this offering. Therefore, if you purchase shares of common stock in this offering, you will incur
immediate and substantial dilution of $   per share (assuming an initial public
offering price of $   per share) in the net tangible book value per share of
common stock from the price you paid. The exercise prices of most of our outstanding options are significantly below the anticipated initial public offering price. To the extent these options are exercised, you will experience further dilution. See "Dilution."

   Our Management Will Have Broad Discretion In Use Of Proceeds. Our management will have broad discretion in how we use the net proceeds of this offering. Investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering. See "Use of Proceeds."

   There Exist Certain Anti-Takeover Provisions. Provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock."

It's a small planet.(SM)

                                USE OF PROCEEDS

   We estimate that the net proceeds to GreenMountain.com from the sale of the
common stock in this offering, assuming a public offering price of $   per
share, will be $   ($   if the underwriters exercise their over-allotment
option in full), after deducting underwriting discounts and commissions and estimated offering expenses.

   The principal purposes of this offering are to provide working capital for brand development and marketing, product development, enhancements to our Web site and technology systems, expansion of our green electricity business into new deregulated markets, environmental programs and other general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in strategic businesses, technologies, services or products; however, we currently have no commitments or agreements in this regard. In addition, if prior to the closing of this offering we have obtained advances from Green Funding I, L.L.C., an investment vehicle managed by the Wyly family, in order to permit us to meet our working capital requirements, we will use a portion of net proceeds to repay such advances in full. See "Certain Transactions--Subsequent Transactions--Working Capital Funding Commitment."

   As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds to be received upon the closing of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds. See "Risk Factors--Risks Related to this Offering--Our Management Will Have Broad Discretion in Use of Proceeds."

   Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities or guaranteed obligations of the U.S. Government.

                                DIVIDEND POLICY

   We have not declared or paid any cash dividends on our common stock, and we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. We intend to retain any future earnings for use in the operation of our business.

                                                                  Choose wisely.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 1999. Our capitalization is presented:

  .on an actual basis, but reflecting our conversion from a limited liability company to a corporation, which will occur prior to the closing of this offering, as if that conversion had occurred as of March 31, 1999; and


  .as adjusted to reflect the sale of the    shares of common stock offered
   in this offering at an assumed initial public offering price of $ per share, after deducting the underwriting discounts and commissions and estimated offering expenses, as if this offering had been completed as of March 31, 1999. See "Use of Proceeds."

   You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements included elsewhere in this prospectus.

                                                          At March 31, 1999
                                                       ------------------------
                                                       Actual   As Adjusted
                                                       -------  -----------
                                                         (In thousands)
Cash.................................................. $20,476      $
                                                       =======      ===
Long-term obligations................................. $   --       $
Stockholders' equity:
 Common stock, $.01 par value, 150,000,000 shares
  authorized; 15,000,000 shares issued (actual);
  21,288,750 shares issued (as adjusted)(1)...........     213
 Additional paid-in capital........................... 104,312
 Notes receivable.....................................  (5,108)
 Deferred compensation................................  (1,636)
 Accumulated deficit.................................. (79,713)
 Treasury stock.......................................    (647)
                                                       -------      ---
 Total stockholders' equity...........................  17,421
                                                       -------      ---
 Total capitalization................................. $17,421      $
                                                       =======      ===

--------

(1)Excludes 4,999,282 shares issuable upon exercise of options and warrants outstanding as of March 31, 1999 (assuming our conversion from a limited liability company to a corporation had occurred as of that date).

It's a small planet.(SM)

                                    DILUTION

   Purchasers of the common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price. Net tangible book value represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding.

  .At March 31, 1999, our net tangible book value was $(16,194,862) or $(0.76) per share on an actual basis (but reflecting our conversion from a limited liability company to a corporation, which will occur prior to the closing of this offering, as if that conversion had occurred as of March 31, 1999).

  .After giving effect to the sale of the    shares of common stock offered
   in this offering at an assumed initial public offering price of $ per share and after deducting the underwriting discounts and commissions and estimated offering expenses, as if this offering had been completed as of March 31, 1999, our pro forma net tangible book value on March 31, 1999 would have been $ or $ per share.

   This represents an immediate increase in the net tangible book value of approximately $ per share to our existing stockholders and an immediate and substantial dilution of $ per share to new investors purchasing common stock in this offering. The following table illustrates this per-share dilution:

     Assumed initial public offering price...........................      $
      Pro forma net tangible book value as of March 31, 1999......... $
      Increase attributable to new investors.........................
     Net tangible book value after this offering.....................
                                                                           ----
     Dilution to new investors.......................................      $
                                                                           ====

   The following table summarizes, on a pro forma basis, as of March 31, 1999 (assuming our conversion from a limited liability company to a corporation had occurred as of that date), the differences between the number of shares purchased from GreenMountain.com, the total consideration paid and the average price paid per share assuming an initial public offering price of $ (before the deduction of underwriting discounts and commissions and estimated offering expenses).

                         Shares Purchased      Total Consideration      Average
                         -------------------   ---------------------   Price per
                         Number    Percent      Amount     Percent       Share
                         -------   ---------   ---------  ----------   ---------
Existing stockholders...                     %                       %   $
New investors...........
                          -------   ---------   ---------  ----------
    Total...............                100.0%  $               100.0%
                          =======   =========   =========  ==========

   The discussion and table above assumes no exercise of any stock options or warrants outstanding as of March 31, 1999. As of March 31, 1999, there were outstanding options and warrants exercisable to purchase shares of common stock (assuming our conversion from a limited liability company to a corporation had occurred as of that date) as follows:

                Number of Shares
                Purchasable Under
            Stock Options or Warrants                           Exercise Price
            -------------------------                           --------------
                        9,922                                       $90.70
                       34,958                                       $90.48
                       39,902                                       $90.24
                    4,029,500                                       $ 4.00
                      885,000                                       $ 8.00

                                                                  Choose wisely.

To the extent any of the options having an exercise price lower than the initial public offering price are exercised, there will be further dilution to new investors. See "Risk Factors--Risks Related to This Offering--Investors Will Experience Immediate and Substantial Dilution and May Experience Further Dilution."

It's a small planet.(SM)

                         SELECTED FINANCIAL INFORMATION

   The following selected financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements included elsewhere in this prospectus. The statement of operations data for the period from February 26, 1997 (inception) through December 31, 1997, for the year ended December 31, 1998 and for the three-month periods ended March 31, 1998 and 1999, and the balance sheet data at December 31, 1997 and 1998 and March 31, 1999, are derived from our financial statements included elsewhere in this prospectus. The statement of operations per share data reflect our conversion from a limited liability company to a corporation, which will occur prior to the closing of this offering, as if that conversion had occurred as of the beginning of the period indicated. See "Certain Transactions-- Reorganization Transaction." The historical results presented here are not necessarily indicative of future results.

                                                             Three Months Ended
                         February 26, 1997                        March 31,
                          (Inception) to      Year Ended     --------------------
                         December 31, 1997 December 31, 1998  1998       1999
                         ----------------- ----------------- -------  -----------
                                                                 (Unaudited)
                                    (In thousands, except share data)
 Statement of Operations
 Data:
 Revenues...............     $    --           $  1,531      $    --   $  4,150
 Cost of sales..........          --              1,098           --      3,096
 Operating Expenses:
 Customer and regional
  operations............          982             4,834          652      2,270
 Sales and marketing....        4,337            33,010        4,065     13,496
 General and
  administrative........        1,742             4,226        1,012      3,928
 Technology and
  development...........        2,048             2,918          833      1,147
 Depreciation and
  amortization..........           90               768          169        239
 Development and
  transaction costs.....        4,706               709           --         --
                             --------          --------      -------   --------
  Total operating
   expenses.............       13,905            46,465        6,731     21,080
                             --------          --------      -------   --------
 Operating loss.........      (13,905)          (46,032)      (6,731)   (20,026)
 Interest income
  (expense), net........           43                (7)          24        215
                             --------          --------      -------   --------
 Net loss...............     $(13,862)         $(46,039)     $(6,707)  $(19,811)
                             ========          ========      =======   ========
 Basic loss per common
  share.................     $ (26.17)         $  (7.27)     $ (4.72)  $  (1.06)
                             ========          ========      =======   ========
 Diluted loss per common
  share.................     $ (26.17)         $  (7.27)     $ (4.72)  $  (1.02)
                             ========          ========      =======   ========
 Basic weighted average
  common shares
  outstanding...........          530             6,329        1,420     18,606
                             ========          ========      =======   ========
 Diluted weighted
  average common shares
  outstanding...........          530             6,329        1,420     19,403
                             ========          ========      =======   ========
                                   At December 31,            At March 31, 1999
                         ----------------------------------- --------------------
                                                                          As
                               1997              1998        Actual   Adjusted(1)
                         ----------------- ----------------- -------  -----------
                                                                 (Unaudited)
                                             (In thousands)
Balance Sheet Data:
 Cash...................     $  1,933          $  5,654      $20,476    $
 Working capital........          141            (2,268)      14,854
 Total assets...........        4,183            11,411       29,733
 Total liabilities......        2,445            11,959       12,313
 Stockholders' equity...        1,738              (548)      17,420

--------

(1) As adjusted to reflect the sale of the     shares of common stock offered
    in this offering at an assumed initial public offering price of $   per
    share after deducting underwriting discounts and commissions and estimated offering expenses, as if this offering had been completed as of March 31, 1999. See "Use of Proceeds" and "Capitalization."

                                                                  Choose wisely.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

Overview

   GreenMountain.com uses the Internet and other media to market green consumer products and has become the leading retailer of green electricity to residential customers in deregulated utility markets within the United States. Our mission is to make Green Mountain the leading brand for green products.

   We were formed as a limited liability company in February 1997. Prior to the closing of this offering, we will convert from a limited liability company to a corporation. See "Certain Transactions--Reorganization Transaction."

   Between August 1997 and March 31, 1998, Green Funding I, L.L.C. (Green Funding I) and Green Funding II, L.L.C. (Green Funding II), investment vehicles managed by the Wyly family, contributed to us a total of $70.0 million. In August 1997, Green Mountain Power Corporation contributed to us, indirectly through one of its subsidiaries, property, including intellectual property and contractual rights. In August 1997, Green Funding I owned 67% of our equity interests and Green Mountain Power Corporation indirectly owned the other 33%. By December 1998, as a result of capital contributions made by Green Funding I after August 1997, the equity interest owned indirectly by Green Mountain Power Corporation had been diluted to approximately 1%. In late December 1998, we agreed to pay the subsidiary of Green Mountain Power Corporation $1.0 million in cash for its remaining 1% equity interest, a non-compete agreement, certain rights to the Green Mountain name and other concessions. During January and February 1999, we raised $35.2 million in cash through private equity offerings. See "Certain Transactions--Subsequent Transactions," "Principal Stockholders" and Notes (1) and (11) to our financial statements included elsewhere in this prospectus.

   Since commencing active operations in August 1997, we have:

  .Established relationships with various outsourcing partners to perform most of the marketing, sales and customer service functions necessary for the operation of our business;

  .Established relationships with various environmental groups and entered into affinity marketing programs with some of them;

  .Designed and built our Information Network to provide for the efficient communication of information with and among our various outsourcing partners;

  .Integrated our Web site into our Information Network to enable consumers to purchase our electricity products online;

  .Implemented an aggressive marketing campaign using the Internet and other media aimed at creating awareness of the Green Mountain brand in California (which opened for competition on April 1, 1998) and Pennsylvania (which opened for competition on January 1, 1999);

  .Established supply relationships for green electricity in California and Pennsylvania;

  .Commenced marketing green electricity to residential customers in the deregulated electric utility markets of California and Pennsylvania;

It's a small planet.(SM)

  .Established supply relationships for Green Mountain SolarSM systems and commenced marketing them in California and Pennsylvania; and

  .Recruited a management team with substantial expertise in brand development and marketing, as well as Internet-related technologies.

   As of March 31, 1999, we had approximately 21,700 customers in California. We began selling electricity products in Pennsylvania on January 1, 1999. As of March 31, 1999, we had approximately 57,300 customers in Pennsylvania.

   We had 28 employees as of September 1, 1997. As of March 31, 1999, we had 68 employees, including management and staff personnel, and an additional seven temporary employees. We will add additional management and staff personnel as necessary, but we expect to continue to rely heavily on outsourcing arrangements.

   We have only a limited operating history upon which you can evaluate our business and prospects. We have not achieved profitability, and expect to incur net losses in 1999 and subsequent fiscal periods. We expect our costs of sales and operating expenses, especially in the areas of sales, marketing and brand promotion, to increase significantly, and, as a result, will need to generate significant revenues to achieve profitability. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future. We believe that period-to-period comparisons of our operating results are not meaningful and that results for any particular period should not be relied on as an indication of future performance. See "Risk Factors."

Results of Operations--Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

  Revenues And Cost Of Sales

   We did not generate revenues until the last half of 1998. Revenues increased from zero in 1997 to $1.5 million in 1998. Cost of sales representing electricity wholesale costs increased from zero in 1997 to $1.1 million in 1998. These increases were attributable to the commencement of electric service to customers in California beginning April 1, 1998.

  Customer And Regional Operations Expense

   Customer and regional operations expense increased by $3.8 million from $1.0 million to $4.8 million from 1997 to 1998. This expense is comprised primarily of the cost of our billing and customer care operations and expenses incurred for operations within particular states, including general operating expenses, supply personnel, legal and regulatory expenses and consulting and lobbying expenses. Overall, the increase from 1997 to 1998 primarily represents:

  .Costs associated with increased business development efforts;

  .Commencement of billing activity when the California retail electricity market opened for competition;

  .The preparation for commencement of service of customers in Pennsylvania on January 1, 1999; and

  .The increase in regional operating activities within various states expected to open their electric utility markets for retail competition in the foreseeable future.

   In 1998, we entered into two electricity supply agreements to serve our customers in California, and we entered into three electricity supply agreements to cover anticipated customer requirements in Pennsylvania to commence in 1999.

                                                                  Choose wisely.

  Sales And Marketing Expense

   Sales and marketing expense increased by $28.7 million from $4.3 million to $33.0 million from 1997 to 1998. Our marketing efforts utilize traditional media (television, radio, print and billboards), direct mail, affinity programs, Internet, inbound and outbound telemarketing and special events and promotions. Sales and marketing expense for 1998 includes significant expenditures in anticipation of the commencement of service in Pennsylvania effective January 1, 1999.

  General And Administrative Expense

   General and administrative expense increased $2.5 million from $1.7 million to $4.2 million from 1997 to 1998. This expense is comprised primarily of payroll and other expenses relating to our administrative, human resources, finance, legal and regulatory functions. Much of the increase in 1998 relates to activities in preparation for expanded Internet marketing and entry into deregulated electric utility markets. Additionally, the increase partially reflects the increase in the number of employees needed to accommodate our growth in 1998.

  Technology And Development Expense

   Technology and development expense increased $0.9 million from $2.0 million to $2.9 million from 1997 to 1998. This expense is comprised primarily of payroll, general operating expenses and costs of consultants relating to the development and operation of our information technology systems. We anticipate this expense will increase in future periods as we continue to implement improvements in our Web site and our Information Network.

  Depreciation And Amortization

   Depreciation and amortization increased $0.7 million from $0.1 million to $0.8 million from 1997 to 1998. Our first full year of operations was 1998. Depreciation and amortization for 1998 represent one full year, while depreciation and amortization for 1997 represents a period from commencement of operations (August 1997) to December 31, 1997.

  Development And Transaction Costs

   Development and transaction costs decreased $4.0 million from $4.7 million to $0.7 million from 1997 to 1998. In 1997, these costs were comprised primarily of start-up and development costs of approximately $4.0 million contributed indirectly by Green Mountain Power Corporation. Unamortized organization costs in the amount of $0.3 million were written off in the fourth quarter of 1998, in accordance with a new accounting pronouncement.

  Interest Income/(Expense), Net

   Interest income/(expense), net, resulted primarily from interest on cash and cash equivalents offset in part by interest expense on a short-term, $10.0 million loan. This loan was both obtained and repaid in 1998. Our operations have been funded almost exclusively by capital contributions.

  Income Tax Expense

   No benefit for federal and state income taxes is reported in our financial statements because we have elected to be taxed as a partnership prior to our conversion from a limited liability company to a corporation. For the periods presented, the federal and state tax effects of our tax losses were the responsibility of Green Funding I as a member of the limited liability company in accordance with our operating agreement. Subsequent to our conversion into a corporation, we will account for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. If we had applied

It's a small planet.(SM)
this statement for the period from our inception through December 31, 1998, the deferred tax asset generated, primarily from net operating loss carry forwards, would have been offset by a full valuation allowance.

Results of Operations--Three Months Ended March 31, 1999 Compared to the Three Months Ended March 31, 1998

  Revenues And Cost of Sales

   Revenues increased from zero in the first quarter of 1998 to $4.1 million in the first quarter of 1999. Cost of sales increased from zero in the first quarter of 1998 to $3.1 million in the first quarter of 1999. The increase was attributable to the commencement of electric service to customers in Pennsylvania and California.

  Customer And Regional Operations Expense

   Customer and regional operations expense increased by $1.6 million from $0.7 million to $2.3 million from the first quarter of 1998 to the first quarter of 1999. The increase primarily represents:

  .  Costs associated with increased business development efforts;

  . Commencement of billing activity when the Pennsylvania retail electricity market opened for competition on January 1, 1999; and,

  . The increase in regional operating activities within various states expected to open their electric utility markets for retail competition in the foreseeable future.

  Sales And Marketing Expense

   Sales and marketing expense increased by $9.4 million from $4.1 million to $13.5 million from the first quarter of 1998 to the first quarter of 1999. Sales and marketing expense for the first quarter of 1999 includes significant expenditures related to the commencement of service in Pennsylvania effective January 1, 1999. The first quarter of 1999 amounts also reflect approximately $0.4 million of compensation expense associated with the difference between the purchase price and exercise price of shares and options issued and their fair market value at the date of sale or grant.

  General And Administrative Expense

   General and administrative expense increased $3.0 million from $1.0 million to $4.0 million from the first quarter of 1998 to the first quarter of 1999. This expense is comprised primarily of payroll and other expenses relating to our administrative, human resources, finance, legal and regulatory functions. The first quarter of 1999 reflects the recording of approximately $2.1 million of compensation expense associated with the difference between the purchase price and exercise price of shares and options issued and their fair market value at the date of sale or grant. The increase also reflects the increase in the number of employees needed to accommodate our growth in 1998 and 1999.

  Technology And Development Expense

   Technology and development expense increased $0.3 million from $.8 million to $1.1 million from the first quarter of 1998 to the first quarter of 1999. This expense is comprised primarily of payroll, general operating expenses and costs of consultants relating to the development and operation of our information technology systems. We anticipate this expense will increase in future periods as we continue to implement improvements in our Web site and our Information Network.

  Depreciation And Amortization

   Depreciation and amortization for the first quarter of 1999 remained consistent with the first quarter of 1998. Capitalized assets include primarily computers and furniture and fixtures that were purchased when we commenced operations.

                                                                  Choose wisely.

  Interest Income/(Expense), Net

   The increase in interest income/(expense), net, of $0.2 million from the first quarter 1998 to the first quarter 1999 resulted primarily from interest earned on cash and cash equivalents as a result of our equity offerings in January and February of 1999.



Liquidity and Capital Resources

   Our operations have been funded almost entirely using proceeds raised through the sale of equity interests.

   Net cash used in operating activities was $12.3 million for 1997, $39.9 million for 1998, $5.0 million for the first quarter of 1998 and $19.0 million for the first quarter of 1999. The period-to-period increases in net cash used in operating activities resulted primarily from increasing net losses, partially offset by increases in accrued expenses and accounts payable.

   Net cash used in investing activities was $1.3 million for 1997, $0.8 million for 1998, $0.1 million for the first quarter of 1998 and $0.2 million for the first quarter of 1999, entirely the result of purchases of property and equipment, primarily computer equipment and furniture and fixtures.

   Net cash provided by financing activities was $15.6 million for 1997 and $44.4 million for 1998. Net cash provided by financing activities in both 1997 and 1998 resulted primarily from capital contributions by Green Funding I. During the first quarter of 1999, we raised $35.2 million of cash through private equity offerings.

   We are seeking additional investors through this offering to obtain working capital for brand development and marketing, product development, enhancement to our Web site and technology systems, expansion of our green electricity business into new deregulated markets, environmental programs and other general corporate purposes. The implementation of our expanded business plan is dependent on this offering. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel. These expenditures will primarily be for computer equipment, furniture and fixtures and leasehold improvements. We also have total minimum lease obligations of $0.4 million under certain cancelable operating leases. Certain outsourcing agreements have minimum financial commitments of various amounts and terms. If we are unable to obtain financing through this offering, we will curtail our current growth plans and we believe our existing cash resources, together with up to $22.0 million available under a funding agreement with Green Funding I, L.L.C., will be sufficient to fund our operations at least through 1999. See "Certain Transactions--Subsequent Transactions--Working Capital Funding Commitment" and
Note 1 to our financial statements included elsewhere in the prospectus. We believe that, assuming this offering closes, the net proceeds from the offering, together with cash resources, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for the foreseeable future. However, there may arise circumstances in which we need to raise additional funds through public or private financings or other arrangements, and we cannot assure you that we will be able to do so. The failure to raise additional funds when needed could have a material adverse effect on our business, results of operations and financial condition.

Market Risk Disclosures

   We currently have no indebtedness, hold no derivative instruments and do not earn foreign-sourced income. Accordingly, changes in interest rates or currency exchange rates do not generally have a direct effect on our financial position. Our commodity price risk is limited, as all of our electricity supply contracts are short-term requirements contracts that generally match the aggregate customer requirements that are assigned to them and they were not entered into for trading or speculative purposes. Under some of these contracts, either we or our suppliers can discontinue the assignment of additional customers with advance notice. The wholesale price is either fixed or includes a fixed margin to the wholesale clearing price for the term of the contracts. In the future, as our electricity requirements reach substantial levels, we may increase the volume of electricity contracts that we buy directly from electricity wholesalers other than under requirements contracts in order to reduce our overall costs of electricity supply and allow us greater marketing flexibility.

It's a small planet.(SM)

   As of March 31, 1999, we did not face the level of equity price risk that we expect to be subject to subsequent to this offering. To the extent that changes in interest rates and currency exchange rates affect general economic conditions, we would be affected by such changes.

Year 2000 Readiness Disclosure

  State Of Readiness

   On January 1, 2000, many currently installed computer systems and software applications could fail or malfunction because they may not be able to distinguish between 20th century dates and 21st century dates. We have defined "Year 2000 readiness" or "Year 2000 ready" as meaning a hardware or software system is suitable for continued use in the Year 2000.

   We have determined during our initial assessment that our internal corporate systems, including both hardware and software applications, are Year 2000 ready, with certain exceptions. Those determined not to be Year 2000 ready and which are critical to our operations will either be replaced or upgraded in order to be Year 2000 ready. We will upgrade our financial and human resource applications in order to make them Year 2000 ready by the end of the second quarter of 1999. Overall, we expect to achieve Year 2000 readiness for all of our corporate financial and human resources systems by the end of the third quarter of 1999.

   We have requested Year 2000 readiness information from our information technology service providers, outsourcing providers and suppliers. While this process is not yet complete, based upon responses to date, many of those information technology service providers, outsourcing providers and suppliers have indicated that they will be Year 2000 ready in a timely manner. However, we cannot assure you that the failure of one of these third parties to be Year 2000 ready will not have a material adverse effect on us. If we determine an information technology service provider, outsourcing provider or supplier will not be Year 2000 ready, we believe we will be able to select in a timely manner alternatives which are Year 2000 ready.

  Costs To Address Year 2000 Issues

   In order to meet current and future business needs, we are assessing our applications and making them Year 2000 ready. We are also utilizing the services of Sterling Software to assist with the integration testing of systems shared with our information technology service providers, outsourcing providers and suppliers. We have expensed less than $0.1 million in connection with our Year 2000 readiness efforts since inception through March 31, 1999 and we expect to incur approximately $0.5 million during the remainder of 1999. These costs represent work performed to both make our internal systems Year 2000 ready and to assess the Year 2000 readiness of our information technology service providers, outsourcing partners and suppliers.

  Risks Associated With Year 2000 Issues

   We are subject to external Year 2000-related failures or disruptions that might generally affect industry and commerce, such as failures by energy generation or utility distribution companies and related service interruptions. These failures or disruptions are especially critical to us as a seller of retail electricity products. Notwithstanding our Year 2000 efforts, the failure of our systems or those of any of our information technology service providers, outsourcing partners or suppliers, or the failure of the Internet generally, to be Year 2000 ready could harm the operation of our systems or have unforeseen, material adverse consequences to us. These consequences could include power supply interruptions to our customers or the inability to bill our customers. All of these factors could materially adversely affect our business, results of operations and financial condition.

  Contingency Plans

   We are developing our contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness. We expect to be completed with our plan by the end of the third quarter of 1999.

                                                                  Choose wisely.

Recent Accounting Pronouncements

   The Financial Accounting Standard Board (FASB) recently issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes to equity (net assets) during a period from non-owner sources. SFAS No. 130 is effective for financial statements for fiscal years beginning after December 15, 1997. We have not had any transactions that are required to be reported in comprehensive income.

   The FASB recently issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. We do not believe we currently operate in more than one segment.

   The FASB, in June 1998, issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement SFAS No. 133 as of the beginning of any fiscal quarter after June 16, 1998. SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to derivative instruments and certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998). We do not have any derivative instruments at this time; however, such instruments may be embedded in future electricity contracts.

   The American Institute of Certified Public Accountants Statement of Position
(SOP) No. 98-1, Software for Internal Use, provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We do not expect that SOP No. 98-1 will have a material impact on our financial statements.

It's a small planet.(SM)

                                    BUSINESS

Our Mission

   GreenMountain.com uses the Internet and other media to market green consumer products and has become the leading retailer of green electricity to residential customers in deregulated utility markets within the United States. Our Web site--www.greenmountain.com--will use the rich interactive resources of the Internet to make it easy and appealing for people to use everyday purchases as agents of change for a cleaner and healthier environment. Our mission is to make Green Mountain the leading brand for green products.


The Opportunity

  Public Concern About Environmental Problems Is High

   Our environment faces serious problems.

  .Air pollutants released by the burning of fossil fuels pose serious threats to human health, ecosystems, visibility, crops and buildings.

  .62 million Americans live in approximately 60 to 70 metropolitan areas that fail air quality standards.

  .Smog (ground level ozone) contributes to respiratory ailments.

  .Emissions of nitrogen oxide are a major contributor to formation of smog.

  .Electric utility generation accounts for 30% of nitrogen oxide emissions in the United States.

  .The mixture of sulfur dioxide and nitrogen oxide causes acid rain, resulting in the acidification of lakes and streams, damage to trees at high elevations and accelerated decay of buildings and paints.

  .Electric utility generation accounts for 66% of sulfur dioxide emissions in the United States.

  .1998 has been the hottest year on record and this decade has been the hottest decade on record.

  .Scientists generally believe that increases in carbon dioxide emissions contribute to global warming.

  .Electric utility generation accounts for 36% of carbon dioxide emissions in the United States.

   We believe that Americans are more concerned than ever about environmental problems and are more knowledgeable than ever about green products and processes. The percentage of the U.S. public that would choose environmental protection over meeting adequate energy needs increased from 35% in 1973 to 80% in 1993. We also believe that Americans are increasingly sensitive to the effect that their individual behavior can have on the environment. These trends are reflected in the growth of recycling. According to BioCycle Magazine, the percentage of recycled waste grew from 8% in 1990 to 28% in 1997.

                                                                  Choose wisely.

                  [BAR CHART REPRESENTING PERCENTAGE INCREASE
                      IN WASTE RECYCLED FROM 1990 TO 1997]

In addition, BioCyle Magazine reported in April 1998 that the number of community curbside recycling programs had increased from 1,042 in 1989 to 8,937 in 1997.

   Even large oil companies seem to recognize the need for cleaner burning fuels and renewable energy sources and are actively exploring alternatives to fossil fuels. According to recent Worldwatch publications:

  .Atlantic Richfield sees its large holdings of natural gas playing a key role in the transition from a carbon-based energy economy to one based on hydrogen.

  .British Petroleum has committed $1 billion to the development of wind and solar energy.

  .Royal Dutch Shell has announced a $500 million investment in renewable energy sources.

   Another recent Worldwatch publication stated:

    . . . [T]here is an exciting alternative economic model that promises a better life everywhere without destroying the earth's natural support systems. The new economy will be powered not by fossil fuels, but by various sources of solar energy and hydrogen . . . Instead of a throwaway economy, we will have a reuse/recycle economy.

   We are convinced of the need to switch from the current fossil-fuel-based, throwaway economy to an environmentally sustainable economy, and we believe that our g*commerce model can help accelerate this change.

   We believe that if offered a convenient, cost-effective choice, many consumers will purchase a product that is green over one that is not. Jacquelyn Ottman, the author of Green Marketing: Opportunity for Innovation, has said "[p]eople are 'greener' today than ever before" and "[g]reen marketing is looking more mainstream all the time." The 1998 Green Gauge Report prepared by Roper Starch International states:

    As Americans' levels of environmental concern are high and sizable numbers of Americans say they would feel more favorable toward a business that takes environmental action, marketing around environmental issues is an excellent way to reach consumers and build a "power brand."

   We aim to make Green Mountain the dominant environmental brand.

It's a small planet.(SM)

  Deregulation Is Empowering Consumers To Change The Way Electricity Is Made

   Deregulation of the $200 billion electric utility industry--the largest source of industrial air pollution in the United States--is part of a global trend away from governmental control and toward free markets. Historically, in the United States regulated electric utilities have provided bundled electricity service, including the generation, transmission and distribution of electricity, within exclusive franchise service territories. The wholesale power sector is largely governed by federal laws and regulations, while the retail operations of electric utilities are principally regulated on the state level. Since the passage of federal legislation in 1992, the Federal Energy Regulatory Commission has implemented measures to facilitate competition in the wholesale power marketing area. On a state-by-state basis, states have begun to introduce competition to the retail power sector. As a result of deregulation, the electric utility industry is changing from one characterized by a single provider of bundled electricity to one having a number of generators and electricity marketers. With deregulation, power generation and marketing are open to competition while distribution and transmission of electricity remain regulated. Currently, the industry segment in which we compete is retail marketing and our primary target customers are residential customers.

   Deregulation is providing the growing community of informed and environmentally conscious consumers with a choice of electricity supplier and of generation source. Because all electricity delivered into the electric power grid is fungible, choice does not affect the actual electrons delivered for the consumer's use. It does, however, influence the source of the electricity delivered to the grid. Choice allows consumers a convenient way to direct market forces toward positive environmental change.

   Because deregulation is a political process, the timing and outcome of deregulation in any particular state is unpredictable. The specific features of the deregulation program implemented in a particular state affect whether and to what extent free competition will develop in that market. To date, four states--Pennsylvania, California, Massachusetts and Rhode Island--have opened their retail electricity markets to competition with varying degrees of success.

  .Pennsylvania. Pennsylvania's deregulation program has been the most successful, resulting in the most active electricity retail market in the United States. Pennsylvania's retail electricity market opened for competition on January 1, 1999. As of March 31, 1999, approximately 10% of the households in the Pennsylvania market had elected to switch from their incumbent electricity provider. As of March 31, 1999, there were seven significant residential electricity suppliers (excluding incumbent electric utilities and their affiliates) competing in the residential Pennsylvania market, and two of them offered green electricity products.

  .California. Certain features of California's deregulation program that are presently applicable make it substantially less favorable to free market competition than the Pennsylvania program. California's retail electricity market opened for competition on April 1, 1998. As of March 31, 1999, only 1% of the households in California had chosen to switch from their incumbent electricity provider. As of March 31, 1999, there were five residential electricity suppliers (excluding incumbent electric utilities and their affiliates) competing for new customers in the California market, and all of them offered green electricity products.

  .Massachusetts. Although the Massachusetts retail electricity market nominally opened for competition on March 1, 1998, under the Massachusetts deregulation program competitive retail suppliers are unable to match the standard rates offered by incumbent electricity providers. Accordingly, no significant competition has developed in the residential retail electricity market in Massachusetts.

  .Rhode Island. Although Rhode Island's residential retail electricity market was formally open for competition by July 1998, as in Massachusetts there has been very little market activity because competitive electricity suppliers cannot compete with the standard rates offered by incumbent electricity providers.

                                                                  Choose wisely.

   The primary reason for the success of the Pennsylvania deregulation program as compared to the programs in California, Massachusetts and Rhode Island is that Pennsylvania's program has stimulated customer interest by allowing competitive retail suppliers to offer consumers savings. Although the political nature of the deregulation process makes it impossible to provide any assurance in this regard, we believe that the legislators and regulators in states opening their electric utility markets for competition in the future will consider the success of the Pennsylvania deregulation program when establishing the specific features of the deregulation program to be implemented in their respective states. As the only independent power marketer focusing on residential customers and operating in both the Pennsylvania and California markets, we believe that we have established a credibility that will allow us to effectively advocate the Pennsylvania model in consultation with government officials in states exploring electric utility deregulation. See "Risk Factors--Risks Related to Establishment of Our Business--We Face Risks Related to the Deregulation Process."

   The following map indicates the status of electric utility deregulation across the continental United States.

          [MAP OF THE CONTINENTAL UNITED STATES APPEARS HERE DEPICTING
         LEGISLATIVE OR OTHER ACTION TAKEN IN EACH STATE TO DEREGULATE
             THE ELECTRIC UTILITY MARKET, INDICATING STATES WHERE:

  .RESTRUCTURING PLAN ADOPTED BY COMMISSION OR LEGISLATION (14 STATES AND THE DISTRICT OF COLUMBIA)
  .COMPANIES ORDERED TO FILE RESTRUCTURING PLANS OR ENABLING LEGISLATION ENACTED (4 STATES)
  .COMMISSION OR LEGISLATIVE INVESTIGATION UNDERWAY LIKELY TO LEAD TO A RESTRUCTURING PLAN (4 STATES)
  .AN INFORMATIONAL OR FACT-FINDING STUDY IS UNDERWAY (23 STATES)
  .NO SUBSTANTIVE ACTIVITY IS UNDERWAY (3 STATES)

  SOURCE: REGULATORY RESEARCH ASSOCIATES, FEBRUARY 16, 1999]

   The deregulation of electricity follows the precedent of deregulation of long distance telephone services, with some important differences. While long distance telephone service (like wholesale electric sales) is largely governed by federal laws, electric utilities are principally regulated by the states. Also, we will be able to differentiate our products by their generation source whereas the long distance telephone market is marked by an absence of product differentiation.

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

  The Internet And Online Commerce Are Growing

   We believe that the Internet is emerging as the most significant global communications medium. It is enabling millions of people to share information and conduct business electronically. A number of factors are contributing to the dramatic growth of this new medium, including:

  .Ease of use;

  .Reduced costs;

  .Faster access;

  .Improved content; and

  .Increased attention in other media.

Jupiter Communications estimates that the number of Web users in the world will grow from 124 million at the end of 1998 to 213 million by the end of 2002.

   Online retailers are able to communicate effectively with customers by providing:

  .Visual product presentations;

  .Up-to-date pricing and product information;

  .Customer support and opportunities for customer feedback;

  .Product offerings tailored to customer preferences; and

  .Electronic billing and payment systems.

These features, together with the widespread availability of express delivery services, make online retailing a viable alternative to traditional stores. Online retailers also avoid the burden of managing and maintaining numerous local facilities and enjoy lower transaction costs.

   An increasingly broad base of products and services are being sold online, including books, brokerage services, computers, music and travel services. Jupiter Communications estimates that the value of goods and services purchased on the Internet in the United States will grow from $7.1 billion in 1998 to $41.1 billion in 2002.

   As the number of online content, commerce and service providers has expanded, strong brand recognition and strategic alliances have become critical to success. Brand development is especially important for online retailers due to the need to establish trust and loyalty with customers in the absence of face-to-face interaction.

The Green Mountain Advantage

   We believe that a significant opportunity exists for a company to market green consumer products over the Internet. Our research indicates that our green electricity customers in Pennsylvania are 31% more likely to have accessed the Internet in the last three months than the general population. According to the 1998 Green Gauge Report, an annual environmental survey conducted by Roper Starch Worldwide, "the Internet is one source by which Americans are gaining information about the environment" and "[i]ndeed, 71% of [households with one or more personal computers] say they know 'a lot' or 'a fair' amount about the environment." We believe that by becoming the dominant Internet destination site for people who care about the environment, we can capitalize on this opportunity to make Green Mountain the leading brand for green products.

                                                                  Choose wisely.

   We believe that we are uniquely qualified to capitalize on the opportunity to market green products over the Internet as a result of:

  .Our success in marketing green electricity to residential customers in the deregulated utility markets of Pennsylvania and California; and

  .The growing awareness of our Green Mountain brand name.

   We are the leading seller of green electricity to residential customers in deregulated utility markets within the United States based on number of households served. In June 1998, we began marketing electricity products in Pennsylvania, which opened for competition on January 1, 1999. As of March 31, 1999, we had approximately 57,300 customers in Pennsylvania. The Xenergy 1999 Retail Wheeling Multi-Client Study Phase 4 Final Report, prepared by Applied Marketing Service and Xenergy, states:

     The survey analysis identified Green Mountain as the green marketer in Pennsylvania, with a total market share of 29 percent of all switchers, and with nearly all of the green market share. Much of their success may be attributable to their ability to effectively market, as their prices are often higher than those of other green marketers in Pennsylvania. They are the most recognized supplier in the market, whether or not the customers are green purchasers.

   California's retail electricity market opened for competition on April 1, 1998. Our marketing strategy in California has been to concentrate first on northern California due to its higher concentration of environmentally sensitive consumers and to increase our efforts in southern California later. As of March 31, 1999, we had approximately 21,700 customers in California (approximately 75% of which were in northern California).

   The following table illustrates the number of our customers for each month from July 1998 through March 1999.

  [BAR CHART REPRESENTING INCREASE IN CUSTOMER GROWTH FROM JULY 1998 TO MARCH
          1999 IN TERMS OF ACTUAL CUSTOMERS BEING SERVED APPEARS HERE]

   Market research performed for us by independent third parties indicates that from November 1998 to January 1999, awareness of our Green Mountain brand name in Pennsylvania grew from 35% of residential households to more than 60%. Similar market research indicates that in November 1998, 16% of residential households in northern California and 11% of residential households in the entire state were aware of our Green Mountain brand name.

It's a small planet.(SM)

Our Strategy

  Position "Green Mountain" As The Most Trusted And Best Known Green Brand

   We are the first and only company to offer green electricity products primarily to residential customers in the deregulated electric utility markets of both California and Pennsylvania and one of the first companies to offer green electricity products over the Internet. We intend to take advantage of this first mover momentum to offer a wide variety of green products over the Internet and position Green Mountain as the most trusted and best known environmental brand. We are engaged in aggressive marketing aimed at increasing awareness of the Green Mountain brand through traditional media, principally in states in which we offer our energy products. We will expand our marketing effort, especially on the Internet, as we identify new green products that can be marketed beyond those states.

   We seek to establish relationships with environmental groups in support of our message that personal economic decisions can effect positive environmental change.

  .Certain of our green electricity products are identified as environmentally preferred by:

    .Natural Resources Defense Council

    .Environmental Defense Fund

    .Clean Air Council (of Pennsylvania)

    .Union of Concerned Scientists has chosen one of our products to serve their California office and the electric vehicle charging station in their parking lot.

   We have an affinity marketing program with each of the following organizations:

  .Redwood Alliance, Arcata, California

  .Bay Keeper, San Francisco, California

  .The American Lung Association, Los Angeles, California

  .Environmental Media Association, Los Angeles, California

  .Save Our Shores, Santa Cruz, California

  .AIDS Fund, Philadelphia, Pennsylvania

   Each of the following organizations have supported our work in community outreach programs:

  .Coalition of Clean Air, Los Angeles, California

  .Heal the Bay, Santa Monica, California

  .The Nature Company, Berkeley, California

   The Episcopal Diocese of California under its Episcopal Power & Light Program has recommended Green Mountain as the preferred electricity provider in California. Several Episcopal churches have chosen our products to serve their church facilities.

   We stake our reputation on the environmental soundness of our products. We participate in the nation's first voluntary certification program for environmentally preferred electricity products--the Green-e Renewable Electricity Branding Program. Two of our three green electricity products offered to customers in Pennsylvania and both of our green electricity products currently being offered to new customers in California are Green-e certified.

                                                                  Choose wisely.

  Offer Convenience And Selection

   According to the 1998 Green Gauge Report, 47% of Americans "cite difficulty in finding pro-environmental versions of products they need and say not having time to shop around to find them is a "major reason' or "something of a reason' for not doing more environmentally." To fill this need, we are expanding the offerings on our Web site to include a broad selection of green products in addition to our existing energy products. We will offer products obtained through contracts with suppliers under our Green Mountain brand name, but do not intend to do any manufacturing. We intend to pursue relationships with others to make their green products available on our Web site, and we expect to derive revenues from any sales of these products made through our site.

  Develop And Maintain Our Web Site As A State-of-the-Art, Interactive Online Commerce Platform

   We are developing our Web site and technology systems as a state-of-the-art, interactive commerce platform that will enhance our expanded product offerings and take advantage of the unique characteristics of online retailing. Among other technology objectives, we intend for our Web site to:

  .Provide personalized service programs;

  .Make the user interface as intuitive, engaging and expedient as possible;
   and

  .Provide efficient fulfillment of product orders.

   We currently use traditional media both to sell our products and to encourage people to visit our Web site. As the Green Mountain brand becomes more recognizable, we expect that the majority of our sales transactions will be made through our Web site.

  Develop And Maintain An Online Community That Fosters And Supports
"g*commerce"

   We are seeking to develop an online community of individuals who are concerned about the environment and want to use their personal economic decisions to effect positive environmental change. We believe that these individuals will purchase a green product if:

  .It is convenient;

  .It is equal or better in quality;

  .It has no more than a relatively minimal incremental cost; and

  .They perceive that their purchase of that product will have a positive effect on the environment.

   We refer to the concept of harnessing free market forces to effect positive environmental change as "g*commerce." We believe that educating consumers about their own ability to effect positive environmental change through prudent purchases will result in both revenue opportunities for us and improvements to the environment.

   Further, we believe that creating a large community of consumers of green products will permit us to utilize the collective buying power of these individual consumers to obtain and, in turn, offer green products at lower prices than might otherwise be available and that, as we are able to lower prices in this manner, we will attract additional customers.

   Our approach to community development also includes affinity programs intended to retain existing customers, increase revenue opportunities and attract new customers.

It's a small planet.(SM)

Marketing, Sales And Customer Service

  Marketing

   Mass Media. To date, our brand awareness efforts have been focused on Pennsylvania and California and have utilized primarily television, print, radio and billboard advertisements.

   The Internet. We have engaged in extensive Internet banner advertising in Pennsylvania and California. We intend increasingly to use the Internet in our brand awareness efforts. We are pursuing marketing relationships with Internet traffic aggregators in order to increase the level of traffic to our Web site. These arrangements typically involve banner advertising on the aggregator's site or network containing our message and an interactive link to our Web site, but can also involve other products such as e-mail.

   On March 25, 1999, we entered into an Advertising and Promotion Agreement with Yahoo! becoming Yahoo!'s Premier Merchant for consumer energy. The agreement provides for the placement of banners advertising our energy business on certain Yahoo! properties and Yahoo! mail for a one-year period. The agreement is the first in which Yahoo! will employ a new technology allowing it to market certain promotions to its registered users on a geographically-targeted basis.

   Direct Mail. We employ a highly targeted, database-driven direct mail marketing strategy, in which direct mail is followed by outbound telemarketing. We use two main categories of lists to target potential customers--membership lists for environmental organizations and demographically-profiled lists obtained from national databases. We outsource the list processing and analysis function, as well as the mailing function.

   Affinity Programs. We use affinity marketing programs to market our products through groups that share our interest in the environment. See "Our Strategy-- Position "Green Mountain" as the Most Trusted and Best Known Green Brand."

   Events and Promotions. We utilize special events and promotions such as:

  .Sponsorship of festivals and concerts by our spokesperson, Kenny Loggins;

  .Appearances by GreenMountain.com representatives at local environmental, health and sporting events to distribute information about us and our products;

  .Sponsorship of a tour through California by the "Veggie Van," an alternative fuel vehicle that provides information about renewable energy; and

  .Appearances of our hot air balloon.

   Marketing Relationships. Our overall marketing strategy has been developed with the assistance of Copernicus, The Marketing Investment Strategy Group. Other clients of Copernicus include such well-known companies as AT&T, Compaq Computer, Hewlett-Packard, Michelin, Miller Brewing, Mobil, Nasdaq, Pepsi-Cola, Polaroid and Visa. We have established a relationship with The Cullinan Group, an integrated marketing communications agency, to assist us with our brand development. Other clients of The Cullinan Group include Georgia Pacific and Thinsulate Insulation/3M. In addition, we have established a relationship with Strategic Interactive Group, an interactive media consulting agency and specialized Web site developer, to assist us with enhancements to our Web site and our use of the Internet in our brand awareness efforts. Other clients of Strategic Interactive Group include Dell Computer, Federal Express, Kraft Foods, L.L. Bean and American Express.

  Sales

   Customers may purchase our products through the following three methods:

  .Internet. Customers may purchase our products through our Web site.

                                                                  Choose wisely.

  .Telephone. Customers may purchase our products through inbound or outbound telephone contact. We outsource our call center functions.

  .Mail. Customers may purchase our products by mail. We outsource our mail response processing.

   When a customer purchases our products through one of these three methods, information about the customer is placed into our Information Network and an electronic data package is sent to a transaction router system. The transaction router automatically submits an order for the appropriate customer service activity.

  Customer Service

   Orders submitted through our Information Network initiate customer service functions. These functions include primarily:

  .Customer Fulfillment. This function fulfills customer requests for additional information about us and our products. We outsource this function.

  .Product Delivery. Product delivery is effected directly by our suppliers.

  .Billing and Customer Care. We outsource billing and customer care functions.

It's a small planet.(SM)

Our Green Electricity Products

                            [GRAPHIC APPEARS HERE]


   Deregulation of the $200 billion electric utility industry--the largest source of industrial air pollution in the United States--is providing environmentally conscious consumers with a choice of electricity supplier and generation source. We are currently offering green electricity products-- electricity produced from renewable and other environmentally preferable generation sources--in Pennsylvania and California.

[PRINT ADVERTISEMENTS--"IF YOU'RE PLANNING TO RECYCLE" AND "NO COAL. NO NUKES. NO KIDDING."--APPEAR HERE.]

   We offer three green electricity products to residential electricity customers in Pennsylvania. The following indicates for each of these products its generation composition and the average monthly additional cost or savings of the product as compared to the price of non-green electricity offered by incumbent electricity providers weighted across all utility service territories based on our actual sales.

                                                                  Choose wisely.

                                                              Average Monthly
                                                              Additional Cost
            Product                Generation Composition       or Savings
            -------                ----------------------     ---------------
       [Eco Smart logo]        .1% from new renewable             + $1.18
                                landfill gas facilities

                               .99% from natural gas and/or
                                large-scale hydroelectric
                                facilities

     [Enviro Blend logo]       .3% from new renewable             + $6.85
        [Green-e logo]          landfill gas facilities

                               .47% from other renewable
                                resources, including small-
                                scale hydroelectric,
                                landfill gas and/or wind
                                facilities

                               .50% from natural gas and/or
                                large-scale hydroelectric
                                facilities

    [Nature's Choice logo]     .5% from new renewable            + $10.37
        [Green-e logo]          landfill gas facilities

                               .95% from other renewable
                                resources, including small-
                                scale hydroelectric,
                                landfill gas and/or wind
                                facilities

The pricing of these products varies by utility service territory based on, among other things, the wholesale supply prices available to us.

   We currently offer two green electricity products to new residential electricity customers in California. The following indicates for each of these products its generation composition and the expected average monthly additional cost or savings of the product as compared to the price of non-green electricity offered by incumbent electricity providers.

                                                              Average Monthly
                                                              Additional Cost
            Product               Generation Composition        or Savings
            -------               ----------------------      ---------------
  [100% Renewable Power 2.0    .5% from new renewable wind,        -$0.66
     logo] [Green-e logo]       geothermal or landfill gas
                                facilities

                               .95% from other renewable
                                resources, including small-
                                scale hydroelectric,
                                biomass and geothermal
                                facilities


   [Wind for the Future 2.0    .25% from newly-built wind         +$12.19
            logo]               turbine generators
        [Green-e logo]
                               .75% from other renewable
                                resources, including small-
                                scale hydroelectric,
                                biomass and geothermal
                                facilities

   There may be a construction-related delay for up to 12 months from the time a customer orders the Wind for the Future 2.0SM product until the commencement of wind-powered generation. During this delay, the customer will receive the 100% Renewable Power 2.0SM product.

   Our current California electricity products were only recently introduced. The products we previously offered in California--Water Power, 75% Renewable Power and Wind for the FutureSM--remain available only to customers who purchased them prior to the introduction of our current products. These products were priced higher than our current 100% Renewable Power 2.0SM product.

It's a small planet.(SM)

   We expect to offer green electricity products similar to those offered in Pennsylvania and California in the retail electricity market of any state that deregulates in a manner that we believe will allow us to compete effectively. See "Risk Factors--Risks Related to Establishment of Our Business--We Face Risks Related to the Deregulation Process."

   We offer our electricity products in both Pennsylvania and California at a guaranteed price based on a one-year term, except for our Wind for the Future 2.0SM product which is offered for a three-year term. Our customers may switch to another electricity supplier at any time, although there is a small termination fee for the Wind for the Future 2.0SM product.

   Our strategy has been to obtain supply contracts that obligate wholesale suppliers to provide electricity meeting our specifications sufficient to meet all requirements of a specified number of customers for the full term of our arrangement with those customers. These requirements contracts provide that during the relevant term the suppliers will deliver into the grid a volume of electricity having the characteristics selected by the customer equal to the amount of electricity used by the customer during the service term. These supply contracts also require our suppliers to provide all associated services, including transmission, scheduling and settlement services, as applicable. These supply contracts are designed to minimize our risk related to fluctuating commodity pricing and usage. With the exception of minor costs associated with specialty content that makes up less than 5% of our electricity requirements, to date we have avoided taking on electricity supply costs that are not tied directly to customer sales volumes. In the future, as our electricity requirements reach substantial levels, we may increase the volume of electricity contracts that we buy directly from electricity generators in order to reduce our overall costs of electricity supply and allow us greater marketing flexibility. We believe that we will be able to obtain sufficient electric power to meet our supply needs for the foreseeable future, although we can provide no assurance in this regard. See "Risk Factors--Other Risks Related to Our Business Generally--We are Dependent on Third Parties to Supply the Electricity Products We Sell" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                  Choose wisely.

Other Products

  Solar Generation Equipment

   We market Green Mountain SolarSM           [PRINT ADVERTISEMENT--"SOLAR
systems in California. These systems           POWER"--APPEARS HERE]
typically allow individual homeowners
to generate from 20% to 50% of their
electric power from the sun. We offer
five different Green Mountain SolarSM
systems using two different
technologies. The price of a Green
Mountain SolarSM system in California
is between $6,000 and $13,000 in areas
qualifying for the most favorable state
and federal subsidy programs and
between $10,000 and $20,000 in other
areas. Applied Power Corporation
designs and installs systems offered in
California using components
manufactured by Solarex Corporation. We
began offering Green Mountain SolarSM
systems in Pennsylvania in April 1999
and intend to expand our marketing of
Green Mountain SolarSM systems to other
markets.

  New Products Under Development

   Energy Efficient Home
Products. On our Web site we expect
to offer a home energy audit feature
which will enable visitors to our
site to review the energy efficiency
of their home. In conjunction with
that feature, we expect to offer a
variety of products
principally related to the home which will assist the user in reducing energy use and expenditures. These will initially consist of relatively small items such as energy efficient lighting, but we expect to expand our selection of offerings to include more substantial products such as major appliances.

   Natural Gas. We are developing a marketing and branding strategy for natural gas, which is a cleaner fossil fuel that we believe complements our electricity products. Although the natural gas we would offer would generally not be different from natural gas offered by other suppliers, we believe customers who have chosen our electricity products will also be inclined to purchase natural gas from us. We are also exploring the feasibility of offering a "green gas" product, which would be a blend of landfill-gas derived fuel (methane) and standard natural gas.

   Like the electric utility industry, the natural gas utility industry is being deregulated. We expect to offer retail natural gas products in each state that deregulates in a manner that we believe will allow us to compete effectively. Competition has opened in certain parts of the California and Pennsylvania residential natural gas markets. We are currently negotiating with natural gas suppliers in these markets.

   Alternative Fuel Vehicles. We are currently exploring the feasibility of marketing alternative fuel vehicles. Alternative fuel vehicles are vehicles that operate using natural gas, ethanol, electricity or propane. There has been increased attention to development of alternative fuel vehicles by automakers, which has been primarily due to legislative trends that favor lower emission vehicles and growing demand from consumers

It's a small planet.(SM)
who care about the environment. We believe that these trends will provide the opportunity to market these vehicles on an increasingly larger scale.

   Fuel Cells. We are exploring the feasibility of marketing fuel cells--a near zero-emission electricity generation technology. Fuel cells convert natural gas, gasoline or hydrogen into electricity without any combustion and the related harmful by-products of nitrogen or sulfur dioxide. Fuel cells would be a strong strategic addition to our green electricity products. Delivery of 100% of the electricity needs of an average-sized residence would require placement of a fuel cell unit the approximate size of a dishwasher. Potential residential customers include customers who are interested in the environmental benefits of fuel cell technology, as well as rural homes and households that desire back-up or uninterrupted electricity generation. Our ability to offer fuel cells, as well as other products, is dependent on technological advances, and we cannot assure you whether or when those advances will occur. See "Risk Factors--Risks Related to Establishment of Our Business--We Must Broaden Our Product Offerings."

   Credit Cards. We expect to offer a credit card that will be co-branded with the Green Mountain brand and Visa or MasterCard. This credit card would be available exclusively over the Internet using an online application process, and monthly statements would also be delivered over the Internet. A portion of our revenues from these credit cards would be invested in environmentally beneficial projects such as large-scale solar generation facilities. We believe this product would foster a sense of community among our customers and a sense of identification with GreenMountain.com.

   Ecotourism. We are exploring the possibility of offering ecological tours and vacations by partnering with high-quality travel providers. The travel we would offer--ecotourism--is a nature-based form of specialty travel that promotes responsible travel aimed at conserving the destination's natural areas and sustaining the well-being of the local people. According to The Ecotourism Society, nature travel is increasing at an annual rate of between 10% and 30%, as compared to overall tourism which is increasing at an annual rate of 4%.

   Financial Services. We are considering ways in which we can provide our customers financial services related to environmentally responsible investments, such as investments in companies which have a demonstrated record of environmental accomplishment. The Social Investment Forum's November 1997 Report on Responsible Investing Trends in the United States reported the existence of $1.2 trillion in managed portfolios incorporating at least one social investment strategy. Approaches under consideration include the provision of reports identifying the performance of environmentally oriented mutual funds as well as more active marketing or sponsorship roles, possibly in cooperation with a strategic partner.

Our Web Site

   Our goal is to create a Web site that will be a state-of-the-art, interactive commerce platform. In addition to the tools necessary for the sale, fulfillment and customer service functions, our Web site will offer content and community features that will appeal to people who are concerned about the environment. We expect that our Web site will be fully functional by October 1, 1999.

  Community

   Community will be an integral feature throughout our Web site. We believe that through community activities such as e-mail newsletters, bulletin boards, chat forums and eco-greeting cards, customers will have a unique opportunity to share ideas about environmental issues and marketing solutions. We are exploring various community fostering elements for our Web site, including:

  .A "socially responsible" business opportunities bulletin board;

  .Live chats with environmental experts;

  .Bulletin boards discussing environmental issues;

                                                                  Choose wisely.

  .User home pages--that will allow users to create their own home page on our Web site;

  .An eco-event locator--that will allow individuals to post and obtain information about local, environment-related events;

  .Teacher's tools--that will help teachers educate children about the environment; and

  .Environment-related charitable and volunteer opportunities.

  Content

   We intend for our Web site to offer a broad range of engaging and educational environment-related content. The role of content at our Web site will be to:

  .Inform visitors about how to use g*commerce to improve the environment;

  .Communicate the tangible difference that purchasing through GreenMountain.com can have on the environment;

  .Influence customer purchase behavior;

  .Educate visitors about relevant environmental issues; and

  .Report our environmental performance to the GreenMountain.com community.

Examples of content that we are considering include:

  .News articles and reports about the environment and issues that impact the environment;

  .Product research information;

  .""Eco-tools" such as a home energy audit, a pollution locator, an eco-investment tracker and an eco-travel planner;

  .Expert roundtables addressing environment-related topics;

  .Corporate environmental value added reports;

  .Quizzes such as an eco-IQ quiz; and

  .Games and other interactive activities for children.

We are exploring relationships with various content providers. We expect our content partners to include:

  .Our suppliers and other vendors that sell products through our Web site, who will provide direct product-related content;

  .Leading environmental organizations; and

  .Other environmental news providers.

We will maintain editorial oversight of all material contained on our Web site.

  Online Purchasing

   Our Web site will provide full online purchasing capability for all products that we offer. Following placement of an order, the customer will receive an e-mail confirmation. The e-mail confirmation will summarize the purchase, the total amount of sale and any shipping information and will include the anticipated delivery or activation date.

   Following order placement by a customer, order information will enter our Information Network and will be routed to the appropriate supplier. Product delivery or activation will be effected directly by our suppliers.

It's a small planet.(SM)

   The following forms of online customer service will be available:

  .Visitors will be able to search for answers to their questions on our Web site. Answers to frequently asked customer inquiries may be searched by topic, product and category. Visitors will have access to their complete account information and will be able to update certain of this information.

  .Customers will be able to complete a form at our Web site or e-mail questions or concerns directly to our customer support staff. An inquiry will be acknowledged immediately, and we anticipate that a personalized response will be delivered within 24 hours.

  .We will provide 24 hour a day live customer service support through a toll-free telephone number. Our customer service representatives will have complete access to and familiarity with our Web site and applications. Visitors may modify their online preferences or profile through this channel if necessary.

  Features

   Our Web site will encourage visitors to register upon entering to receive a more personalized site experience. The registration process will consist of a short questionnaire that will gather information about the visitor's environmental concerns, product and service interests and standard contact information. Visitors will not be required to register in order to purchase products or experience our complete Web site.

   After registering, a visitor will be invited to establish a personalized "My GreenMountain.com" containing product information and content of particular interest to the visitor. Using "My GreenMountain.com," visitors will be able to check order status and account balance, make payments, see how their purchases have contributed to helping the environment and communicate with customer service to answer questions or resolve problems.

Information Technology

   Our Information Network electronically routes customer information in a manner that allows each of our outsourcing partners to efficiently and effectively perform the specific marketing, sales or customer service function for which it is responsible. The Information Network also:

  .Collects customer usage information;

  .Communicates billing data;

  .Provides customers with electronic payment options; and

  .Interfaces with local utility distribution companies to share customer information.

   The design of our Information Network gives us the ability to:

  .Service a rapidly growing customer base;

  .Minimize our capital expenditures and reduce fixed costs by outsourcing functions that are priced based on variable, per customer or transaction charges; and

  .Maximize the expertise and competitive advantages of our outsourcing partners.

The use of standard data sets that can adapt to the needs of each outsourcing partner provides flexibility and allows for significant changes, such as the replacement of an outsourcing partner, on relatively short notice.

   We are in the process of implementing an enterprise database as part of our Information Network. This will provide us with the ability to access and manipulate data that has entered the Information Network on a real time basis giving us even greater flexibility and control.

                                                                  Choose wisely.

   We manage our Information Network with the assistance of Sterling Software, a supplier of software products and services with expertise in network management and automation. Products from Sterling Software are used in more than 90% of the Fortune 100 companies including Lockheed Martin, TWA and Zurich Financial Services, and are used in more than 20,000 customer sites worldwide. Because most aspects of our customer relationships are handled by our outsourcing partners based on communications through the Information Network, we can focus on our overall marketing strategy and product development.

Our Competitive Position

   Because both the deregulated electricity and online commerce markets are new, rapidly evolving and highly competitive, we face intense competition and anticipate that the competition will intensify in the future. Our competitors and potential competitors include:

  .Companies that offer competitive non-green products (like certain of our competitors in the deregulated electric utility markets, including Exelon and Allegheny Energy in Pennsylvania, both of which are affiliates of incumbent electric utilities);

  .Companies that market green products in a single line of business (like certain of our competitors in the deregulated electric utility markets, including Commonwealth Energy in California, that offer only green electricity products);

  .Retailers that do not specialize in offering green products, but do include one or more green products among their offerings (like certain of our competitors in the deregulated electric utility markets, including Conectiv in Pennsylvania); and

  .Emerging online retailers that specialize in offering electricity products.

We also anticipate competition from other retailers attempting to aggregate a broad selection of green products.

   We believe that the most significant barrier to entry for a company seeking to create a national consumer brand in order to compete in deregulated electricity markets is the significant capital investment necessary for brand development and technology infrastructure. We believe that the principal competitive factors in the retail green electricity market are:

  .First mover momentum;

  .Strong brand recognition and presence;

  .Marketing ability;

  .Environmental credibility; and

  .Competitive pricing.

   We are focusing on increasing our Internet presence and expanding our Internet sales of green electricity and other green products. The online commerce market has relatively minimal barriers to entry in that current and new competitors can launch new sites at a relatively low cost. We believe that the principal competitive factors in the online commerce market include:

  .First mover momentum;

  .Strong brand recognition and presence;

  .Broad product selection;

  .Quality of site experience;

  .Purchasing convenience;

It's a small planet.(SM)

  .Competitive pricing; and

  .Reliability and speed of fulfillment.

   Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. We may face increased competitive pressures as new technologies are developed and existing technologies are improved. See "Risk Factors--Other Risks Related to Our Business Generally--We Face Intense Competition."

The Protection Of Our Intellectual Property

   We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, strategic partners and others to protect our intellectual property rights. See "Risk Factors--Other Risks Related to Our Business Generally--We Must Protect Our Intellectual Property."

The Impact Of Government Regulation On Our Business

   In addition to regulations applicable to businesses generally, including federal and state consumer protection laws and regulations, we are subject to the laws and regulations applicable to electric power retailers in the deregulated electric utility markets in which we compete. See "Risk Factors-- Risks Related to Establishment of Our Business--We Face Risks Related to the Deregulation Process." We are also subject to laws and regulations applicable to online commerce. See "Risk Factors--Risks Related to the Internet and Online Commerce Aspects of Our Business--Government Regulation of the Internet and Online Commerce is Still Developing."

Our Employees

   As of March 31, 1999, we employed 68 full-time employees and seven temporary employees. None of our employees is represented by a labor union, and we consider our relations with employees to be good.

The Facilities Used In Our Business

   Our headquarters are located in South Burlington, Vermont. We lease approximately 16,000 square feet of space, which houses our administrative, sales and marketing and operations and support staffs. Our lease for this space expires on September 30, 2002. We anticipate that we will require additional space within the next six months, but that suitable additional space will be available at reasonable cost.

                                                                  Choose wisely.

                          ENVIRONMENTAL ADVISORY BOARD

   To obtain expert advice on critical environmental issues and to facilitate communication between GreenMountain.com and environmental community leaders, we have assembled an Environmental Advisory Board which includes the following individuals:

                                                    Principal Affiliation and
      Name                                          Position Held
      ----                                          -------------------------
      Ralph Cavanagh............................... Natural Resource Defense
                                                    Council Co-Director, Energy
                                                    Program

      Christopher Flavin........................... World Watch Institute
                                                    Senior Vice President

      Lewis Milford................................ Clean Energy Group
                                                    President

      V. John White................................ Center for Energy Efficiency
                                                    and Renewable Technologies
                                                    Executive Director

   Each member of the Environmental Advisory Board serves in his individual capacity and not as a representative of the organization with which he is affiliated. The members of our Environmental Advisory Board do not currently receive any compensation for serving on that board, but are reimbursed for their out-of-pocket expenses incurred in connection with their service on the Environmental Advisory Board.

It's a small planet.(SM)

                                   MANAGEMENT

Our Executive Officers and Directors

   The following table sets forth certain information regarding our executive officers and directors as of April 26, 1999.

   Name                  Age                          Position
   ----                  ---                          --------
Sam Wyly................  64 Chairman and Director
Dennis M. Crumpler......  46 Vice Chairman, acting Chief Technology Officer and Director
Evan A. Wyly............  37 Vice Chairman and Director
M. David White..........  37 Chief Executive Officer
Dennis W. Kelly.........  45 President
Kevin W. Hartley........  39 Executive Vice President and Chief Marketing Officer
Julia D. Blunden........  32 Vice President, Strategic Planning
Thomas C. Boucher.......  44 Vice President, Energy Supply and Business Development
Karen K. O'Neill........  46 Vice President, New Markets
Peter H. Zamore.........  47 Vice President, General Counsel and Secretary
Jay LeDuc...............  43 Director of Operations and Systems
Thomas H. Rawls.........  52 Chief Environmental Officer
K. Scott Canon..........  37 Chief Financial Officer
H. Lee S. Hobson........  34 Director
Lisa Wyly...............  33 Director
Mark Cuban..............  40 Director*
Richard E. Hanlon.......  51 Director*
Reed E. Maltzman........  32 Director*

--------
* Expected to be appointed to the board of directors prior to the closing of this offering.

   Sam Wyly has been our Chairman and a director of GreenMountain.com since March 1999 and a member of the management committee of our predecessor since August 1997. Mr. Wyly is an entrepreneur who has created and managed several public and private companies. In the 1960's, he founded University Computing Company, which became one of the first computer utility networks and one of the first software products companies. His data transmission company, Datran, was one of the pioneering telecommunications ventures that contributed to the breakup of the telephone monopoly. He is a founder and currently serves as Chairman and a director of Sterling Software, a worldwide supplier of software products. He is also Chairman of the Executive Committee and a director of Sterling Commerce, a provider of business-to-business electronic commerce software to 80 of America's 100 largest corporations, Chairman and a director of Michaels Stores, a large arts and crafts retail chain, and Chairman and a director of Scottish Annuity & Life Holdings, a variable life insurance and reinsurance company. He is a founding partner of Maverick Capital, a manager of equity hedge funds. Mr. Wyly is the father of Evan Wyly and Lisa Wyly who also serve as directors.

   Dennis M. Crumpler has been a Vice Chairman, our acting Chief Technology Officer and a director of GreenMountain.com since March 1999 and a member of the management committee of our predecessor since February 1999. From September 1997 to the present, Mr. Crumpler has served as an investment manager for Cimco, LLC, a private investment firm that is managing general partner of Crumpler Family LP. From July 1998 to October 1998, he served as Senior Vice President, Strategic Initiatives of Sterling Commerce. From September 1986 to July 1998, Mr. Crumpler was Chief Executive Officer of XcelleNet, a company specializing in systems management solutions for remote and mobile users. XcelleNet was founded by Mr. Crumpler and was acquired by Sterling Commerce in July 1998.

                                                                  Choose wisely.

   Evan A. Wyly has been a Vice Chairman and a director of GreenMountain.com since March 1999 and a member of the management committee of our predecessor since August 1997. Mr. Wyly is a founder, and since 1990 has been a Managing Partner, of Maverick Capital, a manager of equity hedge funds with $2.5 billion in assets. Mr. Wyly is also a director of Sterling Commerce, Sterling Software and Michaels Stores.

   M. David White has been our Chief Executive Officer since October 1998. From February 1998 to October 1998, Mr. White served as Senior Vice President, Investment Banking Division, Donaldson, Lufkin & Jenrette, an investment banking firm. Mr. White was Vice President of Finance of Boston Chicken, a restaurant chain, from December 1994 to June 1997. From August 1986 to December 1994 and from June 1997 to January 1998, Mr. White was in the Investment Banking Department of Merrill Lynch & Co., an investment banking firm, and became a Director of the Investment Banking Department in January 1993.

   Dennis W. Kelly has been our President since February 1999. From December 1982 to February 1999, Mr. Kelly served in various executive and managerial capacities with The Coca-Cola Company, a beverage and consumer products company, including Vice President, Director of Marketing for Europe, and Deputy Chief Marketing Officer from February 1997 to February 1999, Vice President and Director, Global Strategic Marketing Research from February 1995 to February 1997 and Vice President and General Manager, Noncarbonated Beverages, USA from January 1993 to February 1995. Prior to December 1982, Mr. Kelly held positions with Procter & Gamble, a consumer products company, and Touche Ross & Company, an accounting firm.

   Kevin W. Hartley has been our Chief Marketing Officer and Executive Vice President since December 1998. From August 1997 to December 1998, Mr. Hartley served as our Vice President of Marketing. From May 1994 to August 1997, he served in the following capacities with Green Mountain Power Corporation: Vice President of Marketing from May 1997 to August 1997, Managing Director of Marketing from May 1996 to May 1997 and Director of Marketing from May 1994 to May 1996. Between 1990 and 1994, Mr. Hartley was Director of Retail Fiberglass Marketing for the Manville Corporation (now the Schuller Corporation), a manufacturer of building and insulation products.

   Julia D. Blunden has been our Vice President of Strategic Planning since October 1998. She served as our Regional Director for the California region from August 1997 to October 1998. From January 1997 to August 1997, Ms. Blunden was Director of Sales, then Regional Director, of the California region of Green Mountain Power Corporation. From 1987 to August 1996, Ms. Blunden worked in power plant development and acquisition with The AES Corporation, a worldwide developer, owner and operator of power plants. The last capacity in which she served at AES was Project Director from September 1995 to August 1996. From September 1993 to June 1995, Ms. Blunden attended graduate business school, and during part of 1994, she worked for the Center for Energy Efficiency and Renewable Technologies.

   Thomas C. Boucher has been our Vice President of Energy Supply and Business Development since August 1997. From May 1996 to August 1997, Mr. Boucher was Vice President of Business Strategy and Development of Green Mountain Power Corporation. Between 1992 and 1996, Mr. Boucher held a variety of financial, business and energy planning positions at Green Mountain Power Corporation.

   Karen K. O'Neill has been our Vice President of New Markets since August 1997. Ms. O'Neill held various positions with Green Mountain Power Corporation since 1989, including Vice President of Organization Development and Human Resources from January 1995 to August 1997 and Assistant General Counsel from 1992 to 1995.

   Peter H. Zamore has been our Vice President, General Counsel and Secretary since August 1997. From January 1995 to August 1997, Mr. Zamore was General Counsel of Green Mountain Power Corporation. From 1984 to 1995, Mr. Zamore was an associate and then partner of Sheehey Brue Gray and Furlong, P.C., a Burlington, Vermont law firm.

It's a small planet.(SM)

   Jay LeDuc has been our Director of Operations and Systems since January 1999. From October 1997 to January 1999, Mr. LeDuc served as our Manager, then Director, of Regional Business Development. From October 1992 to October 1997, Mr. LeDuc served in various marketing positions with The Systems House, a marketer of information systems solutions to the office products industry, in Chicago, Illinois. Mr. LeDuc has served as co-chair of the Pennsylvania Data Exchange Working Group and as a member of the Pennsylvania Pilot Implementation Committee.

   Thomas H. Rawls has been our Chief Environmental Officer since January 1999. From August 1997 to January 1999, he served as our Director of Environmental Affairs. From March 1993 to August 1997, Mr. Rawls served as Manager of Corporate Relations, then Manager of Marketing, of Green Mountain Power Corporation. Since 1978, he has been chief editor of Country Journal, of Harrowsmith, a magazine devoted primarily to topics about the environment and rural life, and of Natural Health. He is the author of Small Places, In Search of a Vanishing America (Little, Brown). Mr. Rawls is the former vice-chairman of the Board of the Vermont Natural Resources Council, a statewide environmental group, and is Chair of the Board of the Renewable Energy Alliance, a national group of wholesale and retail power marketers.

   K. Scott Canon has been our Chief Financial Officer since February 1999. From March 1992 to February 1999, he has served in the following capacities with the broker-dealer affiliate of Security Capital Group, a global real estate research, investment and operating management company: member of the board of directors from June 1996 to February 1999, Senior Vice President from March 1997 to February 1999, President from January 1996 to March 1997 and Vice President from May 1993 to January 1996. From October 1992 to March 1993, he worked for Chase Manhattan Bank, and from August 1987 to October 1992 for Goldman, Sachs, an investment banking firm.

   H. Lee S. Hobson has been a director of GreenMountain.com since March 1999 and a member of the management committee of our predecessor since January 1999. Mr. Hobson is a Partner and Senior Analyst of Maverick Capital. Mr. Hobson focuses on investments in global consumer products companies and in Latin America. Before joining Maverick in 1994, Mr. Hobson served as an associate in the new business development division of PepsiCo Foods International, a division of PepsiCo., a marketer of branded beverages and snack foods, with 27 control investments in companies outside the United States. Earlier he was an analyst with Goldman Sachs in New York and an analyst with Societe Generale, an investment banking firm, in Paris.

   Lisa Wyly has served as a director of GreenMountain.com since March 1999 and a member of the management committee of our predecessor since August 1997. Ms. Wyly is a Managing Director of Highland Stargate, Ltd., a private company that oversees 100 family trusts and partnerships. From 1992 to 1997, Ms. Wyly was Program Director of the Family Sign Language Program for the Massachusetts State Association of Deaf. From 1990 to 1992, Ms. Wyly was a teacher at R.E.A.D.S., a program for deaf and hard of hearing children.

   Mark Cuban has been a member of the management committee of our predecessor since February 1999 and is expected to be appointed as a director of GreenMountain.com prior to the closing of this offering. From May 1995 to the present Mr. Cuban has served as President and Chairman of the Board of broadcast.com, a provider of live and on-demand audio and video programs over the Internet, which he co-founded in 1995. From 1991 to May 1995, Mr. Cuban was President of Radical Computing, a Dallas-based venture capital and investment company specializing in technology companies.

   Richard E. Hanlon has been a member of the management committee of our predecessor since February 1999 and is expected to be appointed as a director of GreenMountain.com prior to the closing of this offering. Mr. Hanlon has been Vice President, Investor Relations of America Online, a global provider of Internet online services, since February 1995. From March 1993 to February 1995, Mr. Hanlon was President of Hanlon & Co., a consulting firm. Mr. Hanlon is also a director of Michaels Stores.

                                                                  Choose wisely.

   Reed E. Maltzman has been a member of the management committee of our predecessor since February 1999 and is expected to be appointed as a director of GreenMountain.com prior to the closing of this offering. From July 1998 to the present, Mr. Maltzman has served as Director of Strategy at eBay, an Internet auction company. From June 1997 to July 1998, he was an Associate Research Analyst covering Internet stocks for BT Alex Brown, an investment banking firm. From August 1995 to June 1997, Mr. Maltzman served as the Manager of New Media Business Development of CKS Interactive, an interactive advertising agency. From 1994 to August 1995, Mr. Maltzman attended the Stanford School of Business.

Classified Board of Directors

   Prior to the closing of this offering, our certificate of incorporation will be amended to provide that our board of directors will be divided into three classes of directors. Each class will serve a staggered three-year term, except that the initial directors will serve as indicated in the following paragraph. Approximately one-third of our board of directors will be elected each year. Vacancies on the board will be filled only by persons elected by a majority of the remaining directors, and a director elected by the board to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor has been elected and qualified. See "Description of Capital Stock--Certain Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law."

   Sam Wyly, Mark Cuban and Lee Hobson will serve as Class I directors, whose terms expire at the 2000 annual meeting of stockholders. Dennis Crumpler, Reed Maltzman and Evan Wyly will serve as Class II directors, whose terms expire at the 2001 annual meeting of stockholders. Richard Hanlon and Lisa Wyly will serve as Class III directors, whose terms expire at the 2002 annual meeting of stockholders. We have retained a director search firm to assist us in identifying candidates in our search for an additional director. We anticipate that the board of directors will appoint the individual selected as a director as soon as practicable after the search is completed and that he or she will be appointed to serve in Class III.

Board Committees

   Prior to the closing of this offering, our board of directors expects to establish five board committees--an Executive Committee, an Environmental Integrity Committee, an Audit and Special Compensation Committee, a Compensation Committee and a Nominating Committee.

  Executive Committee

   Between meetings of our full board of directors, the Executive Committee may exercise all of the power and authority of the board in the oversight of the management of our business and affairs, subject to certain limitations under Delaware law. The initial Executive Committee members will be Sam Wyly, Evan Wyly and Lisa Wyly.

  Environmental Integrity Committee

   The Environmental Integrity Committee will be responsible for reviewing our effect on the environment and our adherence to our environmental principles and making recommendations to the full board of directors as to how we can improve our environmental performance. The initial members of the Environmental Integrity Committee will be Sam Wyly, Evan Wyly and Lisa Wyly.

  Audit and Special Compensation Committee

   The Audit and Special Compensation Committee will review our internal accounting procedures and controls and consult with and review the services provided by our independent accountants. The Audit and Special Compensation Committee will also review and determine the salaries, benefits, stock option grants and

It's a small planet.(SM)
other compensation of the Chairman, any Vice Chairman, any director serving on the Compensation Committee, the Chief Executive Officer and all other executive officers. The initial Audit and Special Compensation Committee members will be Mark Cuban, Richard Hanlon and Reed Maltzman.

  Compensation Committee

   The Compensation Committee will review and recommend to the full board of directors the salaries, benefits, stock option grants and other compensation of all employees, consultants, directors and other individuals compensated by us (other than the Chairman, any Vice Chairman, any director serving on the Compensation Committee, the Chief Executive Officer and all other executive officers). The initial Compensation Committee members will be Sam Wyly, Evan Wyly and Lisa Wyly.

  Nominating Committee

   The Nominating Committee will responsible for considering and making recommendations to the full board of directors regarding nominees for election to the board of directors and board committee assignments. The initial members of the Nominating Committee will be Sam Wyly, Evan Wyly and Lisa Wyly.

Director Compensation

   We currently have no standard arrangement under which we compensate directors for their services provided in that capacity, except that we reimburse them for out-of-pocket expenses incurred in connection with attending board of directors and committee meetings. Directors will be eligible to receive stock option grants under our 1999 Stock Option Plan. See "--Stock Option Agreements and Plans--1999 Stock Option Plan." Those persons who have become or are expected to become directors of GreenMountain.com have been granted options to purchase units in the limited liability company. See "Principal Stockholders."

                                                                  Choose wisely.

Executive Compensation

   The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid for services rendered to us in all capacities during 1997 and 1998, by our former and current Chief Executive Officer and our four most highly compensated executive officers, other than our Chief Executive Officer, who were serving as executive officers at the end of 1998. Mr. Hyde ceased to be an executive officer effective as of October 6, 1998. Mr. Luther retired an executive officer effective as of January 30, 1999.

                           SUMMARY COMPENSATION TABLE

                                                             Long-Term
                                 Annual Compensation    Compensation Awards
                                 ------------------- -------------------------
   Name and                                                                     All Other
   Principal Position       Year  Salary     Bonus   Shares Underlying Options Compensation
   ------------------       ---- ------------------- ------------------------- ------------
   M. David White(1)....... 1998 $  37,576 $       0               0           $    258(2)
   Chief Executive Officer  1997        --        --              --                 --

   Douglas G. Hyde(3)...... 1998   285,000         0               0            153,697(4)
   Chief Executive Officer  1997    98,679   106,875           4,974              1,200(4)

   Kevin W. Hartley........
   Vice President,          1998   155,000   125,000               0              8,348(5)
   Marketing                1997    54,524    34,875           6,466                775(5)

   Thomas C. Boucher....... 1998   150,000    45,000               0              9,743(6)
   Vice President, Energy   1997    51,786    33,750           5,471              1,125(6)
   Supply and Business
   Development

   David B. Luther(7)......
   Vice President,          1998   150,000    45,000               0             18,820(8)
   Operations               1997    60,714    33,750           2,487              8,413(8)

   Peter H. Zamore......... 1998   140,000    45,000               0              9,204(9)
   Vice President, General  1997    48,952    31,500           4,974              1,050(9)
   Counsel and Secretary

--------

(1) Mr. White became the Chief Executive Officer as of October 5, 1998. Mr. White's annualized salary for 1998 was $155,000.
(2) Represents contributions to our 401(k) plan.
(3) Mr. Hyde resigned as Chief Executive Officer and ceased to be an executive officer as of October 6, 1998. Since that date, he has continued as an employee at the same level of compensation and will cease to be an employee as of April 6, 1999.
(4) For 1998, represents severance compensation in the amount of $142,500, contributions to our 401(k) plan in the amount of $9,832 and payments for life insurance in the amount of $1,365. For 1997, represents contributions to our 401(k) plan in the amount of $1,200.
(5) For 1998, represents contributions to our 401(k) plan in the amount of $7,932 and payments for life insurance in the amount of $416. For 1997, represents contributions to our 401(k) plan in the amount of $775.
(6) For 1998, represents contributions to our 401(k) plan in the amount of $9,132 and payments for life insurance in the amount of $611. For 1997, represents contributions to our 401(k) plan in the amount of $1,125.
(7) Mr. Luther retired effective as of January 30, 1999.
(8) For 1998, represents contributions to our 401(k) plan in the amount of $6,820 and payments for housing costs in the amount of $12,000. For 1997, represents contributions to our 401(k) plan in the amount of $1,125 and payments for housing costs in the amount of $7,288.
(9) For 1998, represents contributions to our 401(k) plan in the amount of $8,432 and payments for life insurance in the amount of $772. For 1997, represents contributions to our 401(k) plan in the amount of $1,050.

It's a small planet.(SM)

Option Exercises in Last Fiscal Year and Option Grants in Last Fiscal Year

   We did not grant any options to the executive officers named in the summary compensation table above during 1998.

Fiscal Year End Option Values

   The following table provides information, for each of the executive officers named in the summary compensation table above, regarding unexercised options held as of December 31, 1998. No options were exercised during 1998.

                                 Number of Shares        Value of Unexercised
                              Underlying Unexercised         In-the-Money
                                    Options at                Options at
                               December 31, 1998(1)        December 31, 1998
                             ------------------------- -------------------------
   Name                      Exercisable Unexercisable Exercisable Unexercisable
   ----                      ----------- ------------- ----------- -------------
   M. David White...........        0            0           0            0
   Douglas G. Hyde..........    4,975            0           0            0
   Kevin W. Hartley.........    2,587        3,880           0            0
   Thomas C. Boucher........    2,190        3,282           0            0
   David B. Luther..........      997        1,490           0            0
   Peter H. Zamore..........    1,990        2,985           0            0

--------
(1) Assuming our conversion from a limited liability company to a corporation had occurred as of December 31, 1998.

Employment Agreements

  Agreement With Vice Chairman

   On February 5, 1999, we entered into a letter agreement with Dennis M. Crumpler relating to his service to us as a director, Vice Chairman and consultant. Under the agreement, Mr. Crumpler purchased an equity interest under our Employee Unit Purchase Plan. See "Certain Transactions--Subsequent Transactions--Employee Unit Purchase Plan." In connection with the execution of the agreement, in February 1999, we granted him an option to purchase 50,000 shares of common stock at an exercise price of $4.00 per share (assuming our conversion from a limited liability company to a corporation had occurred as of the date of that grant), in connection with his service as a director. See "Management--Director Compensation." At that time, we also granted him an option to purchase 356,250 shares of common stock at an exercise price of $4.00 per share (assuming our conversion from a limited liability company to a corporation had occurred as of the date of that grant), in connection with his service as Vice Chairman. These options provide for vesting as to 20% of the underlying equity interest on the date of grant and vesting as to 5% of the underlying equity interest on the first day of each of the next 16 calendar quarters.

  Employment Agreement with Our Chief Executive Officer

   On October 5, 1998, we entered into an employment agreement with M. David White, our Chief Executive Officer. The agreement provides that Mr. White will receive an initial annual base salary of $155,000 and an annual incentive bonus payable at the discretion of our board of directors. In addition, he receives an annual expense allowance of up to $50,000 for transportation and housing. Mr. White also receives health, term life and disability insurance and is eligible to participate in other benefit plans made available to our senior executives.

                                                                  Choose wisely.

   Under the agreement, Mr. White purchased an equity interest under our Employee Unit Purchase Plan. See "Certain Transactions--Subsequent Transactions--Employee Unit Purchase Plan." Under the agreement, in January 1999 we granted him an option to purchase 750,000 shares of common stock at an exercise price of $4.00 per share (assuming our conversion from a limited liability company to a corporation had occurred as of the date of that grant). This option provides for vesting as to 20% of the underlying equity interest on February 2, 1999 and vesting as to 5% of the underlying equity interest on the first day of each of the next 16 calendar quarters. In addition, pursuant to certain antidilution provisions of the agreement, in connection with the completion of a private equity offering in February 1999 we granted him an option to purchase 187,500 shares of common stock at an exercise price of $8.00 per share (assuming our conversion from a limited liability company to a corporation had occurred as of the date of that grant). This option provides for vesting as to 20% of the underlying equity interest on the date of grant and vesting as to 5% of the underlying equity interest on the first day of each of the next 16 calendar quarters. Under the agreement, we will also grant Mr. White an option in connection with the closing of this offering that will entitle him to purchase a number of shares of common stock equal to 5% of the number of shares issued in this offering at an exercise price per share equal to the initial public offering price. This option will be subject to a vesting schedule similar to that of Mr. White's other options described in this paragraph.

   Mr. White's employment agreement provides for his employment until December 31, 2003, but his employment may be terminated earlier by either party. If we terminate his employment for cause or he terminates his employment without good reason, he will receive no further compensation or other benefits from us, except compensation that has been accrued but not paid and benefits that we are required by law to continue. If we terminate his employment without cause or he terminates his employment with good reason, he will receive salary and benefits, including health, life and disability insurance, for up to one year following his termination and, under certain circumstances, the options granted to him as described above will immediately vest and be exercisable.

   At the time he accepted his position with us, David White, our Chief Executive Officer, also entered into an agreement with Highland Stargate, an entity controlled by the Wyly family. Under that agreement, Highland Stargate has agreed to provide compensation and certain benefits to Mr. White in consideration for services provided by Mr. White to Highland Stargate. The agreement expressly provides that the performance of Mr. White's duties to Highland Stargate will not interfere with the performance by him of his duties to us on a substantially full-time basis. At the time he accepted his position with us, Scott Canon, our Chief Financial Officer, also entered into a similar agreement with Highland Stargate.

  Employment Agreements With Other Executive Officers

   On August 6, 1997, in connection with our initial formation we entered into a three-year employment agreement with each of Thomas C. Boucher, Kevin W. Hartley, Douglas G. Hyde, David B. Luther and Peter H. Zamore. Each of these agreements provides that the executive will receive a minimum specified annual salary and will be entitled to participate in any benefit plan made generally available by us to our executives and key management employees. The minimum specified annual salaries are as follows:

                                                                          Base
       Name                                                              Salary
       ----                                                             --------
       Thomas C. Boucher............................................... $150,000
       Kevin W. Hartley................................................  155,000
       Douglas G. Hyde.................................................  285,000
       David B. Luther.................................................  150,000
       Peter H. Zamore.................................................  140,000

If we terminate the executive's employment for cause or the executive terminates his employment without good reason, we have no further obligations under the agreement other than to pay the executive's salary through the date of termination. If we terminate the executive's employment without cause or the executive terminates his employment for good reason, we are required to continue to pay the executive an amount equal to his salary and provide medical and dental insurance coverage for up to one year following termination.

It's a small planet.(SM)

   Contemporaneously with the execution and delivery of these employment agreements on August 6, 1997, each of these executives was granted an option to purchase the number of shares indicated below at an exercise price of $90.48 per share (assuming our conversion from a limited liability company to a corporation had occurred as of that date):

                                                               Number of Shares
       Name                                                    Underlying Option
       ----                                                    -----------------
       Thomas C. Boucher......................................       5,472
       Kevin W. Hartley.......................................       6,467
       Douglas G. Hyde........................................      12,437
       David B. Luther........................................       2,487
       Peter H. Zamore........................................       4,975

These options provide for vesting as to 20% of the underlying equity interest on the date of grant and vesting as to 20% of the underlying equity interest on each of the first four anniversaries of the grant date. In addition, the unvested portion of these options becomes immediately exercisable upon the closing of this offering.

   On October 6, 1998, we entered into a separation agreement and release with Mr. Hyde. Under that agreement Mr. Hyde resigned as our President, but continued as our employee at the level of compensation provided in his employment contract until April 6, 1999. We made an initial cash payment of $142,500 to him shortly after the execution of the agreement, a second cash payment of $142,500 to him shortly after December 31, 1998 and a third cash payment of $142,500 to him in March, 1999. The agreement provides that his option granted on August 6, 1997, to the extent vested on April 6, 1999, will remain exercisable until August 6, 2002 . Under the agreement, he was permitted to invest under the Employee Unit Purchase Plan. See "Certain Transactions-- Subsequent Transactions--Employee Unit Purchase Plan." Under the agreement, Mr. Hyde is prohibited from engaging in certain competitive activities and from recruiting our employees and soliciting our customers during the two-year period ending April 6, 2001.

Stock Option Agreements and Plans

  Options Granted Upon Formation of the Limited Liability Company

   On August 6, 1997, options were granted to certain officers and advisors of the limited liability company in connection with its formation. These grants are evidenced by Operating Management Option Agreements and Supervisory Management Option Agreements dated as of August 6, 1997. As of March 31, 1999, options exercisable for 39,902 shares of common stock at an exercise price of $90.24 per share and 28,360 shares of common stock of an exercise price of $90.48 per share (assuming our conversion from a limited liability company to a corporation had occurred as of that date) were outstanding under these agreements. See "Management--Employment Agreements--Employment Agreements with Other Executive Officers" and "Shares Eligible for Future Sale."

  1997 Employee Ownership Plan

   In 1997, our predecessor adopted a 1997 Employee Ownership Plan. Under the 1997 Employee Ownership Plan, our predecessor from time to time granted options to eligible employees. As of March 31, 1999, options exercisable for 6,597 shares of common stock at an exercise price of $90.48 (assuming our conversion from a limited liability company to a corporation had occurred as of that date) were outstanding under the 1997 Employee Ownership Plan. No additional options are expected to be granted under the 1997 Employee Ownership Plan. See "Shares Eligible for Future Sale."

                                                                  Choose wisely.

  1999 Unit Option Plan

   In 1999, our predecessor adopted a 1999 Unit Option Plan. Under the 1999 Unit Option Plan, our predecessor granted options to eligible participants, including employees, directors and consultants. As of March 31, 1999, options exercisable for 4,029,500 shares of common stock at an exercise price of $4.00 and 885,000 shares of common stock at an exercise price of $8.00 (assuming our conversion from a limited liability company to a corporation had occurred as of that date) were outstanding under the 1999 Unit Option Plan. See "Shares Eligible for Future Sale."

  1999 Stock Option Plan

   Prior to the closing of this offering, we will adopt a 1999 Stock Option Plan, which will amend and restate the 1997 Employee Ownership Plan and the 1999 Unit Option Plan. The purpose of the 1999 Stock Option Plan is to attract and retain the best available talent and encourage the highest level of performance by executive officers, key employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of our business, in order to serve the best interests of GreenMountain.com and its stockholders. We expect that option grants under the 1999 Stock Option Plan will be a key element of our compensation strategy, and that we will utilize the reservation of shares under the 1999 Stock Option Plan to the maximum extent practicable. Subject to the approval of the Audit and Special Compensation Committee and our board of directors, we expect in connection with the closing of this offering to grant to Sam Wyly, our Chairman, an option to purchase a number of shares of common stock equal to 5% of the number of shares issued in this offering at an exercise price per share equal to the initial public offering price. This option will vest as to 20% of the underlying shares on the date of grant and will vest as to 5% of the underlying shares on the first day of each of the next 16 calendar quarters. David White, our Chief Executive Officer, will receive a similar grant under the terms of his employment agreement. See "--Employment Agreements--Employment Agreement with Our Chief Executive Officer." Further, we expect that, following the closing of this offering our directors who are actively involved in the management of our business and our executive officers will from time to time receive substantial option grants.

   Administration. The 1999 Stock Option Plan will be administered by the Audit and Special Compensation Committee or the full board of directors.

   Options. The 1999 Stock Option Plan will authorize the grant of stock options to purchase shares of GreenMountain.com common stock. Grants under the 1999 Stock Option Plan are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code.

   Number of Shares Reserved. The total number of shares of common stock that
will be available for issuance under the 1999 Stock Option Plan is     .
However, this number will be increased, if necessary, on each fiscal quarter so that the sum of:

  (1) the total number of shares of common stock previously issued upon the exercise of stock options;

  (2) the total number of shares of common stock then subject to outstanding stock options; and

  (3) the total number of shares of common stock then remaining available under the 1999 Stock Option Plan to be made subject to future grants of stock options equals 20% of the total number of outstanding shares of common stock of GreenMountain.com, computed on a fully-diluted basis.

   The Audit and Special Compensation Committee and the board of directors may make additional adjustments in the maximum number of shares available under the 1999 Stock Option Plan or in the number of shares of common stock covered by outstanding options, in the purchase price per share of common stock

It's a small planet.(SM)
covered by options, and/or in the kind of shares covered (including shares of another issuer), as the Audit and Special Compensation Committee or the board of directors in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of 1999 Stock Option Plan participants resulting from any change in our capital structure, merger, consolidation, spin-off, reorganization, liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having a similar effect.

   Eligibility. Our executive officers, key employees, directors, advisors and consultants, and prospective employees, directors, advisors and consultants, will be eligible to receive grants of stock options.

   Transferability. Each option granted pursuant to the 1999 Stock Option Plan may be subject to any transfer restrictions as the Audit and Special Compensation Committee or the board of directors determines.

   Description of Awards. The 1999 Stock Option Plan will not specify a maximum term for stock options. The exercise price of the options may not be less than the fair market value per share of common stock on the grant date. The Audit and Special Compensation Committee or the board of directors may, without the consent of the holder of an option, amend the terms of the option in various respects, including acceleration of the time at which the option may be exercised, extension of the expiration date, reduction of the exercise price and waiver of other conditions or restrictions.

   Each grant of options will specify the number of shares of common stock, the exercise price and any vesting schedule and state whether the exercise price is payable in cash, by the actual or constructive transfer to GreenMountain.com of nonforfeitable, unrestricted shares of common stock already owned by the participant having an actual or constructive value as of the time of exercise equal to the total exercise price, by any other legal consideration authorized by the Audit and Special Compensation Committee or the board of directors or by a combination of such methods of payment.

   The maximum aggregate number of shares of common stock with respect to which options may be granted to any participant during any single calendar year will
not exceed   .

   Vesting of Options Upon a Change in Control. The stock option agreement evidencing any stock option may provide that the stock option will become exercisable if there is a change in control of GreenMountain.com (as defined in the stock option agreement or in any agreement referenced in such stock option agreement) or in the event of any other similar transaction or event.

   Amendment and Termination. The board of directors may amend or terminate the 1999 Stock Option Plan at any time. The termination of the 1999 Stock Option Plan will not adversely affect the terms of any outstanding options. If any law, rule or regulation removes or lessens any restrictions imposed for options, the Audit and Special Compensation Committee or the board of directors may amend the 1999 Stock Option Plan and all options then outstanding will be subject to such amendment.

Compensation Committee Interlocks and Insider Participation

   The limited liability company does not have a compensation committee. Decisions regarding compensation have been made by the full management committee of the limited liability company, including Sam Wyly, the Chairman of that committee. Mr. Wyly may be deemed to be an executive officer of the limited liability company because of policy making functions performed by him as Chairman of its management committee.

   Sam Wyly is an executive officer and director of Sterling Software and Michaels Stores. He serves as a member of the executive committee and stock option committee of Sterling Software and as a member of the compensation committee of Michaels Stores. Accordingly, Sam Wyly has participated in decisions related to compensation of executive officers of each of GreenMountain.com, Sterling Software and Michaels Stores.

                                                                  Choose wisely.

   None of the limited liability company's executive officers (other than Sam Wyly, who may be deemed to have been an executive officer) has served on the compensation committee, or on any full board of directors or other board committee that performs functions similar to a compensation committee, of any entity that has one or more of its executive officers who has served as a member of the limited liability company's management committee.

Limitation of Liability and Indemnification Matters

   Prior to the closing of this offering, our certificate of incorporation and bylaws will be amended. Our amended certificate will limit the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for any of the following:

  .a breach of the director's duty of loyalty to the corporation or its stockholders;

  .any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

  .unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  .any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or recission.

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

   Our amended certificate and amended bylaws will provide that we are required to indemnify our directors and officers to the maximum extent permitted by law. Our amended bylaws also require us to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of GreenMountain.com or as a director, officer, employer or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if serving as such at our request. Our amended bylaws will also permit us to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity.

   We intend to enter into indemnification agreements with our directors and certain of our officers containing provisions that:

  .indemnify, to the maximum extent permitted by Delaware law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature);

  .to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and

  .to obtain directors' and officers' liability insurance if maintained for other directors or officers.

   We believe that the provisions of our certificate of incorporation and bylaws described above and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The limited liability company currently has liability insurance for its management committee members and officers and we intend to obtain directors' and officers' liability insurance for directors and officers of GreenMountain.com.

It's a small planet.(SM)

                              CERTAIN TRANSACTIONS

Formation of the Business

  Background Of The Business

   Between 1994 and 1997, an affiliate of Green Mountain Power Corporation conducted extensive market research to evaluate the viability of a nationally-marketed, premium-priced green electricity product supported by a strong pro-environmental brand identity. This market research was designed to identify:

  .The most attractive consumer segments;

  .The key elements of environmental positioning; and

  .The optimal design of potential green electricity products.

   An affiliate of Green Mountain Power Corporation also participated, together with 20 other companies, in deregulated energy pilot programs in Massachusetts and New Hampshire in order to test the viability of marketing green electricity and natural gas products.

  Formation Of The Limited Liability Company

   On August 6, 1997, a subsidiary of Green Mountain Power Corporation and Green Funding I, L.L.C., an investment vehicle controlled by the Wyly family, entered into a limited liability company agreement relating to the formation of Green Mountain Energy Resources L.L.C.

   Limited Liability Company Agreement. Under the limited liability company agreement:

  .The subsidiary of Green Mountain Power Corporation contributed certain service marks, including our "Choose wisely. It's a small planet." and "Green Mountain Energy Resources" service marks, various marketing studies and analyses and its rights under agreements with various third-party service providers, in exchange for a 33% equity interest in the limited liability company;

  .Green Funding I contributed $8.0 million and committed to contribute an additional $22.0 million over time, in exchange for a 67% equity interest in the limited liability company; and

  .Immediately following the initial contribution by Green Funding I, the subsidiary of Green Mountain Power Corporation received a distribution from the limited liability company of $4.0 million.

   The limited liability company agreement also contained provisions relating to, among other things, the allocation of profits and losses, the management of the limited liability company, restrictions on transfer and registration rights.

   Non-Compete and Name Use Agreement. In connection with the formation of the limited liability company, on August 6, 1997, Green Mountain Power Corporation, Green Funding I and the limited liability company entered into an agreement containing:

  .Covenants by Green Mountain Power Corporation and Green Funding I generally not to engage in the retail energy business, subject to certain exceptions related to Green Mountain Power Corporation's then-existing business activities;

  .Covenants by Green Mountain Power Corporation and Green Funding I not to use the Green Mountain name in connection with business activities similar to those conducted by the limited liability company; and

  .Other covenants by Green Mountain Power Corporation relating to the use of the Green Mountain name.

                                                                  Choose wisely.

   Transfer of Employees. In connection with the formation of the limited liability company, on or about August 6, 1997, some individuals who were employed by Green Mountain Power Corporation ceased their employment with that company and became employees of the limited liability company. These individuals included Ms. Blunden, Mr. Boucher, Mr. Hartley, Mr. Hyde, Mr. Luther, Ms. O'Neill, Mr. Rawls and Mr. Zamore.

Subsequent Transactions

  September 1997 Capital Infusion

   On September 29, 1997, Green Funding I committed an additional $10.0 million to the limited liability company in exchange for an additional equity interest in the limited liability company, raising Green Funding I's total equity interest to approximately 73%.

  August 1998 Short-Term Loan

   On August 26, 1998, the limited liability company arranged to borrow $10.0 million from Security Capital, Ltd. This loan, which bore interest at a rate of 10% per annum, was made by Security Capital, Ltd. Certain companies, whose stock is owned by irrevocable trusts of which members of the Wyly family are beneficiaries, provided credit enhancement for the loan. The loan from Security Capital was repaid in full as described below effective as of November 25, 1998. Total interest paid on that loan was $167,083.

  November 1998 Capital Infusion

   On November 20, 1998, Green Funding I committed an additional $20.0 million to the limited liability company in exchange for an additional equity interest in the limited liability company, raising Green Funding I's total equity interest to approximately 99%. This contribution consisted of the payment in full of the $10.0 million short-term note described above for the benefit of the limited liability company and $10.0 million in cash.

  December 1998 Repurchase of Green Mountain Power Corporation's Equity
Interest

   On December 23, 1998, Green Mountain Power Corporation, its subsidiaries, Green Funding I and the limited liability company entered into an agreement that provided for the termination of the non-compete and name use agreement described above and the repurchase by the limited liability company of the remaining approximately 1% equity interest held by the subsidiary of Green Mountain Power Corporation. Under this agreement:

  .Green Mountain Power Corporation agreed not to engage in the unregulated marketing or retail sale of electricity or gas outside Vermont for seven years;

  .Green Mountain Power Corporation agreed not to use the Green Mountain name, subject to a limited exception for activities in Vermont;

  .The subsidiary of Green Mountain Power Corporation transferred to the limited liability company its remaining equity interest, withdrew as a member and caused its representative on the management committee of the limited liability company to resign;

  .The limited liability company agreed to pay Green Mountain Power
   Corporation $1,000,000 in cash; and

  .There were mutual releases granted between Green Funding I and the limited liability company, on the one hand, and Green Mountain Power Corporation and its subsidiaries, on the other hand.

   As of January 1999, Green Funding I owned 100% of the equity interests in the limited liability company represented by 6,000,000 common units.

It's a small planet.(SM)

  Employee Unit Purchase Plan

   During January and early February 1999, employees, consultants and other participants in our Employee Unit Purchase Plan purchased 1,000,000 common units in the limited liability company in the aggregate for total consideration of $10.0 million. Upon our conversion from a limited liability company to a corporation, these 1,000,000 common units will be converted to 2,500,000 shares of common stock. Under the Employee Unit Purchase Plan, participants were permitted to pay for the common units purchased with cash or promissory note, or with any combination of cash and promissory notes. Promissory notes used to pay for the equity interests bear interest at 6% per annum and become payable on the earliest of the obligor's death, termination of the obligor's employment or services and December 31, 2003. On each of the first four anniversaries of the date of the note, accrued and unpaid interest will be added to principal. The notes are secured by all equity interests that the participant currently owns, including those acquired under the Employee Unit Purchase Plan, and all equity interests that the participant acquires in the future, but are otherwise non-recourse to the obligor. The equity interests securing these notes are held in escrow for our benefit. The following table sets forth certain information regarding the number of shares purchased by our executive officers and directors (assuming our conversion from a limited liability company to a corporation had occurred), indicating the aggregate amount and type of consideration paid.

                            Number of            Amount of
   Name and Position         Shares      Cash       Loan    Total Consideration
   -----------------        --------- ---------- ---------- -------------------
   Dennis M. Crumpler......   500,000 $1,000,000 $1,000,000     $2,000,000

   M. David White..........   750,000  1,500,000  1,500,000      3,000,000

   Dennis W. Kelly.........   100,000    200,000    200,000        400,000
   Kevin W. Hartley........   165,000    115,000    545,000        660,000

   Julia D. Blunden........    25,000     50,000     50,000        100,000

   Thomas C. Boucher.......    26,000     52,000     52,000        104,000

   Karen K. O'Neill........    25,000     50,000     50,000        100,000

   Peter H. Zamore.........    28,500     57,000     57,000        114,000

   Jay LeDuc...............     6,500     13,000     13,000         26,000

   Thomas Rawls............     2,500      5,000      5,000         10,000

   K. Scott Canon..........   262,500    400,000    650,000      1,050,000
                            --------- ---------- ----------     ----------
     Totals................ 1,891,000 $3,442,000 $4,122,000     $7,564,000
                            ========= ========== ==========     ==========

  Private Equity Offering

   On February 17, 1999, the limited liability company closed a private equity offering. Investors in the offering purchased 1,515,500 common units in the limited liability company in the aggregate for total consideration of $30.3 million. Upon our conversion from a limited liability company to a corporation, these 1,515,500 common units will be converted into 3,788,750 shares of common stock. As a result of such purchases, Maverick Capital became the beneficial owner of 750,000 common units, which will be represented by 1,875,000 shares upon our conversion from a limited liability company to a corporation, for an aggregate purchase price of $15.0 million. Evan Wyly is a Managing Partner and
H. Lee S. Hobson is a Partner of Maverick Capital. In addition, Green Funding II, L.L.C., an investment vehicle controlled by the Wyly family, acquired directly 500,000 common units, which will be represented by 1,250,000 shares upon our conversion from a limited liability company to a corporation, for an aggregate purchase price of $10.0 million.

                                                                  Choose wisely.

  Working Capital Funding Commitment

   Pursuant to an agreement entered into in April 1999, Green Funding I has committed to provide us with up to $22.0 million in cash to permit us to meet our working capital needs for the remainder of our 1999 fiscal year. Any advances under the agreement will bear interest at 6.0% per annum. The agreement provides that accrued and unpaid interest will be capitalized and added to principal on each June 30 and December 31. Principal, together with accrued and unpaid interest, will be payable on April 23, 2001. In addition, we will be required to repay any advances in full from the net proceeds of this offering. See "Use of Proceeds."

Reorganization Transaction

   Prior to the closing of this offering, we will convert our business from a limited liability company to a corporation in order to have a business organization form that is more typical of other publicly traded entities. This conversion will be accomplished by merging Green Mountain Energy Resources L.L.C., a Delaware limited liability company, into GreenMountain.com Company, a Delaware corporation. In connection with the conversion, the limited liability company agreement will terminate, except for certain covenants that, by their terms, require performance after the termination of such agreement, and each member will have the right to receive 2.5 shares of GreenMountain.com common stock in exchange for each of its common units in the limited liability company (subject to the payment of cash in lieu of fractional shares). In addition, all outstanding options and warrants exercisable for common units in the limited liability company will, in effect, be converted into options or warrants exercisable for GreenMountain.com common stock.

   The former members of the limited liability company will have certain registration rights with respect to shares of GreenMountain.com they receive in the conversion. See "Description of Capital Stock--Registration Rights."

   We have been informed that, following our conversion from a limited liability company to a corporation, but prior to the closing of this offering, the shares of GreenMountain.com owned by each of Green Funding I and Green Funding II will be distributed to the beneficial holders of the ownership interests in those entities.

Certain Other Transactions and Relationships

  Agreement With Sterling Software

   In February 1998, we entered into an agreement with Sterling Software, a supplier of software products and services with expertise in network management and automation. Under that agreement, Sterling Software provides us with certain network management services and other information systems consulting services. We paid Sterling Software $826,611 for services provided by it during 1998 and owed it an additional $382,396 for those services as of December 31, 1998. We paid Sterling Software $576,857 during the first quarter of 1999. Sam Wyly and Evan Wyly are directors and stockholders of Sterling Software.

  Transactions With Green Mountain Power Corporation

   We paid $165,365 to Green Mountain Power Corporation for facilities maintenance and other services during 1998. We received from Green Mountain Power Corporation $73,191 for services provided to it by our employees during 1998.

It's a small planet.(SM)

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information, as of the date of this prospectus, with respect to beneficial ownership of shares of common stock of GreenMountain.com, each person who we expect to beneficially own more than 5% of the common stock after the offering, by each director and director nominee, by each executive officer named in the summary compensation table included above and by all directors, director nominees and executive officers as a group. The information in the table reflects both our conversion from a limited liability company to a corporation, the related exchange of each common unit of the limited liability company for 2.5 shares of common stock in the corporation and the distributions of shares owned by Green Funding I and Green Funding II to the beneficial holders of the ownership interests in those entities. See "Certain Transactions--Reorganization Transaction."

                                                              Percentage of
                                                                  Shares
                                                               Beneficially
                                          Number of Shares        Owned
                                         Beneficially Owned ------------------
             Name and Address               Prior to the    Prior to After the
          of Beneficial Owner(1)              Offering      Offering Offering
          ----------------------         ------------------ -------- ---------
   Sam Wyly.............................     1,709,437 (2)     8.0%
   Dennis M. Crumpler...................       601,562 (3)     2.8
   Evan A. Wyly.........................       148,812 (4)       *
   M. David White.......................       984,375 (5)     4.6
   Douglas G. Hyde......................        43,975 (6)       *
   Kevin W. Hartley.....................       215,217 (7)     1.0
   Thomas C. Boucher....................        62,722 (8)       *
   Peter H. Zamore......................        64,725 (9)       *
   David B. Luther......................        27,997 (10)      *
   H. Lee S. Hobson.....................        60,625 (11)      *
   Lisa Wyly............................       494,474 (12)    2.3
   Richard E. Hanlon....................        62,500 (13)      *
   Mark Cuban...........................        62,500 (13)      *
   Reed E. Maltzman.....................        62,500 (13)      *
   Maverick Capital, Ltd................     3,435,000 (14)   16.1
   Locke Limited........................     5,419,885 (15)   25.5
   All directors, director nominees and
    executive officers as a group (18
    persons)............................     5,104,211        22.7%        %

--------
   *Less than 1%.
(1) Except as otherwise indicated, the address for each beneficial owner is c/o GreenMountain.com Company, 55 Green Mountain Drive, P.O. Box 2206, South Burlington, Vermont 05407-2206.

(2) Includes: (A) 141,490 shares issuable upon the exercise of options owned of record by Mr. Sam Wyly and 2,000 shares owned by four family trusts of which Mr. Sam Wyly is trustee, all of which are exercisable within 60 days;
    (B) 5,985 shares issuable upon the exercise of options owned of record by Mr. Sam Wyly and 2,990 shares issuable upon the exercise of options owned of record by four family trusts of which Mr. Sam Wyly is trustee, all of which become exercisable upon the closing of this offering; (C) 1,366,620 shares owned of record by four family trusts of which Mr. Sam Wyly is trustee; and (D) 182,797 shares owned by the Cheryl R. Wyly Marital Trust. Mr. Sam Wyly disclaims beneficial ownership of the shares and options owned by these trusts.

(3) Includes 101,562 shares issuable upon the exercise of options exercisable within 60 days.

(4) Includes 142,080 shares issuable upon the exercise of options exercisable within 60 days and 6,732 shares issuable upon the exercise of options that will become exercisable upon the closing of this offering.

(5) Includes 234,375 shares issuable upon the exercise of options exercisable within 60 days.

(6) Includes 4,975 shares issuable upon the exercise of options exercisable within 60 days.

(7) Includes 46,337 shares issuable upon the exercise of options exercisable within 60 days and 3,880 shares issuable upon exercise of options that will become exercisable upon the closing of this offering.

                                                                  Choose wisely.

(8) Includes 33,440 shares issuable upon the exercise of options exercisable within 60 days and 3,282 shares issuable upon exercise of options that will become exercisable upon the closing of this offering.

(9) Includes 33,240 shares issuable upon the exercise of options exercisable within 60 days and 2,985 shares issuable upon exercise of options that will become exercisable upon the closing of this offering.

(10) Includes 997 shares issuable upon the exercise of options exercisable within 60 days.

(11) Includes 54,375 shares issuable upon the exercise of options exercisable within 60 days.

(12) Includes: (A) 33,245 shares issuable upon the exercise of options owned of record by Ms. Wyly and 500 shares issuable upon the exercise of options owned of record by a family trust of which Ms. Wyly is trustee, all of which are exercisable within 60 days; (B) 2,992 shares issuable upon the exercise of options owned of record by Ms. Wyly and 747 shares issuable upon the exercise of options owned of record by a family trust of which Ms. Wyly is trustee, all of which become exercisable upon the closing of this offering; and (C) 456,990 shares owned of record by a family trust of which Ms. Wyly is trustee. Ms. Wyly disclaims beneficial ownership of the shares and options owned by the trust.

(13) Consists of 62,500 shares issuable upon the exercise of options exercisable within 60 days.

(14) Shares shown as beneficially owned by Maverick Capital, Ltd. are owned of record by Maverick Fund II, Ltd., Maverick Fund USA, Ltd. and Maverick Fund L.D.C. Maverick Capital, Ltd. is the investment advisor for each of these entities and, as a result of such position, Maverick Capital, Ltd. has voting and investment power over shares owned by them of record. Mr. Evan Wyly is a managing partner of Maverick Capital, Ltd. and may be deemed to be a beneficial owner of the shares shown as beneficially owned by Maverick Capital, Ltd. Mr. Evan Wyly disclaims beneficial ownership of all shares held of record by Maverick Capital, Ltd., and, accordingly, such shares are excluded from the information in the table with respect to Mr. Evan Wyly. The address of Maverick Capital, Ltd. is 300 Crescent Court, Suite 1000, Dallas, Texas 75201.

(15) The address of Locke Limited is Locke Limited c/o Aundyr Trust Company Ltd., International House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB.

It's a small planet.(SM)

   The following table sets forth information regarding options granted prior to, and outstanding as of, the date of this prospectus to directors and director nominees and executive officers named in the summary compensation table included above.

                                               Number of
                                                 Shares
                                        Date   Underlying    Exercise Expiration
                  Name                 Granted Options(1)     Price      Date
                  ----                 ------- ----------    -------- ----------
   Sam Wyly(2)........................ 8/06/97    9,975 (3)   $90.24   8/06/02
                                       1/15/99  406,250 (4)   $ 4.00   4/02/03
                                       2/17/99  143,750 (5)   $ 8.00   4/18/03
   Dennis M. Crumpler................. 2/05/99  406,250 (6)   $ 4.00   4/06/03
   Evan A. Wyly....................... 8/06/97   11,220 (3)   $90.24   8/06/02
                                       1/15/99  406,250 (4)   $ 4.00   4/02/03
                                       2/17/99   93,750 (5)   $ 8.00   4/18/03
   M. David White(7).................. 1/15/99  750,000 (8)   $ 4.00   4/02/03
                                       2/17/99  187,500 (9)   $ 8.00   4/17/03
   Douglas G. Hyde.................... 8/06/97    4,975 (10)  $90.48   8/06/02
   Kevin W. Hartley................... 8/06/97    6,467 (3)   $90.48   8/06/02
                                       1/15/99  162,500 (4)   $ 4.00   4/02/03
                                       2/17/99   12,500 (5)   $ 8.00   4/18/03
   Thomas C. Boucher.................. 8/06/97    5,472 (3)   $90.48   8/06/02
                                       1/15/99  112,500 (4)   $ 4.00   4/02/03
                                       2/17/99   12,500 (5)   $ 8.00   4/18/03
   David B. Luther.................... 8/06/97      997 (11)  $90.48   8/06/02
   Peter H. Zamore.................... 8/06/97    4,975 (3)   $90.48   8/06/02
                                       1/15/99  112,500 (4)   $ 4.00   4/02/03
   H. Lee S. Hobson................... 1/15/99  217,500 (4)   $ 4.00   4/02/03
   Lisa Wyly(12)...................... 8/06/97    4,987 (3)   $90.24   8/06/02
                                       1/15/99  125,000 (4)   $ 4.00   4/02/03
   Mark Cuban......................... 2/14/99   62,500 (13)  $ 4.00   4/16/03
   Reed E. Maltzman................... 2/04/99   62,500 (13)  $ 4.00   4/16/03
   Richard E. Hanlon.................. 2/04/99   62,500 (13)  $ 4.00   4/16/03

--------

(1) Reflects our conversion from a limited liability company to a corporation.

(2) Does not include 2,000 shares issuable upon the exercise of options that have become vested and are owned by four family trusts of which Mr. Sam Wyly is trustee or 2,990 shares issuable upon the exercise of unvested options that become exercisable upon the completion of this offering and are owned of record by the same four family trusts. Subject to the approval of the Audit and Special Compensation Committee and our board of directors, we expect in connection with the closing of this offering to grant to Sam Wyly an option to purchase a number of shares equal to 5% of the number of shares issued in this offering at an exercise price per share equal to the initial public offering price. This option will provide for vesting as to 20% of the underlying shares on the date granted and vesting as to 5% of the underlying shares on the first day of each of the next 16 calendar quarters.

(3) To date, these options have become vested with respect to 40% of the underlying shares; the unvested portion will become exercisable upon the closing of this offering.

(4) These options provide for vesting as to 20% of the underlying shares on February 2, 1999 and vesting as to 5% of the underlying shares on the first day of each of the next 16 calendar quarters.

                                                                  Choose wisely.

(5) These options provide for vesting as to 20% of the underlying shares on February 18, 1999 and vesting as to 5% of the underlying shares on the first day of each of the next 16 calendar quarters.

(6) These options provide for vesting as to 20% of the underlying shares on February 6, 1999 and vesting as to 5% of the underlying shares on the first day of each of the next 16 calendar quarters.


(7) Pursuant to Mr. White's employment agreement, in connection with the closing of this offering we will grant to him an option that will entitle him to purchase a number of shares equal to 5% of the number of shares issued in this offering at an exercise price per share equal to the initial public offering price. This option will provide for vesting as to 20% of the underlying shares on the date granted and vesting as to 5% of the underlying shares on the first day of each of the next 16 calendar quarters.

(8) These options provide for vesting as to 20% of the underlying shares on February 2, 1999 and vesting as to 5% of the underlying shares on the first day of each of the next 16 calendar quarters.

(9) These options provide for vesting as to 20% of the underlying shares on the date granted and vesting as to 5% of the underlying shares on the first day of each of the next 16 calendar quarters.

(10) Pursuant to Mr. Hyde's separation agreement and release, these options will remain exercisable until August 6, 2002. See "Management--Employment Agreements--Employment Agreements With Other Executive Officers."

(11) Upon his retirement, Mr. Luther forfeited options to purchase an additional 1,490 shares.

(12) Does not include 500 shares issuable upon the exercise of options that have become vested and are owned of record by a family trust of which Ms. Wyly is trustee or 747 shares issuable upon the exercise of unvested options which become exercisable upon the closing of this offering and are owned of record by the same family trust.

(13) These options provide for immediate vesting.

It's a small planet.(SM)

                          DESCRIPTION OF CAPITAL STOCK

   Prior to the closing of this offering, our certificate of incorporation will be amended so that we are authorized to issue 150,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 1999, there were 21,288,750 shares of common stock outstanding held of record by 91 stockholders, outstanding options to purchase 4,979,360 shares of common stock and outstanding warrants to purchase 19,922 shares of common stock (assuming our conversion from a limited liability company to a corporation and the related exchange of each common unit of the limited liability company for 2.5 shares of common stock of the corporation had occurred as of that date).

Common Stock

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of the liquidation, dissolution or winding up of GreenMountain.com, holders of common stock would be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable.

Preferred Stock

   The board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions for them, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series and the designation of that series. The issuance of preferred stock could adversely affect the voting and other rights of the holders of common stock.

Registration Rights

   After the closing of this offering, the holders of % of the outstanding shares of common stock will hold registration rights that will allow them to "piggyback" the registration of their shares under the Securities Act on future registrations of our securities. Accordingly, whenever we propose to register any shares of our common stock under the Securities Act (other than registrations on Forms S-4 or S-8), these stockholders have the right to include their shares of common stock in that registration. However, the number of shares that those stockholders may include in any registration will be reduced if the underwriters for that offering advise us that the aggregate number of shares should be reduced. We are generally obligated to bear all expenses, other than underwriting discounts and sales commissions, of the registration of all shares of common stock of those stockholders. The registration rights require those stockholders to indemnify us under certain circumstances. Registration of any of the shares of common stock held by holders of registration rights generally would result in those shares becoming freely tradable without restriction under the Securities Act immediately following their distribution in the manner described in the applicable registration statement.

Certain Provisions of our Certificate of Incorporation, our Bylaws and Delaware Law

   Prior to the closing of this offering, our certificate of incorporation and bylaws will be amended. Certain provisions of our certificate of incorporation and bylaws, as so amended, and Delaware law may have an anti-

                                                                  Choose wisely.

takeover effect and delay, defer or prevent a tender offer or takeover attempt that a stockholder may consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Classified Board Of Directors, Removal Of Directors And Filling Vacancies In Directorships

   Our amended certificate of incorporation will provide that our board of directors is divided into three classes of directors serving staggered three-year terms. See "Management--Classified Board of Directors." In addition, our amended certificate of incorporation will provide that directors may be removed only for cause by the affirmative vote of the holders of at least 80% of our voting securities entitled to vote. Under our amended certificate of incorporation, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled by the vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies may deter a third party from seeking to remove incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

  Cumulative Voting

   Our amended certificate of incorporation will expressly deny stockholders the right to cumulate votes in the election of directors. As a result, the holders of a majority of the shares voted can elect all directors standing for election.

  Stockholder Action and Special Meeting of Stockholders

   Our amended certificate of incorporation will eliminate the ability of stockholders to act by written consent in lieu of a meeting. It will also provide that special meetings of the stockholders may only be called by our Chairman, a Vice Chairman, by our Secretary within ten calendar days after receipt of a written request of a majority of the total number of directors (assuming no vacancies) or as otherwise may be provided in a preferred stock designation and the business permitted to be conducted at any such meeting will be limited to that brought before the meeting that is specified in the notice of the meeting given by or at the direction of our Chairman, a Vice Chairman or a majority of the total number of directors (assuming no vacancies) or that is otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the total number of directors (assuming no vacancies).

  Advance Notice Requirements for Stockholder Proposals and Directors
Nominations

   Our amended bylaws will provide that stockholders seeking to bring business before an annual meeting of stockholders or nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the date on which we first mail our proxy materials for the prior year's annual meeting of stockholders, except that if there was no annual meeting held during the prior year or if the annual meeting is called for a date that is not within 30 days before or after that anniversary, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which public announcement was first made of the date of the annual meeting. Our amended bylaws will also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Authorized But Unissued Shares

   Authorized but unissued shares of common stock and preferred stock under our amended certificate of incorporation will be available for future issuance without stockholder approval. These additional shares may

It's a small planet.(SM)
be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

  Supermajority Vote Requirements

   Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended certificate of incorporation and bylaws will require the affirmative vote of the holders of at least 80% of our voting securities entitled to vote, to amend, repeal or adopt any provision inconsistent with certain provisions, including those provisions relating to:

  .our classified board of directors;

  .directorship vacancies and removal of directors;

  .action by written consent of stockholders;

  .special meetings of stockholders; and

  .stockholder proposals and nominations of directors.

  Delaware Section 203

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

Market Information

   Prior to this offering, there has been no public trading market for our common stock. We have filed an application to include our common stock in the Nasdaq National Market under the symbol "GMTN."

Transfer Agent

   Our registrar and transfer agent for our common stock is Harris Trust and Savings Bank.

                                                                  Choose wisely.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock. The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

   After this offering,    shares of common stock will be outstanding (
shares if the underwriters exercise their over-allotment option in full), assuming the exchange of each common unit of the limited liability company outstanding as of the date of this prospectus for shares of common stock. See
"Capitalization." Of these shares, the    shares (   shares if the underwriters
exercise their over-allotment option in full) sold in this offering will be freely tradeable without restriction under the Securities Act except for any shares purchased by "affiliates" of GreenMountain.com as defined in Rule 144
under the Securities Act. The remaining    shares are "restricted securities"
within the meaning of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

   Our officers, directors and certain stockholders have entered into lock-up agreements under which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Prudential Securities, on behalf of the underwriters. See "Underwriting." Prudential Securities may, at any time and without notice, waive any of the terms of these lock-up agreements specified in the underwriting agreement. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sales meet the applicable conditions and restrictions of Rule 144 as described below.

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  (1) 1% of the then-outstanding shares of common stock, and
  (2) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission.

   Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about us. In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of us at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. The foregoing summary of Rule 144 is not intended to be a complete description.

   In addition, our employees, directors, officers, advisors or consultants who were issued shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus.

   As soon as practicable following the closing of this offering, we intend to
file a registration statement under the Securities Act to register       shares
of common stock issuable upon the exercise of outstanding stock options or reserved for issuance under our 1999 Stock Option Plan. See "--Stock Option Agreements and Plans." After the effective date of such registration statement, these shares will be available for sale in the open market subject to the lock-up agreements described above and, for our affiliates, to certain conditions and restrictions of Rule 144.

It's a small planet.(SM)

                                  UNDERWRITING

   We have entered into an underwriting agreement with the underwriters named below, for whom Prudential Securities Incorporated is acting as representative. We are obligated to sell, and the underwriters are obligated to purchase, all of the shares of the common stock offered on the cover page of this prospectus, if any are purchased. Subject to certain conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of common stock set forth below opposite its name:

                                                                        Number
  Underwriter                                                         of Shares
  -----------                                                         ----------
Prudential Securities Incorporated...................................
                                                                         ---
  Total..............................................................
                                                                         ===

   The underwriters may sell more shares than the total number of shares offered on the cover page of this prospectus and they have, for a period of 30 days from the date of this prospectus, an over-allotment option to purchase up
to    additional shares from us. If any of the additional shares are purchased, the underwriters will severally purchase the additional shares in the same proportion as set forth above.

   The representative of the underwriters has advised us that the shares will be offered to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may allow to selected dealers a commission not in excess of $ per share and those dealers may reallow a commission not in excess of $ per share to certain other dealers. After the shares are released for sale to the public, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the underwriters. The representative has informed us that the underwriters do not intend to sell shares to any investor who has granted them discretionary authority.

   We have agreed to pay to the underwriters the following fees, assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares:

                                                      Total Fees
                                   -------------------------------------------------
                            Fee      Without Exercise of        Full Exercise of
                         Per Share Over-Allotment Option[s] Over-Allotment Option[s]
                         --------- ------------------------ ------------------------
Fees paid by
 GreenMountain.com......   $                 $                        $

   In addition, we estimate that we will spend approximately $ in expenses for this offering. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in respect of these liabilities.

   Our officers, directors, and certain stockholders have entered into lock-up agreements pursuant to which we and they have agreed not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus, subject to certain exceptions, without the prior consent of Prudential Securities. Prudential Securities may, at any time and without notice, waive the terms of these lock-up agreements specified in the underwriting agreement.

   Prior to this offering, there has been no public market for our common stock. The public offering price, negotiated between the representative and us, is based upon various factors such as our financial and operating history and conditions, our prospects, the prospects of our industry and prevailing market conditions.

                                                                  Choose wisely.

   Prudential Securities, representing the underwriters, may engage in the following activities in accordance with applicable securities rules:

  .Over-allotments involving sales in excess of the offering size, creating a short position. Prudential Securities may elect to reduce this short position by exercising some or all of the over-allotment option.

  .Stabilizing and short covering: stabilizing bids to purchase the shares are permitted if they do not exceed a specified maximum price. After the distribution of shares has been completed, short covering purchases in the open market may also reduce the short position. These activities may cause the price of the shares to be higher than would otherwise exist in the open market.

  .Penalty bids permit the representatives to reclaim commissions from a syndicate member for the shares purchased in the stabilizing or short covering transactions.

   Such activities, which may be commenced and discontinued at any time, may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

   We have asked the underwriters to reserve shares for sale at the same offering price directly to our customers, employees, officers, directors and other business affiliates or related third parties. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase the reserved shares.

                                 LEGAL MATTERS

   The validity of the common stock under Delaware law will be passed upon for us by Jones, Day, Reavis & Pogue, Dallas, Texas. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cooley Godward LLP, San Diego, California.

                                    EXPERTS

   The financial statements and schedules of GreenMountain.com Company as of December 31, 1998, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

It's a small planet.(SM)

                             ADDITIONAL INFORMATION

   We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of the our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the Commission.

   You can reach our Commission filings, including the registration statement, over the Internet at the Commission's web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our Commission filings are also expected to be available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060.

                                                                  choose wisely.

                           GREENMOUNTAIN.COM COMPANY

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Public Accountants..................................  F-2

Balance Sheets as of December 31, 1997 and 1998 and March 31, 1999
 (Unaudited)..............................................................  F-3

Statements of Operations for the Period from Inception (February 26, 1997)
 through December 31, 1997 and for the Year Ended December 31, 1998
 and for the Three Months Ended March 31, 1998 and 1999 (Unaudited).......  F-4

Statements of Stockholders' Equity for the Period from Inception (February
 26, 1997)
 through December 31, 1997, for the Year Ended December 31, 1998
 and for the Three Months Ended March 31, 1999 (Unaudited)................  F-5

Statements of Cash Flows for the Period from Inception (February 26, 1997)
 through December 31, 1997 and for the Year Ended December 31, 1998
 and for the Three Months Ended March 31, 1998 and 1999 (Unaudited).......  F-6

Notes to Financial Statements.............................................  F-7

   After the reorganization transaction discussed in Note 12 to GreenMountain.com Company's financial statements is effected, we expect to be in a position to render the following audit report.

/s/ Arthur Andersen LLP

Boston, Massachusetts

April 26, 1999

                    Report of Independent Public Accountants

To the Stockholders of
GreenMountain.com Company:

   We have audited the accompanying balance sheets of GreenMountain.com Company (a Delaware corporation) as of December 31, 1997 and 1998, and related statements of operations, stockholders' equity and cash flows for the period from inception (February 26, 1997) through December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GreenMountain.com Company as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the period from inception (February 26, 1997) through December 31, 1997 and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                           GreenMountain.com Company

                                 Balance Sheets

                                              December 31,
                                        --------------------------   March 31,
                                            1997          1998         1999
                                        ------------  ------------  -----------
                                                                    (Unaudited)
                Assets
Cash..................................  $  1,933,403  $  5,653,854  $20,475,503
Restricted Cash (Note 2)..............           --      2,920,407    2,513,247
Accounts Receivable (net of allowance
 of $34,956 and $159,454 at December
 31, 1998 and March 31, 1999
 (unaudited), respectively) (Note 8)..           --        434,585    2,004,678
Unbilled Accounts Receivable (Note
 2)...................................           --        235,732    1,116,578
Accounts Receivable--Related Party
 (Note 6).............................        16,457        23,915       66,504
Prepaid Expenses and Other Current
 Assets...............................       636,232       422,268      990,552
                                        ------------  ------------  -----------
    Total current assets..............     2,586,092     9,690,761   27,167,062
                                        ------------  ------------  -----------
Property and Equipment, net of
 depreciation (Notes 2 and 3).........     1,268,708     1,367,360    1,340,450
Other Assets (Note 2).................       328,565       352,600    1,225,620
                                        ------------  ------------  -----------
    Total assets......................  $  4,183,365  $ 11,410,721  $29,733,132
                                        ============  ============  ===========

 Liabilities and Stockholders' Equity
Accounts Payable......................  $  1,018,903  $  4,270,946  $ 4,287,022
Accrued Expenses (Note 7).............     1,426,476     7,688,254    8,025,628
                                        ------------  ------------  -----------
    Total liabilities.................     2,445,379    11,959,200   12,312,650
Commitments and Contingencies (Note 5)
Stockholders' Equity:
  Preferred stock ($0.01 par value;
   50,000,000 authorized and 0 issued
   and outstanding at December 31,
   1997 and 1998 and March 31, 1999
   (unaudited)).......................           --            --           --
  Common stock ($0.01 par value;
   150,000,000 authorized and 600,000,
   15,000,000 and 21,288,750 issued at
   December 31, 1997 and 1998 and
   March 31, 1999 (unaudited),
   respectively)......................         6,000       150,000      212,888
  Additional paid-in capital..........    15,594,000    59,850,000  104,311,733
  Notes receivable from stockholders..           --            --    (5,108,250)
  Deferred compensation...............           --            --    (1,635,920)
  Accumulated deficit.................   (13,862,014)  (59,901,079) (79,712,569)
  Treasury stock (161,850 shares at
   cost)..............................           --       (647,400)    (647,400)
                                        ------------  ------------  -----------
    Total stockholders' equity........     1,737,986      (548,479)  17,420,482
                                        ------------  ------------  -----------
    Total liabilities and
     stockholders' equity.............  $  4,183,365  $ 11,410,721  $29,733,132
                                        ============  ============  ===========


   The accompanying notes are an integral part of these financial statements.

                           GreenMountain.com Company

                            Statements of Operations


                              Period from
                               Inception                       Three Months Ended
                          (February 26, 1997)  Year Ended          March 31,
                                through       December 31,  -------------------------
                           December 31, 1997      1998         1998          1999
                          ------------------- ------------  -----------  ------------
                                                                  (Unaudited)
Revenues................     $        --      $  1,530,496  $       --   $  4,149,941
Cost of Sales...........              --         1,097,379          --      3,096,161
Operating Expenses:
  Customer and regional
   operations...........          982,085        4,834,379      652,244     2,269,841
  Sales and marketing...        4,336,623       33,010,308    4,065,064    13,495,724
  General and
   administrative.......        1,741,892        4,225,716    1,011,582     3,928,378
  Technology and
   development..........        2,048,191        2,918,056      833,125     1,146,964
  Depreciation and
   amortization.........           90,597          767,605      168,957       239,053
  Development and
   transaction costs....        4,705,713          709,068          --            --
                             ------------     ------------  -----------  ------------
    Total operating
     expenses...........       13,905,101       46,465,132    6,730,972    21,079,960
                             ------------     ------------  -----------  ------------
    Operating loss......      (13,905,101)     (46,032,015) (6,730,972)  (20,026,180)
Interest income
 (expense), net.........           43,087           (7,050)      23,583       214,690
                             ------------     ------------  -----------  ------------
    Net loss............     $(13,862,014)    $(46,039,065) $(6,707,389) $(19,811,490)
                             ============     ============  ===========  ============
Basic loss per common
 share..................     $     (26.17)    $      (7.27) $     (4.72) $      (1.06)
                             ============     ============  ===========  ============
Diluted loss per common
 share..................     $     (26.17)    $      (7.27) $     (4.72) $      (1.02)
                             ============     ============  ===========  ============
Basic weighted average
 common shares
 outstanding............          529,677        6,329,452    1,420,289    18,605,581
                             ============     ============  ===========  ============
Diluted weighted average
 common shares
 outstanding............          529,677        6,329,452    1,420,289    19,403,460
                             ============     ============  ===========  ============




   The accompanying notes are an integral part of these financial statements.

                           GreenMountain.com Company

                       Statements of Stockholders' Equity

  for the Period from Inception (February 26, 1997) through December 31, 1997,

 for the Year Ended December 31, 1998 and for the Three Months Ended March 31,
                             1999 (Unaudited)

                               Common Shares         Treasury Shares
                          ------------------------  -----------------
                            Shares       Amount     Shares   Amount       Total
                          ----------  ------------  ------- ---------  ------------
Issuance of common stock
 on August 6, 1997......     490,455  $ 12,000,000      --  $     --   $ 12,000,000
  Return of capital on
   August 7, 1997.......         --     (4,000,000)     --        --     (4,000,000)
  Issuance of common
   stock................     109,545     7,600,000      --        --      7,600,000
  Losses accumulated
   during the
   development stage....         --    (13,862,014)     --        --    (13,862,014)
                          ----------  ------------  ------- ---------  ------------
Balance, December 31,
 1997...................     600,000     1,737,986      --        --      1,737,986
  Issuance of common
   stock................  14,561,850    44,400,000      --        --     44,400,000
  Repurchase of shares..    (161,850)          --   161,850  (647,400)     (647,400)
  Net loss..............         --    (46,039,065)     --        --    (46,039,065)
                          ----------  ------------  ------- ---------  ------------
Balance, December 31,
 1998...................  15,000,000        98,921  161,850       --       (548,479)
  Issuance of common
   stock................   6,288,750    44,524,621      --        --     44,524,621
  Notes receivable from
   shareholders.........         --     (5,108,250)     --        --     (5,108,250)
  Deferred
   compensation.........         --     (1,635,920)     --        --     (1,635,920)
  Net loss..............         --    (19,811,490)     --        --    (19,811,490)
                          ----------  ------------  ------- ---------  ------------
Balance, March 31,
 1999...................  21,288,750  $ 18,067,882  161,850 $(647,400)  $17,420,482
                          ==========  ============  ======= =========  ============




   The accompanying notes are an integral part to these financial statements.

                           GreenMountain.com Company

                            Statements of Cash Flows

                            for the Period
                            from Inception                     Three Months Ended
                          (February 26, 1997)  Year Ended          March 31,
                                through       December 31,  -------------------------
                           December 31, 1997      1998         1998          1999
                          ------------------- ------------  -----------  ------------
                                                                  (Unaudited)
Cash Flows from
 Operating Activities:
  Net loss..............     $(13,862,014)    $(46,039,065) $(6,707,389) $(19,811,490)
  Adjustments to
   reconcile net loss to
   net cash used in
   operating
   activities--
    Depreciation and
     amortization.......           90,597          767,605      168,957       239,053
    Provision for
     doubtful accounts..              --            34,956          --        124,498
    Loss on disposals of
     property and
     equipment..........              --            17,225          --            --
    Write-off of
     organization
     costs..............              --           269,892          --            --
    Deferred
     compensation
     charge.............              --               --           --      2,748,900
    Other...............              --               --           --         69,880
    Changes in assets
     and liabilities--
      Restricted cash...              --        (2,920,407)         --        407,160
      Accounts
       receivable.......          (16,457)        (476,999)     (13,070)   (1,737,180)
      Unbilled accounts
       receivable.......              --          (235,732)         --       (880,846)
      Prepaid expenses
       and other current
       assets...........         (636,232)         213,964      547,859      (568,284)
      Organization
       costs............         (352,034)             --           --            --
      Accounts payable..        1,018,903        3,252,043     (502,612)       16,076
      Accrued expenses..        1,426,476        5,261,778    1,392,315       337,374
                             ------------     ------------  -----------  ------------
        Net cash used in
         operating
         activities.....      (12,330,761)     (39,854,740)  (5,113,940)  (19,054,859)
                             ------------     ------------  -----------  ------------
Cash Flows from
 Investing Activities:
  Purchases of property
   and equipment........       (1,335,836)        (824,809)     (98,094)     (182,743)
                             ------------     ------------  -----------  ------------
        Net cash used in
         investing
         activities.....       (1,335,836)        (824,809)     (98,094)     (182,743)
                             ------------     ------------  -----------  ------------
Cash Flows from
 Financing Activities:
  Proceeds of short-term
   borrowing............              --        10,000,000          --            --
  Payment of short-term
   borrowing............              --       (10,000,000)         --            --
  Proceeds from issuance
   of stock.............       19,600,000       44,400,000    5,900,000    35,201,750
  Return of capital.....       (4,000,000)             --           --            --
  Equity financing
   costs................              --               --           --       (240,079)
  Deferred financing
   costs................              --               --           --       (902,420)
                             ------------     ------------  -----------  ------------
        Net cash
         provided by
         financing
         activities.....       15,600,000       44,400,000    5,900,000    34,059,251
                             ------------     ------------  -----------  ------------
Net Increase in Cash....        1,933,403        3,720,451      687,966    14,821,649
Cash, beginning of
 period.................              --         1,933,403    1,933,403     5,653,854
                             ------------     ------------  -----------  ------------
Cash, end of period.....     $  1,933,403     $  5,653,854  $ 2,621,369    20,475,503
                             ============     ============  ===========  ============
Supplemental Disclosure:
  Interest paid.........     $        --      $        --   $       --        167,083
                             ============     ============  ===========  ============
  Taxes paid............     $        --      $        950  $       --            --
                             ============     ============  ===========  ============
Supplemental Disclosure
 of Noncash Items:
  Repurchase of shares
   (see Note 1).........     $        --      $    647,400  $       --            --
                             ============     ============  ===========  ============
  Purchase of intangible
   assets (Note 1)......     $        --      $    352,600  $       --            --
                             ============     ============  ===========  ============
  Stock sales financed
   with notes receivable
   (Note 11)............              --               --           --   $  5,108,250
                             ============     ============  ===========  ============

   The accompanying notes are an integral part to these financial statements.

                           GreenMountain.com Company

                         Notes to Financial Statements

                (Information at March 31, 1999 and for the

         Three Months Ended March 31, 1998 and 1999 is Unaudited)

(1) Organization and Business

   GreenMountain.com Company (the Company, formerly known as Green Mountain Energy Resources L.L.C.) is a Delaware corporation, originally formed on February 26, 1997 as a limited liability company. As further described in Note 12, the Company reorganized into a corporation in early 1999. The Company was founded by Green Funding I, L.L.C. (the Investor), an affiliate of the Wyly family, and Green Mountain Resources, Inc. (GMR), a subsidiary of Green Mountain Power Corporation. The Company was formed to become a national retail marketer of electricity produced from renewable and other environmentally preferable sources to residential customers. The Company is actively marketing and soliciting residential electric service customers in Pennsylvania and California with plans to expand into additional markets as they open.

   The Company began active operations on August 6, 1997 under the terms of an operating agreement, dated August 6, 1997 (the Operating Agreement). The Investor initially committed to aggregate cash capital contributions in the amount of $30,000,000. On October 31, 1997, the Company issued additional shares to the Investor upon an additional capital commitment of $10,000,000. As of December 1998, the Investor had funded the $40,000,000 in original commitments and had committed and funded an additional $20,000,000.

   On August 6, 1997, GMR made capital contributions to the Company in the form of the transfer to the Company of certain property, including certain intellectual property and contract rights. On August 6, 1997, GMR's capital account recorded on the Company's books was $4,000,000 which was subsequently offset by a $4,000,000 payment to GMR for a return of capital on August 7, 1997. In December 1998, the Company entered into an agreement with GMR to buy back its equity interests in the Company and to obtain a non-compete agreement, certain rights to the Green Mountain name and other concessions for $1,000,000, which was paid in two installments on January 4, 1999 and February 16, 1999. The Company allocated $647,400 to the repurchased equity interest ($4 a share) and $352,600 to the non-compete agreement, certain rights to the Green Mountain name and other concessions obtained. This allocation was based on the Company's estimate of the fair value of the equity interest and the other intangible assets obtained.

   The losses for the period and year ended December 31, 1997 and 1998, respectively, while the Company was a limited liability company (see Note 12) were allocated 100% to the Investor under the Operating Agreement. Accordingly, the Company has no tax loss carry forwards related to losses during those periods. The Operating Agreement was amended January 4, 1999 to allocate such losses, first to members other than the Investor, to the extent of those members' capital contributions and, thereafter, to members, including the Investor, in proportion to their respective ownership interests.

   The Company has generated approximately $1.5 million in residential electric revenue sales in California during 1998 and $4.2 million in California and Pennsylvania during the three months ended March 31, 1999. The retail energy market is at an early stage of development, as only a few states have deregulated sales of electricity on a statewide basis as of December 1998. The Company began serving customers in Pennsylvania on January 1, 1999. As of December 31, 1998 and March 31, 1999, the Company had accumulated deficits of $59,901,079 and $79,712,569, respectively. The Company is seeking additional investors, through an initial public offering, to fund its planned expansion of its existing electricity business into new deregulated markets and to broaden its green product offerings. The implementation of the Company's business plan is dependent on this offering. There can be no assurance that such additional financing will be available. If the Company is unable to obtain financing through an initial public offering, the Company will curtail its current growth plans and the Company believes its existing cash resources, together with financing available under an agreement with Green Funding I, L.L.C., in an amount up to $22 million, will be sufficient to fund its operations at least through 1999.

                         GreenMountain.com Company

                (Information at March 31, 1999 and for the

         Three Months Ended March 31, 1998 and 1999 is Unaudited)


(2) Summary of Significant Accounting Policies

 (a) Basis of Presentation

   Financial statements of a development stage company are prepared and presented in the same manner as those of operating enterprises. The Company was considered a development stage company as of and for the period from inception through December 31, 1997.

 (b) Reclassifications

   Certain prior year amounts have been reclassified to be consistent with the current presentation.

 (c) Restricted Cash

   Certain of the Company's power supply vendors and state regulators require letters of credit to ensure fulfillment of the Company's commitments. Associated amounts have been classified as restricted cash on the accompanying balance sheet.

 (d) Organization Costs

   In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-5, Reporting on the Costs of Start-Up Activities, which requires that all start-up costs, including organization costs, should be expensed as incurred. The new standard is effective for fiscal years beginning after December 15, 1998, with early application encouraged. In the fourth quarter of 1998 the Company wrote off the remaining unamortized balance of organization costs, amounting to $269,892, in accordance with the new pronouncement.

 (e) Property and Equipment

   Property and equipment are stated at cost. The Company provides for depreciation on property and equipment on the straight-line basis over their estimated useful lives as follows:

      Computer hardware..............................................   2 years
      Computer software.............................................. 3-5 years
      Furniture and fixtures......................................... 5-7 years

 (f) Other Assets

   A non competition agreement and certain other intangibles included in other assets are being amortized over 3 years.

 (g) Federal Income Taxes

   Federal income taxes have not been recorded in the accompanying financial statements because such taxes, if any, were the responsibility of the stockholders prior to the reorganization described in Note 12.

 (h) Impairment of Long-Lived Assets

   The Company has assessed the realizability of its long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for

                         GreenMountain.com Company

                (Information at March 31, 1999 and for the

         Three Months Ended March 31, 1998 and 1999 is Unaudited)

Long-Lived Assets To Be Disposed Of. The Company does not believe that any material impairment of its long-lived assets has occurred.

 (i) Use of Estimates in the Preparation of Financial Statements

   The presentation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting period. Operating results in the future could vary from the amounts derived from management's estimates and assumptions.

 (j) Fair Value of Financial Instruments

   The Company's financial instruments consist primarily of cash, accounts receivable, unbilled accounts receivable and accounts payable. The carrying amounts of these financial instruments as of December 31, 1997 and 1998 and March 31, 1999 approximate their fair values due to their short-term nature.

 (k) Revenue Recognition and Unbilled Accounts Receivable

   Customers are billed for their use of electricity on a cycle basis throughout the month. To reflect revenues in the proper period, the estimated amount of unbilled sales revenue related to customer electricity usage is recorded each month.

 (l) Earnings per Share

   The dilutive effect of potential common shares, consisting of outstanding stock options and warrants is determined using the treasury method in accordance with SFAS No. 128, Earnings per Share, which established standards for computing and presenting earnings per share and which applies to entities with publicly held common stock or potential common stock. In accordance with SEC Staff Accounting Bulletin (SAB) No. 98, the Company has determined that there were no nominal issuances of common stock or potential common stock in the period prior to the Company's planned initial public offering. Diluted weighted average shares outstanding for 1997 and 1998 exclude the potential common shares from warrants and stock options because to do so would have been antidilutive. The potential common shares excluded in 1997 and 1998 related to outstanding warrants and stock options were 92,673 and 86,220, respectively.

 (m) Unaudited Interim Information

   The financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of such period.

 (n) Employee Benefit Plan

   The Company has a defined contribution plan in which the Company contributes 2% of each employee's base salary up to the social security wage base and 4% of such base above the social security wage base up to $160,000. Additionally, the Company matches 50% of each employee's contribution up to the employee's first 6% contribution. Both Company and employee contributions vest immediately.

                         GreenMountain.com Company

                (Information at March 31, 1999 and for the

         Three Months Ended March 31, 1998 and 1999 is Unaudited)

(3) Property and Equipment

   Property and equipment consisted of the following as of:

                                                December 31,
                                            ---------------------
                                               1997       1998    March 31, 1999
                                            ---------- ---------- --------------
Computer hardware.......................... $  809,920 $1,139,923   $1,215,103
Computer software..........................    295,290    426,278      431,086
Furniture and fixtures.....................    230,626    567,685      670,440
                                            ---------- ----------   ----------
                                             1,335,836  2,133,886    2,316,629
Less--Accumulated depreciation.............     67,128    766,526      976,179
                                            ---------- ----------   ----------
                                            $1,268,708 $1,367,360   $1,340,450
                                            ========== ==========   ==========

(4) Options and Warrants

 (a) 1997 and 1998 Options

   During 1997 and 1998, the Company granted options to employees, officers, consultants and advisors at market value. The options expire on the fifth anniversary of the grant date.

Option activity is as follows:

                                                                        Weighted
                                                                        Average
                                                              Number of Exercise
                                                               Shares    Price
                                                              --------- --------
Granted, August 7, 1997......................................  82,750    $90.45
                                                               ------    ------
Outstanding, December 31, 1997...............................  82,750     90.45
  Granted....................................................   1,512     90.45
  Forfeited..................................................  (7,965)    90.45
                                                               ------    ------
Outstanding, December 31, 1998...............................  76,297    $90.45
  Granted....................................................
  Forfeited..................................................    (596)    90.45
                                                               ------    ------
Outstanding, March 31, 1999..................................  75,701    $90.45
                                                               ======    ======

 (b) 1999 Option Plan

   During the first quarter of 1999, the Company adopted an option plan whereby options may be granted to employees, officers, directors, consultants and advisors at market value. These options would vest over four years and expire fifty months following the anniversary of the grant date. The authorized number of options available for grant would remain fixed in an amount equal to an ownership interest representing approximately 20% of the Company.

                         GreenMountain.com Company

                (Information at March 31, 1999 and for the

         Three Months Ended March 31, 1998 and 1999 is Unaudited)

Option activity is as follows:

                                                                        Weighted
                                                                        Average
                                                              Number of Exercise
                                                               Shares    Price
                                                              --------- --------
Outstanding, December 31, 1998...............................       --     --
  Granted.................................................... 4,914,500  $4.72
  Forfeited..................................................       --     --
                                                              ---------  -----
Outstanding, March 31, 1999.................................. 4,914,500  $4.72
                                                              =========  =====

 (c) Warrants

   During 1997, the Company issued warrants to its consultants and advisors for 9,923 shares at fair market value. The warrants vested immediately and expire on the fifth anniversary date of the grant.

 (d) Stock-Based Compensation

   In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the measurement of the fair value of stock options to be included in the statements of income or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and elect the disclosure-only alternative under SFAS No. 123.

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period:

                                                                   Three Months
                                                                   Ended March
                                           1997         1998         31, 1999
                                        ---------- -------------- --------------
Volatility.............................     --          90%            90%
Risk free rate of return............... 5.8% to 6% 5.46% to 5.65% 4.46% to 4.69%
Dividend yield.........................     --           --             --
Expected life in years.................     2            2             3.5

   The weighted average fair value per share of options granted during 1997, 1998 and 1999 was $20.00, $45.65 and $3.34, respectively.

   The following information is presented as of March 31, 1999 for two identified groups of options, one group granted in 1997 and 1998 and the other group granted in 1999.

                                                           1997 and
                                                             1998      1999
                                                            Grants    Grants
                                                           --------- ---------
Number of options outstanding.............................    84,783 4,914,500
Weighted-average exercise price...........................    $90.45     $4.72
Weighted-average remaining contractual life............... 41 months 48 months
Number of options currently exercisable...................    13,502   453,160
Weighted-average exercise price of options currently
 exercisable..............................................    $90.45     $4.62

                         GreenMountain.com Company

                (Information at March 31, 1999 and for the

         Three Months Ended March 31, 1998 and 1999 is Unaudited)

   Had compensation cost for the Company's plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share of common stock would have been reduced to the following pro forma amounts:

                                     Period from Inception
                                      (February 26, 1997)   Year Ended    Three Months
                                     through December 31,  December 31,  Ended March 31,
                                             1997              1998           1999
                                     --------------------- ------------  ---------------
Net Income.............. As reported     $(13,862,014)     $(46,039,065)  $(19,811,490)
                         Pro Forma        (13,971,841)      (46,341,104)   (23,345,978)

Earnings per shares of
 Common Stock........... As reported
                          Basic               $(26.17)           $(7.27)        $(1.06)
                          Diluted              (26.17)            (7.27)         (1.02)
                         Pro Forma
                          Basic               $(26.38)           $(7.32)        $(1.25)
                          Diluted              (26.38)            (7.32)         (1.20)

   The Company recorded a charge to compensation expense of $2,748,900 during the first quarter of 1999 for the difference between the purchase price and exercise price of shares and options issued and their fair market value. The Company also recorded a charge to expense of $69,880 related to the fair market value of options issued to nonemployees.

(5) Commitments and Contingencies

 (a) Power Supply Agreements

   For the Pennsylvania market, the Company has entered into three agreements with major wholesale suppliers for electricity supply to serve the requirements of the Company's customers. Under all of the agreements, the suppliers will provide electricity for a period of one year that matches the aggregate customer requirements that are assigned to them. For two of the agreements, either the Company or the supplier can discontinue the assignment of additional customers upon three months' notice. The wholesale price is fixed for the term of the agreements.

   For the California market, the Company has negotiated requirements contracts with two suppliers to supply its current product offerings in the California market. Under both agreements, the wholesale price is based on a fixed price spread related to the PX price of power (refers to the per kwh wholesale electricity price in California, as determined by the California Power Exchange) with one agreement providing for a surcharge on the Wind for the FutureSM wind power product. One supplier provides electricity for a period of one year for each of the Company's customers assigned to it and either party may discontinue the assignment of additional customers to the agreement upon three months' notice. The other supplier provides electricity for one and three year service periods, depending on the product being served, and can be assigned additional customers through December 31, 1999.

   The Company's contracts with four suppliers provide for separate letters of credit or equivalent financial assurances to satisfy credit requirements. The amounts of the letters of credit range from fifteen days' to two months' of receivables based on the Company's load forecast. In addition, the Company has delivered to one supplier irrevocable letters of credit in the amounts of $334,006 and $481,200 in association with the supplier's purchase and installation of three wind power turbines. The Company also delivered letters of credit to

                         GreenMountain.com Company

                (Information at March 31, 1999 and for the

         Three Months Ended March 31, 1998 and 1999 is Unaudited)

regulators securing its performance as an energy service provider. Total supply and regulatory letters of credit outstanding at December 31, 1998 and March 31, 1999 were $2,765,230 and $2,477,251, respectively, reflected on the balance sheet as restricted cash.

 (b) Outsourcing Agreement

   On May 15, 1998, the Company entered into an amended outsourcing agreement with en . able, L.L.C. (en . able) with respect to the development and implementation of a system that facilitates the data and communications interface between utility distribution centers and the Company. The Company has also retained en . able to provide billing and the related customer care to residential customers at prices defined in the contract. The agreement continues until December 31, 2003 (Initial Term), unless terminated at an earlier date. Commencing at the start of the third contract year, but only during the Initial Term, either party may terminate this agreement without cause for any reason upon 270 days' prior written notice to the other party. The contract states that prior to the end of the Initial Term and each renewal term, the parties may mutually agree to extend this agreement for one additional contract year. The Company has agreed to pay monthly service charges for call center and billing services, additional resource charges and cost of living adjustment to compensate en . able for the volumes processed and all of the resources used in providing the services. The monthly charges are variable and are based on the number of billable accounts maintained each month. The Company has agreed to pay minimum monthly service charges for call center service and billing services in the amount of $112,500 based on a customer billable unit baseline of 50,000 customers.

 (c) Teleservices Agreement

   On January 30, 1998, the Company entered into a contract with ICT Group, Inc. to manage its call center and resulting databases to support the Company's various teleservices requirements. Either party may terminate this agreement without cause by providing the other party with 30 business days prior written notice. Under this contract, the Company has minimum annual financial commitments for teleservices and communications costs of $392,000.

 (d) Marketing Services Agreement

   On January 1, 1998, the Company entered into a marketing services agreement with The Cullinan Group to create, prepare and execute marketing communications plans and projects and place advertising with respect to retailing electricity, natural gas and related products and services. The contract is enforceable until terminated by 90 days notice in writing. Under the terms of the agreement, the Company is required to pay a minimum monthly retainer fee of $30,000 as well as monthly advance payments in the amount of anticipated expenses less the monthly retainer fee. Total Company payments under this contract in 1998 and for the three months ended March 31, 1999 were approximately $16,228,000 and $6,511,613, respectively.

 (e) Facility Lease Agreement

   The Company leases an office facility in Vermont under a cancelable operating lease that expires September 30, 2002. Future minimum lease payments required, provided the Company does not cancel the lease, at December 31, 1998 are as follows:

      1999............................................................. $114,675
      2000.............................................................  114,675
      2001.............................................................  114,675
      2002.............................................................   86,006
                                                                        --------
                                                                        $430,031
                                                                        ========

                         GreenMountain.com Company

                (Information at March 31, 1999 and for the

         Three Months Ended March 31, 1998 and 1999 is Unaudited)

   The lease agreement has a termination provision that enables the Company to terminate the lease at September 30, 1999, 2000 or 2001. If the Company elects to terminate the lease at any one of these dates, the Company is obligated to pay $33,000, $25,000, or $12,500, respectively, as consideration for early termination.

(6) Other Related Party Transactions

   During 1998, the Company paid Sterling Software, Inc. (an affiliate of Sam Wyly, the Company's Chairman) $826,611 for information technology consulting services, and owed an additional $382,396 at December 31, 1998, which is included in accounts payable on the balance sheet. During the three months ended March 31, 1999, the Company paid Sterling Software, Inc. $576,857 for its services. The Company has no minimum financial commitment with regard to the agreement with Sterling Software, Inc.

   The Company has paid Green Mountain Power Corporation $470,653 and $165,365 for electricity, facilities maintenance and other expenses paid by Green Mountain Power Corporation on behalf of the Company for 1997 and 1998, respectively. In addition, the Company received $31,803 and $73,191 during 1997 and 1998, respectively, for services provided to Green Mountain Power Corporation by the Company's employees. As of December 31, 1998, Green Mountain Power Corporation is no longer an affiliate of the Company.

(7) Accrued Expenses

   Accrued expenses consist of the following:

                             December 31,
                         ---------------------
                            1997       1998    March 31, 1999
                         ---------- ---------- --------------
Accrued customer and
 regional operations.... $   78,880 $  955,255   $1,801,524
Accrued sales and
 marketing..............    226,081  3,639,386    4,474,384
Accrued general and
 administrative.........    742,074  2,899,914    1,749,720
Accrued technology and
 development............    379,441    193,699          --
                         ---------- ----------   ----------
                         $1,426,476 $7,688,254   $8,025,628
                         ========== ==========   ==========

(8) Accounts Receivable

   As of December 31, 1998 and March 31, 1999, the Company is owed $137,970 and $223,805, respectively, from the California Energy Commission related to renewable energy credits provided to the Company for selling renewable energy to customers. The Company expects to collect these amounts in 1999.

(9) Short-Term Borrowings

   The Company borrowed a total of $10,000,000 in September and October 1998 from a financing company, which was subsequently repaid with a portion of the Investor's additional $20,000,000 commitment. The interest due on such borrowings was paid in early 1999. This loan, which bore interest at a rate of 10% per annum, was made by Security Capital, Ltd. Certain companies, whose stock is owned by irrevocable trusts of which certain members of the Wyly family are beneficiaries, provided credit enhancement for the loan.

                         GreenMountain.com Company

                (Information at March 31, 1999 and for the

         Three Months Ended March 31, 1998 and 1999 is Unaudited)


(10) Recent Accounting Pronouncements

   The FASB recently issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes to equity (net assets) during a period from non-owner sources. SFAS No. 130 is effective for financial statements for fiscal years beginning after December 15, 1997. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

   The FASB recently issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. The Company has determined that it does not have any separately reportable business segments.

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to
(a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998). This statement could increase volatility in earnings and other comprehensive income for companies with applicable contracts. The Company does not have any derivative instruments at this time; however, such instruments may be embedded in future electricity contracts.

   The AICPA issued SOP No. 98-1, Software for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-1 did not have a material impact on the Company's financial statements.

(11) Subsequent Event--Unit Offerings

   During 1999, the Company completed two private placement offerings. The first offering, completed in January and early February 1999, was for $10,000,000 from a sale of units to the Company's employees and certain consultants. Net proceeds included $4,891,750 of cash and $5,108,250 of promissory notes from employees and certain consultants. The second offering, completed in mid-February 1999, resulted in net proceeds of $30,310,000. As a result of such purchases during the second offering, Maverick Capital became the beneficial owner of 750,000 common units, which will be represented by 1,875,000 shares upon the conversion from a limited liability company to a corporation, for an aggregate purchase price of $15.0 million. Evan Wyly, a Vice Chairman and a Director of the Company, is a Managing Partner and H. Lee
S. Hobson, a Company Director, is a Partner of Maverick Capital. In addition, Green Funding II, L.L.C., an investment

                         GreenMountain.com Company

                (Information at March 31, 1999 and for the

         Three Months Ended March 31, 1998 and 1999 is Unaudited)

vehicle controlled by the Wyly family, acquired directly 500,000 common units, which will be represented by 1,250,000 shares upon the conversion from a limited liability company to a corporation, for an aggregate purchase price of $10.0 million.

(12) Subsequent Event--Reorganization

   In early 1999, the Company merged into a newly formed Delaware corporation, which (i) was the entity surviving the merger, succeeding to all rights, properties and obligations of the Company; (ii) is named GreenMountain.com Company; and (iii) is taxable as a corporation. In connection with the conversion, the limited liability company agreement will terminate, except for certain covenants that, by their terms, require performance after the termination of such agreement and each member will receive 2.5 shares of GreenMountain.com common stock in exchange for each of its common units in the limited liability company (subject to the payment of cash in lieu of fractional shares). All outstanding options and warrants exercisable for common units in the limited liability company will, in effect, be converted into options or warrants exercisable for GreenMountain.com common stock. The common stock information in the financial statements and notes has been restated as if the common units were converted to common shares.

Until      , 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




                            [GreenMountain.com logo]

                  ["Choose wisely. It's a small planet." logo]



                    [Description of Back Cover Artwork]

     Bottom: image of children each holding planet earth, with sun rings in background

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the expenses, other than the underwriting discounts and commissions, paid or payable by the Registrant in connection with the distribution of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC Registration Fee............................................  $  166,800
   NASD Filing Fee.................................................      30,500
   Nasdaq National Market Listing Fee..............................      95,000
   Printing costs..................................................     550,000
   Legal Fees and Expenses.........................................     800,000
   Accounting Fees and Expenses....................................     400,000
   Blue Sky Fees and Expenses......................................       2,000
   Miscellaneous...................................................     155,700
                                                                     ----------
    Total                                                            $2,200,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   The information set forth under the caption "Management--Limitation of Liability and Indemnification Matters" in the prospectus forming a part of this Registration Statement is incorporated herein by this reference.

   Reference is also made to the Underwriting Agreement to be filed as Exhibit
1.1 to the Registration Statement for information concerning the underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

   Since its formation on February 26, 1997, the limited liability company (the "LLC") predecessor to the Registrant has issued and sold the following securities:

     (1) In August 1997, the LLC issued and sold membership interests representing 67% of the LLC to Green Funding I, L.L.C. in exchange for $8.0 million in cash and a commitment to contribute an additional $22.0 million in cash over time and membership interests representing 33% to Green Mountain Resources, Inc., a subsidiary of Green Mountain Power Corporation, in exchange for a contribution of property. The issuance of these membership interests was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Act").

     (2) In August 1997, the LLC issued warrants to purchase membership interests to its consultants and advisors in exchange for services performed by such persons. The issuance of these warrants was exempt from registration under Section 4(2) of the Act.

     (3) In September 1997, the LLC issued and sold additional membership interests to Green Funding I, L.L.C. in exchange for $10.0 million in cash, increasing Green Funding I, L.L.C.'s ownership interest to approximately 73% of the LLC. The issuance of these membership interests was exempt from registration under Section 4(2) of the Act.

     (4) In November 1998, the LLC issued and sold additional membership interests to Green Funding I, L.L.C., in exchange for $20.0 million in cash, increasing Green Funding I, L.L.C.'s ownership interest to approximately 99% of the LLC. The issuance of these membership interests was exempt from registration under Section 4(2) of the Act.

     (5) In January and early February 1999, membership interests in the LLC were unitized and the LLC issued and sold 330,550 common units in the LLC in a private offering to its employees under a compensatory plan in exchange for an aggregate of $3,305,500, of which $1,279,500 was paid in cash and $2,026,000 was paid using promissory notes payable to the LLC. The issuance of these common units was exempt from registration under Rule 701 promulgated by the Securities and Exchange Commission (the "Commission") under Section 3(b) of the Act.

     (6) In January and early February 1999, the LLC issued and sold 669,450 common units in the LLC in a private offering to its employees, consultants and certain individuals who provided services to the LLC in exchange for an aggregate of $6,694,500, of which $3,412,450 was paid in cash and $3,282,050 was paid using promissory notes payable to the LLC. The issuance of these common units was exempt from registration under Section 4(2) of the Act and was made in compliance with Rule 506 under the Act.

     (7) In February 1999, the LLC issued and sold 1,515,500 common units in the LLC in a private offering to certain individuals and entities in exchange for an aggregate of $30,310,000 in cash. The issuance of these common units was exempt from registration under Section 4(2) of the Act and was made in compliance with Rule 506 under the Act.

   Prior to the closing of this offering, the LLC will be merged into the Registrant. Following the merger, each member in the LLC will have the right to receive 2.5 shares of Registrant's common stock in exchange for each of its common units in the LLC (subject to the payment of cash in lieu of fractional shares). In addition, all outstanding options and warrants exercisable for common units in the LLC will, in effect, be converted into options or warrants exercisable for the Registrant's common stock.

Item 16. Exhibits.

    (a) Exhibits

         1.1 Form of Underwriting Agreement*
         2.1 Form of Agreement and Plan of Merger by and between the LLC and the Registrant
         3.1 Certificate of Incorporation of the Registrant
         3.2 Form of Amended and Restated Certificate of Incorporation of the
             Registrant
         3.3 Bylaws of the Registrant
         3.4 Form of Amended and Restated Bylaws of the Registrant
         4.1 Specimen Certificate of the Registrant's Common Stock*
         4.2 Form of Registration Rights Agreement by and among the Registrant and the stockholders indicated therein
         4.3 Warrant to Purchase Interest in Green Mountain Energy Resources
             L.L.C. issued to Shallowbrook Securities, Ltd., dated as of August
             6, 1997
         4.4 Warrant to Purchase Interest in Green Mountain Energy Resources
             L.L.C. issued to Capital Investment Group, Inc., dated as of August 6, 1997
         5.1 Opinion of Jones, Day, Reavis & Pogue*
        10.1 Second Amended and Restated Operating Agreement of the LLC, dated as of March 26, 1999
        10.2 Employee Unit Purchase Plan of the LLC, as amended
        10.3 1997 Employee Ownership Plan of the LLC
        10.4 1999 Unit Option Plan of the LLC
        10.5 Form of 1999 Stock Option Plan of the Registrant
        10.6 Employment Agreement, dated as of October 5, 1998, by and between the LLC and M. David White
        10.7 Employment Agreement, dated as of August 6, 1997, by and between the LLC and Douglas G. Hyde
        10.8 Separation Agreement and Release, dated as of October 6, 1998, by and between the LLC and Douglas G. Hyde

        10.9 Form of Employment Agreement, dated as of August 6, 1997, by and between the LLC and each of the following individuals: Kevin W.
              Hartley, Thomas C. Boucher, David B. Luther and Peter H. Zamore
        10.10 Form of Operating Management Option Agreement, dated as of August
              6, 1997, by and between the LLC and each of the following individuals: Douglas G. Hyde, Kevin W. Hartley, Thomas C.
              Boucher, David B. Luther and Peter H. Zamore
        10.11 Form of Supervisory Management Option Agreement, dated as of
              August 6, 1997, by and between the LLC and each of the following individuals: Sam Wyly, Evan A. Wyly and Lisa Wyly
        10.12 Letter Agreement, dated as of February 5, 1999, by and between the LLC and Dennis M. Crumpler
        10.13 Form of Indemnification Agreement
        10.14 Agreement, dated as of December 23, 1998, among the LLC, Green
              Mountain Power Corporation, Green Mountain Resources, Inc. and
              Green Funding I, L.L.C.
        10.15 Funding Agreement, dated as of April 23, 1999, by and between Green Funding I, L.L.C. and the LLC
        23.1  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)*
        23.2  Consent of Arthur Andersen LLP, independent public accountants
        24.1  Power of Attorney**
        27.1  Financial Data Schedule for the Period from Inception (February
              26, 1997) through December 31, 1997**
        27.2  Financial Data Schedule for the Year ended December 31, 1998
        27.3  Financial Data Schedule for the Three-Month Period Ended March
              31, 1998
        27.4  Financial Data Schedule for the Three-Month Period Ended March
              31, 1999
        99.1  Consent of Mark Cuban pursuant to Rule 438 under the Act**
        99.2  Consent of Richard E. Hanlon pursuant to Rule 438 under the Act**
        99.3  Consent of Reed E. Maltzman pursuant to Rule 438 under the Act**

--------
* To be filed by amendment.

** Previously filed.

    (b) Financial Statement Schedules

    Report of Independent Public Accountants

    Schedule II -- Reserves for the Period from Inception (February 26,
    1997) through December 31, 1997

    Schedule II -- Reserves for the Year ended December 31, 1998

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement No. 333-75171 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Burlington, State of Vermont, on April 26, 1999.

                                          GREENMOUNTAIN.COM COMPANY


                                          By: /s/ M. David White
                                             ----------------------------------
                                             M. David White
                                             Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement No. 333-75171 has been signed below by the following persons in the capacities indicated on April 26, 1999:

                 Signature                  Title
                 ---------                  -----

/s/ M. David White                          Chief Executive Officer
___________________________________________ (Principal Executive Officer)
M. David White

           *                                Controller
__________________________________________  (Principal Financial Officer)
K. Scott Canon

           *                                Controller
___________________________________________ (Principal Financial Officer)
Michael Bursell

           *                                Director
___________________________________________
Sam Wyly

           *                                Director
___________________________________________
Dennis M. Crumpler

           *                                Director
___________________________________________
Evan A. Wyly

           *                                Director
___________________________________________
H. Lee S. Hobson

           *                                Director
___________________________________________
Lisa Wyly


   * The undersigned, by signing his or her name hereto, does sign and execute this Amendment No. 1 to Registration Statement No. 333-75171 pursuant to the Powers of Attorney executed on behalf of the above-named officers and directors and previously filed with the Securities and Exchange Commission.

By: /s/ M. David White
-------------------------------------

M. David White,

Attorney-in-fact

   After the reorganization transaction discussed in Note 12 to GreenMountain.com Company's financial statements is effected, we expect to be in a position to render the following audit report.

/s/ Arthur Andersen LLP

Boston, Massachusetts

April 26, 1999

                    Report of Independent Public Accountants

To the Stockholders of
 GreenMountain.com Company:

   We have audited, in accordance with generally accepted auditing standards, the financial statements of GreenMountain.com Company included in this registration statement and have issued our report thereon. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the accompanying index are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                                     SCHEDULE II

                           GreenMountain.com Company

                                    Reserves
  For the Period From Inception (February 26, 1997) through December 31, 1997

                                    Balance at                      Balance at
                                    beginning                         end of
                                     of year   Additions Deductions    year
                                    ---------- --------- ---------- ----------
Reserves deducted from assets to
 which they apply:
  Reserve for uncollectible
   accounts receivable.............   $ --       $ --      $ --       $ --
                                      -----      -----     -----      -----

                                                                     SCHEDULE II

                           GreenMountain.com Company

                                    Reserves
                          Year ended December 31, 1998

                                    Balance at                      Balance at
                                    beginning                         end of
                                     of year   Additions Deductions    year
                                    ---------- --------- ---------- ----------
Reserves deducted from assets to
 which they apply:
  Reserve for uncollectible
   accounts receivable.............   $ --      $34,956    $ --      $34,956
                                      -----     -------    -----     -------

                               EXHIBIT INDEX

 Exhibit                               Description
 -------                               -----------
  1.1    Form of Underwriting Agreement*
  2.1    Form of Agreement and Plan of Merger by and between the LLC and the
         Registrant
  3.1    Certificate of Incorporation of the Registrant
  3.2    Form of Amended and Restated Certificate of Incorporation of the
         Registrant
  3.3    Bylaws of the Registrant
  3.4    Form of Amended and Restated Bylaws of the Registrant
  4.1    Specimen Certificate of the Registrant's Common Stock*
  4.2    Form of Registration Rights Agreement by and among the Registrant and the stockholders indicated therein
  4.3    Warrant to Purchase Interest in Green Mountain Energy Resources L.L.C.
         issued to Shallowbrook Securities, Ltd., dated as of August 6, 1997
  4.4    Warrant to Purchase Interest in Green Mountain Energy Resources L.L.C.
         issued to Capital Investment Group, Inc., dated as of August 6, 1997
  5.1    Opinion of Jones, Day, Reavis & Pogue*
 10.1    Second Amended and Restated Operating Agreement of the LLC, dated as of March 26, 1999
 10.2    Employee Unit Purchase Plan of the LLC, as amended
 10.3    1997 Employee Ownership Plan of the LLC
 10.4    1999 Unit Option Plan of the LLC
 10.5    Form of 1999 Stock Option Plan of the Registrant
 10.6    Employment Agreement, dated as of October 5, 1998, by and between the
         LLC and M. David White
 10.7    Employment Agreement, dated as of August 6, 1997, by and between the
         LLC and Douglas G. Hyde
 10.8    Separation Agreement and Release, dated as of October 6, 1998, by and between the LLC and Douglas G. Hyde
 10.9    Form of Employment Agreement, dated as of August 6, 1997, by and between the LLC and each of the following individuals: Kevin W.
         Hartley, Thomas C. Boucher, David B. Luther and Peter H. Zamore
 10.10   Form of Operating Management Option Agreement, dated as of August 6,
         1997, by and between the LLC and each of the following individuals:
         Douglas G. Hyde, Kevin W. Hartley, Thomas C. Boucher, David B. Luther
         and Peter H. Zamore
 10.11   Form of Supervisory Management Option Agreement, dated as of August 6,
         1997, by and between the LLC and each of the following individuals:
         Sam Wyly, Evan A. Wyly and Lisa Wyly
 10.12   Letter Agreement, dated as of February 5, 1999, by and between the LLC and Dennis M. Crumpler
 10.13   Form of Indemnification Agreement
 10.14   Agreement, dated as of December 23, 1998, among the LLC, Green
         Mountain Power Corporation, Green Mountain Resources, Inc. and Green
         Funding I, L.L.C.
 10.15   Funding Agreement, dated as of April 23, 1999, by and between Green
         Funding I, L.L.C. and the LLC
 23.1    Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)*
 23.2    Consent of Arthur Andersen LLP, independent public accountants
 24.1    Power of Attorney**
 27.1    Financial Data Schedule for the Period from Inception (February 26,
         1997) through December 31, 1997**
 27.2    Financial Data Schedule for the Year ended December 31, 1998
 27.3    Financial Data Schedule for the Three-Month Period Ended March 31,
         1998
 27.4    Financial Data Schedule for the Three-Month Period Ended March 31,
         1999
 99.1    Consent of Mark Cuban pursuant to Rule 438 under the Act**
 99.2    Consent of Richard E. Hanlon pursuant to Rule 438 under the Act**
 99.3    Consent of Reed E. Maltzman pursuant to Rule 438 under the Act**

--------

*  To be filed by amendment.

** Previously filed.